UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒    Preliminary Proxy Statement
☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to Rule 14a‑12
WRIGHT MEDICAL GROUP, INC.
(Name of Registrant as Specified in Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

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Wright Medical Group, Inc.	5677 Airline Road, Arlington, Tennessee 38002	901-867-9971	www.wmt.com
NOTICE OF
2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2013
To Our Stockholders:
The 2013 Annual Meeting of Stockholders of Wright Medical Group, Inc. will be held at the Westin Memphis Beale Street, located at 170 Lt. George W. Lee Avenue, Memphis, TN 38103, on May 14, 2013, beginning at 8 a.m. (Central Time). At the meeting, our stockholders will vote on the following items:

1.	Approval of an amendment to our certificate of incorporation increasing the maximum size of our Board of Directors to ten directors;

2.	Election of nine directors to serve on our Board of Directors for a term of one year;

3.	Subject to the approval of Proposal 1, election of a tenth director to serve on our Board of Directors for a term of one year;

4.	Approval of the Amended and Restated 2002 Employee Stock Purchase Plan;

5.	Approval of the Second Amended and Restated 2009 Equity Incentive Plan;

6.	Approval of the Amended and Restated 2010 Executive Performance Incentive Plan;

7.	An advisory vote to approve the compensation of our named executive officers; and

8.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013.

Stockholders also will transact any other business that properly comes before the meeting.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS.
Only stockholders of record at the close of business on March 15, 2013, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment thereof. A list of such stockholders will be available for inspection by any stockholder at the office of our legal counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., 165 Madison Avenue, Suite 2000, Memphis, Tennessee 38103, during ordinary business hours beginning May 4, 2013, and at the meeting on May 14, 2013.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 14, 2013. The Proxy Statement and 2012 Annual Report are available at www.wmt.com/proxy.
YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, INTERNET OR COMPLETE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

By Order of our Board of Directors,

/s/ James A. Lightman
James A. Lightman
Secretary
April [*], 2013

DIRECTOR COMPENSATION	35
Director Compensation	35
Director Stock Ownership Guidelines	36
Compensation Committee Interlocks and Insider Participation	36

PROPOSAL 1 AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
INCREASE THE MAXIMUM SIZE OF OUR BOARD OF DIRECTORS TO TEN
DIRECTORS	37
Introduction	37
Summary and Effect of Proposed Amendment	37
Text of Amendment	37
Effective Date of Amendment	37
Board of Directors' Recommendation	37

PROPOSAL 2 ELECTION OF NINE DIRECTORS	38
Director Nominees	38
Board of Directors' Recommendation	39

PROPOSAL 3 ELECTION OF TENTH DIRECTOR
Subject to the approval of Proposal 1, the Election of Tenth Director	40
Board of Directors' Recommendation	40

PROPOSAL 4 APPROVAL OF OUR AMENDED AND RESTATED 2002 EMPLOYEE
STOCK PURCHASE PLAN	41
Introduction	41
Summary of Proposed Changes	41
Summary of Amended and Restated 2002 Employee Stock Purchase Plan	41
Federal Income Tax Consequences	43
New Plan Benefits	44
Board of Directors' Recommendation	44

PROPOSAL 5 APPROVAL OF OUR SECOND AMENDED AND RESTATED 2009
EQUITY INCENTIVE PLAN	45
Introduction	45
Summary of Proposed Changes	45
Summary of Second Amended and Restated 2009 Equity Incentive Plan	46
Types of Equity Based Awards	47
Federal Income Tax Consequences	49
Common Stock Price	50
Award Grants	50
Board of Directors' Recommendation	51

PROPOSAL 6 APPROVAL OF OUR AMENDED AND RESTATED 2010 EXECUTIVE
PERFORMANCE INCENTIVE PLAN	52
Introduction	52

ii

Summary of Proposed Changes	52
Summary of Amended and Restated 2010 Executive Performance Incentive Plan	53
Federal Income Tax Consequences	55
Common Stock Price	55
Award Payments	55
Board of Directors' Recommendation	56

PROPOSAL 7 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS	57

PROPOSAL 8 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	58
General	58
Board of Directors' Recommendation	58
Audit and Non-Audit Services	58
Other Independence Measures	59

EXECUTIVE OFFICERS	60
Executive Officers and Other Officers	60
Code of Business Conduct	63

OTHER MATTERS	64

ADDITIONAL INFORMATION	64
Solicitation of Proxies	64
Mailing Address of Principal Executive Office	64
Stockholder Proposals for Inclusion in Proxy Statement for 2014 Annual Meeting of Stockholders	64
Other Stockholder Proposals for Presentation at 2014 Annual Meeting of Stockholders	64

iii

Wright Medical Group, Inc.	5677 Airline Road, Arlington, Tennessee 38002	901-867-9971	www.wmt.com
PROXY STATEMENT
FOR
2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2013

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by Wright Medical Group, Inc., on behalf of our Board of Directors, for use at the 2013 Annual Meeting of Stockholders and any postponement or adjournment thereof. The meeting will be held at the Westin Memphis Beale Street, located at 170 Lt. George W. Lee Avenue, Memphis, TN 38103, on May 14, 2013, beginning at 8 a.m. (Central Time).
At the meeting, our stockholders will vote on the following items: (1) the approval of an amendment to our certificate of incorporation increasing the maximum size of our Board of Directors to ten directors; (2) the election of nine directors to serve on our Board of Directors for a term of one year; (3) the election of a tenth director to serve on our Board of Directors for a term of one year, provided, that Proposal 1 above is approved by our stockholders; (4) approval of the Amended and Restated 2002 Employee Stock Purchase Plan; (5) approval of the Second Amended and Restated 2009 Equity Incentive Plan; (6) approval of the Amended and Restated 2010 Executive Performance Incentive Plan; (7) an advisory vote to approve the compensation of our named executive officers; and (8) the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013. The proposals are set forth in the accompanying Notice of 2013 Annual Meeting of Stockholders and are described in more detail in this Proxy Statement. Stockholders also will transact any other business, not known or determined at the time of this proxy solicitation, that properly comes before the meeting, although our Board of Directors knows of no such other business to be presented.
When you submit your proxy, by either voting by telephone, internet or executing and returning the enclosed proxy card, you will authorize the proxy holders - Robert J. Palmisano, our President and Chief Executive Officer; Lance A. Berry, our Senior Vice President and Chief Financial Officer; James A. Lightman, our Senior Vice President, General Counsel, and Secretary; and Thomas L. McAllister, our Vice President, Assistant General Counsel and Assistant Secretary - to represent you and vote your shares of our common stock on these proposals at the meeting in accordance with your instructions. These persons also will have discretionary authority to vote your shares on any other business that properly comes before the meeting. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponement or adjournment of the meeting.
Our 2012 Annual Report, which includes our audited consolidated financial statements, accompanies this Proxy Statement. Although the 2012 Annual Report is being distributed with this Proxy Statement, it does not constitute a part of the proxy solicitation materials and is not incorporated herein by reference. This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about April [*], 2013.
WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012, TO OUR STOCKHOLDERS UPON REQUEST. ALL STOCKHOLDER REQUESTS SHOULD BE SENT TO THE CORPORATE SECRETARY, WRIGHT MEDICAL GROUP, INC., 5677 AIRLINE ROAD, ARLINGTON, TENNESSEE 38002.
YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, INTERNET OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

INFORMATION ABOUT THE MEETING
Why am I receiving these materials?
Our Board of Directors has made these materials available to you on the internet, or, upon your request, will deliver printed proxy materials to you, in connection with the solicitation of proxies for use at our 2013 Annual Meeting of Stockholders, which will be held at the Westin Memphis Beale Street, located at 170 Lt. George W. Lee Avenue, Memphis, TN 38103, on May 14, 2013, beginning at 8 a.m. (Central Time). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (SEC), we may furnish proxy materials, including this Proxy Statement and our 2012 Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (Notice), which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet.
How do I get electronic access to the proxy materials?
The Notice will instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
What is the purpose of the meeting?
At the meeting, our stockholders will vote on the following items:

1.	Approval of an amendment to our certificate of incorporation increasing the maximum size of our Board of Directors to ten directors;

2.	Election of nine directors to serve on our Board of Directors for a term of one year;

3.	Subject to approval of Proposal 1, election of a tenth director to serve on our Board of Directors for a term of one year;

4.	Approval of the Amended and Restated 2002 Employee Stock Purchase Plan;

5.	Approval of the Second Amended and Restated 2009 Equity Incentive Plan;

6.	Approval of the Amended and Restated 2010 Executive Performance Incentive Plan;

7.	An advisory vote to approve the compensation of our named executive officers; and

8.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013.
Stockholders also will transact any other business that properly comes before the meeting. In addition, our management may report on our performance during 2012 and will respond to appropriate questions from stockholders.
Who is entitled to vote?
The record date for the meeting is March 15, 2013. Only stockholders of record at the close of business on March 15, 2013, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 15, 2013, there were 46,721,450 outstanding shares of common stock.

Am I entitled to vote if my shares are held in “street name”?
If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, such entity, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, it will nevertheless be entitled to vote your shares on “discretionary” items but will not be permitted to do so on “non-discretionary” items. Proposal 1 (approval of certificate of incorporation amendment), Proposal 2 (election of nine directors), Proposal 3 (election of a tenth director), Proposal 4 (approval of the Amended and Restated 2002 Employee Stock Purchase Plan), Proposal 5 (approval of the Second Amended and Restated 2009 Equity Incentive Plan), Proposal 6 (approval of the Amended and Restated 2010 Executive Performance Incentive Plan), and Proposal 7 (advisory vote to approve the compensation of our named executive officers) are non-discretionary items for which a nominee will not have discretion to vote in the absence of voting instructions from you. However, Proposal 8 (ratification of the selection of the independent registered public accounting firm) is an item on which your nominee will be entitled to vote your shares even in the absence of instructions from you.
How many shares must be present to conduct business at the meeting?
A quorum must be present at the meeting before conducting any business. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date of March 15, 2013, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.
What happens if a quorum is not present at the meeting?
If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting.
How do I vote my shares?
If you are a registered stockholder, you may vote by telephone or internet. If you are a registered stockholder (i.e., your shares are held in your own name), you may vote by telephone or on the internet by following the instructions included on the proxy card. You do not need to return your proxy card if you vote by telephone or on the internet.
If your shares are held in “street name,” you may be eligible to provide voting instructions to your nominee by telephone or on the internet. If you are a beneficial owner of shares held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank, or other nominee), you may be eligible to provide voting instructions to your nominee by telephone or on the internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Investor Communications Solutions (Broadridge) that offers telephone and internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the internet by following the instructions set forth on the voting instruction form provided to you. You do not need to return your proxy card if you provide voting instructions to your nominee by telephone or on the internet.
You may vote by mail. If you are a registered stockholder, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.
You may vote in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares.

Can I change my vote after I submit my proxy?
Yes, you can revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by voting again by telephone or on the internet, because only your latest telephone or internet vote will be counted; (2) by properly completing, signing, dating, and returning another proxy card with a later date; (3) if you are a registered stockholder, by voting in person at the meeting; (4) if you are a registered stockholder, by giving written notice of such revocation to our Corporate Secretary prior to or at the meeting; or (5) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank, or other nominee that holds your shares. Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to our Corporate Secretary before the polls are closed.
Who will count the votes?
Broadridge will tabulate and certify the stockholder votes submitted by proxy. A representative of Broadridge will serve as the inspector of election at the meeting.
How does our Board of Directors recommend that I vote on the proposals?
Our Board of Directors recommends that you vote:

1.	“FOR” the approval of an amendment to our certificate of amendment increasing the maximum size of our Board of Directors to ten directors;

2.	“FOR” the election of nine directors to serve on our Board of Directors for a term of one year;

3.	“FOR” subject to the approval of Proposal 1, the election of a tenth director to serve on our Board of Directors for a term of one year;

4.	“FOR” the approval of the Amended and Restated 2002 Employee Stock Purchase Plan;

5.	“FOR” the approval of the Second Amended and Restated 2009 Equity Incentive Plan;

6.	“FOR” the approval of the Amended and Restated 2010 Executive Performance Incentive Plan;

7.	“FOR” the approval of the compensation of our named executive officers; and

8.	“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013.

What happens if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors, which are stated in the previous answer.
Will any other business be conducted at the meeting?
As of the date hereof, our Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.
How many votes are required for action to be taken on each proposal?
Approval of Proposal 1 above (approval of certificate of incorporation amendment) requires the affirmative vote of two-thirds of the shares issued, outstanding and entitled to vote on the subject matter thereof.
For Proposal 2 (election of nine directors), director nominees will be elected to serve on our Board of Directors for a term of one year if they receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. This means that the nine director nominees receiving the most votes will be elected at the meeting. If you vote to “Withhold Authority” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.
For Proposal 3 above (election of a tenth director), subject to the approval of Proposal 1 by our stockholders, the tenth director nominee, Douglas G. Watson, will be elected to serve on our Board of Directors for a term of one year if the director nominee receives a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.
Approval of Proposal 4 (approval of the Amended and Restated 2002 Employee Stock Purchase Plan), Proposal 5 (approval of the Second Amended and Restated 2009 Equity Incentive Plan), Proposal 6 (approval of the Amended and Restated 2010 Executive Performance Incentive Plan), Proposal 7 (advisory vote to approve the compensation of our named executive officers) and Proposal 8 (ratification of selection of independent registered public accounting firm) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter thereof.
How will abstentions be treated?
You do not have the option of abstaining from voting on Proposal 2 (election of nine directors) and Proposal 3 (election of a tenth director), but you may abstain from voting on Proposal 1 (approval of certificate of incorporation amendment), Proposal 4 (approval of the Amended and Restated 2002 Employee Stock Purchase Plan), Proposal 5 (approval of the Second Amended and 2009 Restated Equity Incentive Plan), Proposal 6 (approval of the Amended and Restated 2010 Executive Performance Incentive Plan), Proposal 7 (advisory vote to approve the compensation of our named executive officers) and Proposal 8 (ratification of the selection of the independent registered public accounting firm). With respect to Proposal 2 and Proposal 3, because the directors are elected by a plurality vote, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option on the proposal. In the case of an abstention on Proposal 1, Proposal 4, Proposal 5, Proposal 6, Proposal 7 or Proposal 8, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. Because your shares would be voted but not in favor of Proposal 1, Proposal 4, Proposal 5, Proposal 6, Proposal 7 or Proposal 8, your abstention would have the same effect as a negative vote in determining the outcome of the vote on the proposal.
How will broker non-votes be treated?
A “broker non-vote” occurs when a brokerage firm, bank, or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner, because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposal 1 (approval of certificate of incorporation amendment), Proposal 2 (election of nine directors), Proposal 3 (election of a tenth director), Proposal 4 (approval of the Amended and Restated 2002 Employee Stock Purchase Plan), Proposal 5 (approval of the Second Amended and Restated 2009 Equity Incentive Plan), Proposal 6 (approval of the Amended and Restated 2010 Executive Performance Incentive Plan), and Proposal 7 (advisory vote to approve the compensation of our named executive officers) are non-discretionary items for which a nominee will not have discretion to vote in the absence of voting instructions from the beneficial owner. Proposal 8 (ratification of the selection of the independent registered public accounting firm), on the other hand, is a discretionary item for which a nominee will have discretion to vote even without voting instructions from the beneficial owner. Accordingly, it is possible for there to be broker non-votes with respect to Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6, and Proposal 7, but there will not be broker non-votes with regard to Proposal 8. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on Proposal 2 or Proposal 3.

STOCK OWNERSHIP
Directors, Executive Officers, and Other Stockholders
The following table provides information about the beneficial ownership of our common stock as of February 28, 2013, by each of our directors, each of our named executive officers, all of our directors and named executive officers as a group, and each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1, 2, 3)	Percentage of Shares Outstanding(4)
Directors and Named Executive Officers:
Robert J. Palmisano	261,043	*
Lance A. Berry	197,875	*
Daniel Garen	18,974	*
Pascal E.R. Girin	0	*
William L. Griffin, Jr.	187,436	*
Gary D. Blackford	63,526	*
Martin J. Emerson	79,606	*
Lawrence W. Hamilton	67,106	*
Ronald K. Labrum	15,718	*
John L. Miclot	67,106	*
Amy S. Paul	53,526	*
Robert J. Quillinan	67,106	*
David D. Stevens	128,619	*
Douglas G. Watson	34,838	*
All directors and executive officers as a group (14 persons)	1,242,479	3.07%

Other Stockholders:
OEPW, LLC(5)	5,894,749	14.85%
320 Park Avenue, 18th Floor New York, New York 10022
T. Rowe Price Associates, Inc.(6)	4,389,856	11.06%
100 E. Pratt Street Baltimore, Maryland 21202
BlackRock, Inc.(7)	3,331,454	8.39%
40 East 52nd Street New York, New York 10022
HealthCor Management, L.P.(8)	2,675,000	6.74%
Carnegie Hall Tower 152 West 57th Street, 43rd Floor New York, New York 10019
Fisher Investments, Inc. (9)	2,484,437	6.26%
13100 Skyline Boulevard Woodside, California 94062-4527
Invesco Ltd. (10)	2,171,943	5.47%
1555 Peachtree Street NE Atlanta, Georgia 30309
The Vanguard Group (11)	2,143,555	5.40%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Bridger Management, LLC (12)	2,124,983	5.35%
90 Park Avenue, 40th Floor New York, New York 10016
_____________

*	Less than 1% of the outstanding shares of common stock.

(1)
A person’s beneficial ownership of common stock is determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (SEC). Except as indicated elsewhere in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting power and sole investment power with respect to the shares of common stock that they beneficially own. Fractional shares have been rounded to the nearest whole share.

(2)
The shares of common stock shown in the table include the following numbers of shares that the indicated persons have the right to acquire as of February 28, 2013, or within sixty days thereafter (i.e., April 30, 2012), upon the exercise of options granted by us or in connection with our acquisition of BioMimetic Therapeutics, Inc.: Mr. Palmisano - 205,328 shares; Mr. Berry - 136,378 shares; Mr. Garen - 13,023 shares; Mr. Griffin - 118,001 shares; Mr. Blackford - 15,000 shares; Mr. Emerson - 57,500 shares; Mr. Hamilton - 45,000 shares; Mr. Labrum - 3,750 shares; Mr. Miclot - 45,000 shares; Ms. Paul - 30,000; Mr. Quillinan - 45,000; Mr. Stevens - 72,500; Mr. Watson - 34,838; and all directors and executive officers as a group - 821,318 shares.

(3)
The shares of common stock shown in the table include the following numbers of shares of restricted stock for which the indicated persons have sole voting power, but not sole investment power: Mr. Palmisano - 55,715 shares; Mr. Berry - 31,909 shares; Mr. Garen - 5,951 shares; Mr. Griffin - 35,022 shares; Mr. Blackford - 3,904 shares; Mr. Emerson - 3,904 shares; Mr. Hamilton - 3,904 shares; Mr. Labrum - 9,952 shares; Mr. Miclot - 3,904 shares; Ms. Paul - 3,904 shares; Mr. Quillinan - 3,904 shares; Mr. Stevens - 3,904 shares; and all directors and executive officers as a group - 165,877 shares.

(4)
The percentage of outstanding shares of common stock beneficially owned by each person is calculated based on the 39,705,586 outstanding shares of common stock as of February 28, 2013, plus the shares of common stock that such person has the right to acquire as of such date or within sixty days thereafter (i.e., April 30, 2013) upon the exercise of options granted by us or in connection with our acquisition of BioMimetic Therapeutics, Inc.

(5)
Pursuant to an amendment to Schedule 13G jointly filed by OEPW, LLC, One Equity Partners IV, L.P., OEP General Partner IV, L.P. and OEP Parent LLC (“OEP Entities”) with the SEC on February 14, 2013, OEPW, LLC is the record and beneficial owner of 5,894,749 shares of common stock. The managing member of OEPW, LLC is One Equity Partners IV, L.P. The sole general partner of One Equity Partners IV, L.P. is OEP General Partner IV, L.P. The sole general partner of OEP General Partner IV, L.P. is OEP Parent LLC. The sole member of OEP Parent LLC is OEP Holding Corporation. The sole stockholder of OEP Holding Corporation is JP Morgan Capital Corporation. The sole stockholder of JPMorgan Capital Corporation is Banc One Financial LLC, and the sole member of Banc One Financial LLC is JPMorgan Chase & Co. The OEP Entities have the shared power to vote or to direct the vote and the shared power to dispose or to direct the disposition of 5,894,749 shares of common stock.

(6)
Pursuant to an amendment to Schedule 13G jointly filed by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Mid-Cap Value Fund, Inc. with the SEC on February 7, 2013, Price Associates, in its capacity as investment advisor, beneficially owns 4,389,856 shares of common stock. Price Associates has the sole power to vote or to direct the vote of 600,856 shares of common stock and the sole power to dispose or to direct the disposition of 4,389,856 shares of common stock. In addition, T. Rowe Mid-Cap Value Fund, Inc., a registered investment company sponsored by Price Associates, beneficially owns 2,038,600 shares of common stock. T. Rowe Mid-Cap Value Fund, Inc. has the sole power to vote or to direct the vote of 2,038,600 shares of common stock. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Except as indicated above with respect to T. Rowe Mid-Cap Value Fund, Inc., not more than 5% of the shares of common stock is owned by any one of the registered investment companies sponsored by Price Associates which it also serves as investment advisor (“T. Rowe Price Funds”). With respect to securities owned by any one of the T. Rowe Price Funds, only State Street Bank and Trust Company, as custodian for each of the T. Rowe Price Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid. For purposes of reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)
Pursuant to an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on February 1, 2013, BlackRock, Inc. and its subsidiaries beneficially own 3,331,454 shares of common stock. BlackRock, Inc. has the sole power to vote or to direct the vote and to dispose or direct the disposition of 3,331,454 shares of common stock.

(8)
Pursuant to an amendment to Schedule 13G jointly filed by HealthCor Management, L.P. and related entities with the SEC on February 14, 2013, HealthCor Offshore Master Fund, L.P., HealthCor Hybrid Offshore Master Fund, L.P. and HealthCor Long Offshore Master Fund, L.P. (each a “Fund” and together, the “Funds”) are collectively the beneficial owners of 2,675,000 shares of common stock. The Funds collectively have the shared power to vote or to direct the vote and the shared power to dispose or direct the disposition of such shares of common stock. HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Long Master GP, LLC is the general partner of HealthCor Long Offshore Master Fund, L.P. Accordingly, HealthCor Long Master GP, LLC may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Long Master GP, LLC and, therefore, may be deemed to beneficially own the shares of common stock that are beneficially owned by HealthCor Long Offshore Master Fund, L.P. By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of common stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of common stock that are beneficially owned by the Funds. As the managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to such shares of common stock, and, therefore, each may be deemed a beneficial owner of such common stock.

(9)
Pursuant to a Schedule 13G filed by Fisher Investments, Inc. with the SEC on February 6, 2013, Fisher Investments, Inc. beneficially owns 2,484,437 shares of common stock. Fisher Investments, Inc. has the sole power to vote or to direct the vote of 1,088,455 shares of common stock and the sole power to dispose or direct the disposition of 2,484,437 shares of common stock.

(10)
Pursuant to a Schedule 13G filed by Invesco, Ltd. with the SEC on February 13, 2013, Invesco, Ltd. and its subsidiaries beneficially own 2,171,943 shares of common stock. Invesco, Ltd. has the sole power to vote or to direct the vote of 1,927,959 shares of common stock and the sole power to dispose or direct the disposition of 2,171,943 shares of common stock.

(11)
Pursuant to a Schedule 13G filed by The Vanguard Group, Inc. (“The Vanguard Group”) with the SEC on February 12, 2013, The Vanguard Group beneficially owns 2,143,555 shares of common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 59,677 shares of the common stock as a result of its serving as the investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 1,800 shares of the common stock as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group has the sole power to vote or to direct the vote of 61,477 shares of common stock, the sole power to dispose or direct the disposition of 2,083,878 shares of common stock, and the shared power to dispose or to direct the disposition of 59,677 shares of common stock.

(12)
Pursuant to an amendment to Schedule 13G jointly filed by Bridger Management, LLC and related entities and individuals with the SEC on February 14, 2013, Bridger Management, LLC beneficially owns 2,124,983 shares of common stock. The shares of common stock are held of record by Swiftcurrent Partners, L.P. and Swiftcurrent Offshore Ltd. (“Swiftcurrent Entities”). Bridger Management, LLC is the investment adviser to the Swiftcurrent Entities, and, as such, may be deemed to share beneficial ownership of such shares of common stock. Roberto Mignone is the managing member of Bridger Management, LLC and Bridger Capital LLC. Bridger Capital LLC is the general partner of Swiftcurrent Partners, L.P.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of our registered equity securities (the reporting persons) file with the SEC initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. The reporting persons are required to furnish copies of all such Section 16(a) reports to us. Based solely on our review of the copies of such Section 16(a) reports and written representations from certain reporting persons furnished to us, we believe that the reporting persons complied with all applicable Section 16(a) filing requirements during 2012.

BOARD OF DIRECTORS
General
Our Board of Directors currently consists of nine directors. Our directors are David D. Stevens (chairman), Gary D. Blackford, Martin J. Emerson, Lawrence W. Hamilton, Ronald K. Labrum, John L. Miclot, Robert J. Palmisano, Amy S. Paul, and Robert J. Quillinan. The directors are elected at each annual meeting of stockholders and serve for a term of one year until the next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their prior death, resignation, retirement, disqualification, or removal from office. All of our directors were elected at the 2012 Annual Meeting of stockholders.
Director Independence
It is the policy of our Board of Directors that a majority of the directors be independent as defined by the listing standards of the NASDAQ Stock Market (Nasdaq). Our Board of Directors has determined that eight of nine directors - Gary D. Blackford, Martin J. Emerson, Lawrence W. Hamilton, Ronald K. Labrum, John L. Miclot, Amy S. Paul, Robert J. Quillinan, and David D. Stevens - are independent as defined in Nasdaq's listing standards. In addition, Douglas G. Watson, if elected to our Board of Directors, would be independent as defined in Nasdaq's listing standards.
Board Leadership Structure
Our Board of Directors has chosen to separate the Chief Executive Officer and Board Chairman positions. Our Board of Directors is currently led by an independent Chairman, David D. Stevens. Mr. Palmisano, our Chief Executive Officer, is the only member of our Board of Directors who is not an independent director as defined in the listing standards of Nasdaq. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to our Board of Directors and strengthens our Board of Directors' independence from management. In addition, separating these roles allows Mr. Palmisano to focus his efforts on managing the business, while our Board of Directors benefits from Mr. Palmisano's experience, expertise, and judgment.
Risk Oversight
Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy, the most significant risks to us, and ensures that appropriate risk mitigation strategies are implemented by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.
Under our Audit Committee's charter, our Audit Committee discusses with management and the independent auditor our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines.
Our management is responsible for day-to-day risk management. Our finance and accounting, legal, and compliance areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of our risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance, and reporting levels.
The other committees of our Board of Directors also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing us.

Meetings Attended by Directors
Our Board of Directors holds meetings on a quarterly basis and on other occasions as necessary or appropriate. Our Board of Directors met 11 times in 2012. Our Board of Directors has three standing committees - the Audit Committee, the Compensation Committee, and the Nominating, Compliance and Governance Committee. The Audit Committee, the Compensation Committee, and the Nominating, Compliance and Governance Committee met 7, 8 and 5 times, respectively, in 2012. Each director attended at least 81% of the total number of meetings of our Board of Directors and its committees on which he or she served in 2012.
Our independent directors have regularly scheduled meetings at which only they are present. Our independent directors met 5 times in 2012. Pursuant to our Corporate Governance Principles, the chairman of the Nominating, Compliance and Governance Committee or another independent director selected by a majority of the independent directors presides at these meetings.
Our directors are encouraged to attend our annual meeting of stockholders absent exceptional cause. With the exception of Messrs. Blackford, Emerson and Labrum, each director attended the 2012 Annual Meeting.
Board of Directors Committees
Our Board of Directors delegates certain of its functions to its standing Audit Committee, Compensation Committee, and Nominating, Compliance and Governance Committee. Information regarding the responsibilities of these committees and their members is provided below.
Audit Committee. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In this role, the Audit Committee monitors and oversees the integrity of our financial statements and related disclosures, the qualifications, independence, and performance of our independent auditor, the performance of our internal auditing function, and our compliance with applicable legal requirements and our business conduct policies. The Audit Committee has a written charter, which was revised by our Board of Directors on May 11, 2011. A copy of the charter is posted on our website at http://www.wmt.com/corporate/corporate-governance. The information on our website, however, is not a part of this Proxy Statement. The Audit Committee is composed of three directors who are appointed by our Board of Directors upon the recommendation of the Nominating, Compliance and Governance Committee. The members of the Audit Committee are Robert J. Quillinan (chairman), Gary D. Blackford, and Martin J. Emerson, all of whom are independent as defined in Nasdaq's listing standards and meet the independence criteria set forth in the SEC's rules. Our Board of Directors has determined that each member of the Audit Committee is an audit committee financial expert as defined in the SEC's regulations. The report of the Audit Committee appears on page 13 of this Proxy Statement.
Compensation Committee. The Compensation Committee oversees our compensation and benefit programs, including director compensation, executive compensation, equity compensation, incentive compensation, selection and retention of key management, and succession planning. The Compensation Committee has a written charter, which was revised by our Board of Directors on February 13, 2013. A copy of the charter is posted on our website at http://www.wmt.com/corporate/corporate-governance. The information on our website, however, is not a part of this Proxy Statement. The Compensation Committee is composed of three directors who are appointed by our Board of Directors upon the recommendation of the Nominating, Compliance and Governance Committee. The members of the Compensation Committee are Lawrence W. Hamilton (chairman), Martin J. Emerson, and Ronald K. Labrum, all of whom are independent as defined in Nasdaq's listing standards and meet the independence criteria set forth in the SEC's rules. The report of the Compensation Committee appears beginning on page 14 of this Proxy Statement.
Nominating, Compliance and Governance Committee. The Nominating, Compliance and Governance Committee oversees our corporate compliance and governance processes. In this role, the Nominating, Compliance and Governance Committee identifies and recommends individuals qualified to become members of our Board of Directors, makes recommendations regarding the establishment and membership of the committees of our Board of Directors, develops and reviews corporate governance principles applicable to us, and leads the annual review of the performance of our Board of Directors and its committees. The Nominating, Compliance and Governance Committee also oversees our corporate compliance function. Our Chief Compliance Officer reports directly to the Committee, which receives regular reports from the Chief Compliance Officer. The Nominating Compliance and Governance Committee evaluates the performance of the Chief Compliance Officer. The Nominating, Compliance and Governance Committee has a written charter, which was revised by our Board of Directors on May 9, 2012. A copy of the charter is posted on our website at http://www.wmt.com/corporate/corporate-governance. The information on our website, however, is not a part of this Proxy Statement. The Nominating, Compliance and

Governance Committee is composed of four directors who are appointed by our Board of Directors. The members of the Nominating, Compliance and Governance Committee are John L. Miclot (chairman), Amy S. Paul, Gary D. Blackford, and David D. Stevens, each of whom is independent as defined in Nasdaq's listing standards and meet the independence criteria set forth in the SEC's rules.
Director Nominations
Our Board of Directors will consider all potential candidates for nomination by our Board of Directors for election as directors at subsequent elections who are recommended by our stockholders, directors, officers, and employees. All director recommendations must be made in accordance with the provisions of Article II, Section 5 of our bylaws, which set forth requirements concerning the information about the candidate to be provided and the timing for the submission of the recommendations. All director recommendations should be sent to the Nominating, Compliance and Governance Committee, c/o Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. The Nominating, Compliance and Governance Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Nominating, Compliance and Governance Committee's review typically will be based on the written materials provided with respect to a potential director candidate. The Nominating, Compliance and Governance Committee will evaluate and determine whether a potential candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.
Our Board of Directors and the Nominating, Compliance and Governance Committee believe that our Board of Directors, as a whole, should possess a diverse combination of perspectives, expertise, and experience necessary to oversee our current and future needs. Our Board of Directors has adopted the following series of minimum qualifications and specific qualities and skills for our directors, which will serve as the basis upon which potential director candidates are evaluated by the Nominating, Compliance and Governance Committee:

•	Directors should possess the highest personal and professional ethics, integrity, and values.

•	Directors should have an inquisitive and objective perspective, practical wisdom, and mature judgment.

•	Directors should have expertise and experience at policy-making levels in areas that are relevant to our business.

•	Directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of our business.

•	Directors should be committed to representing the long-term interests of our stockholders.

•
Directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on our Board of Directors for an extended period of time.

•	Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

•
Directors, who also serve as the chief executive officer, chief operating officer, or chief financial officer of another public company should not serve on more than two boards of public companies in addition to our Board of Directors, and other directors should not serve on more than four boards of public companies in addition to our Board of Directors.

In making our determinations regarding director nominees, our Board of Directors will consider whether a potential candidate has previously served as our director. Our Board of Directors does not believe, however, that directors should expect to be automatically renominated on an annual basis. Instead, the annual self-assessment of the performance of our Board of Directors and its committees is an important determinant of director tenure.
Each current director and candidate for reelection in Proposal 2 (election of nine directors) and the nominee for election in Proposal 3 (election of a tenth director) brings a strong and unique set of experience, qualifications, attributes and skills in a wide variety of areas, including board service, executive management, sales, marketing and international business. Set forth below are the specific experience, qualifications, attributes and skills of the nominees for reelection to our Board of Directors that led to the conclusion that the nominee should serve as a member of our Board of Directors.

David D. Stevens has served on our Board of Directors since 2004, longer than any of the other director nominees. With this experience, he brings valuable insight into our business and its development since 2004. In addition, Mr. Stevens has extensive experience serving as a chief executive officer and as a director in public companies, which we believe makes him well suited to lead our Board of Directors as our Board of Directors' chairman.
Gary D. Blackford has served as a chief executive officer of a wound-management company and as a director with other public companies in the healthcare industry. We believe his experience provides valuable insight into the market for our biologics products, and his extensive experience leading healthcare companies contributes to the effectiveness of our Board of Directors.
Martin J. Emerson serves and has served as a director and chief executive officer of several medical device companies, which we believe allows him to contribute awareness of our industry. Mr. Emerson also has management experience with international operations of medical device and other companies, which allows him to provide guidance on our international operations.
Lawrence W. Hamilton has significant management experience in human resources. We believe that Mr. Hamilton's experience in managing employees and establishing compensation policies and guidelines provides us with a valuable resource for our compensation and human resources functions.
Ronald K. Labrum has served as a chief executive officer of several medical product companies. We believe Mr. Labrum's experience in leading medical product companies and in supply chain services provides us a valuable strategic leadership resource and guidance in distribution operations.
John L. Miclot has served as a chief executive officer of several medical device companies and Mr. Miclot's deep knowledge of medical device companies provides us with insight into our business and markets.
Robert J. Palmisano has served as a chief executive officer of several publicly traded medical device companies. During the past five years, Mr. Palmisano has served on the Board of Directors of ev3, Inc., Osteotech, Inc. and Advance Medical Optics, Inc., all publicly-held companies. Mr. Palmisano's qualifications to serve on our Board of Directors include his experience serving on other public companies' boards of directors and his extensive business knowledge working with other public companies in the medical device industry. As our Chief Executive Officer, we believe that Mr. Palmisano's perspective into our business is an invaluable resource for our Board of Directors.
Amy S. Paul has over three decades of experience in the medical device industry, having served in executive roles in marketing and sales functions. We believe that Ms. Paul's executive experience in sales and marketing in the medical device industry provides us with leadership in our most critical functions.
Robert J. Quillinan brings over 30 years of experience in accounting, audit, and related functions. Mr. Quillinan's experience preparing financial statements and SEC reports gives our Board of Directors and our Audit Committee, for which he is chairman, expertise in financial reporting, including the establishment and review of internal controls over financial reporting.
Douglas G. Watson has served as the chief executive officer of a life science company and a director of several private and public companies. In addition, Mr. Watson and his accounting background provide our Board of Directors with additional financial expertise. Further, as a past director of BioMimetic Therapeutics, Inc., Mr. Watson brings to our Board of Directors an institutional knowledge of BioMimetic's products and operations as they are integrated into our own.
Corporate Governance Principles
Our Board of Directors has adopted Corporate Governance Principles to guide our Board of Directors in carrying out its governance duties along with the provisions of our Certificate of Incorporation, By-laws, and all applicable rules, regulations, and laws. The Corporate Governance Principles, which were revised by our Board of Directors on May 9, 2012, are posted on our website at http://www.wmt.com/corporate/corporate-governance. The information on our website, however, is not a part of this Proxy Statement. In addition to other matters, our Corporate Governance Principles require that any director up for election at our annual meeting of stockholders, who fails to receive at least a majority of the votes cast for election, shall offer to resign from our Board of Directors. The Nominating, Compliance and Governance Committee then makes a recommendation to our Board of Directors whether to accept, reject, or take other action regarding the offered resignation. Our Board of Directors must review the recommendation of the Nominating, Compliance and Governance Committee and act promptly to accept, reject, or take other action it deems appropriate under the circumstances. The affected director does not take part in the deliberations or actions of the Nominating, Compliance and Governance Committee or our Board of Directors in this matter. If our Board of Directors chooses not to accept the resignation of the director, then the director will continue to serve until his or her successor is duly elected, or until the director resigns, is removed, or dies. If our Board of Directors accepts the resignation, then our Board of Directors will fill the resulting vacancy pursuant to our Certificate of Incorporation and By-laws, and all applicable rules, regulations, and laws.
Policies and Procedures for Monitoring, Reviewing, Approving, or Ratifying Transactions with Related Persons
Our Board of Directors has adopted a written Related Persons Transactions Policy (the Policy) for monitoring, reviewing, approving, and ratifying transactions with related persons. The Policy applies to all financial transactions, arrangements, or relationships or any series of similar transactions, arrangements, or relationships in which we were, are, or will be a participant and in which a related person had or will have a direct or indirect material interest.
Transactions that are subject to the Policy must be approved by the Audit Committee. The Audit Committee is authorized to approve those transactions with related persons that are in, or are not inconsistent with, our best interests and our stockholders' best interests and that are consistent with our Code of Business Conduct. The Audit Committee chairman, acting alone, may approve those transactions with related persons that meet the foregoing criteria and that are valued at $25,000 or less. All approvals made by the Audit Committee chairman are required to be reported to the entire Audit Committee at the next available opportunity.
The Audit Committee or its chairman will consider all relevant factors, including as applicable, (i) the benefits of the transaction to us, (ii) whether the transaction is material to us, (iii) the effect, if any, of the transaction on a director's independence in the event the related person is a director or an immediate family member or affiliate of a director, (iv) the availability of other sources for comparable products or services, (v) the terms of the transaction and whether they are fair and reasonable to us, (vi) the terms available to or from unrelated third parties or to employees generally, (vii) the role of the related person in arranging the transaction, (viii) the interests of the related person, and (ix) whether the potential transaction with a related person is consistent with our Code of Business Conduct. The Audit Committee will annually review and consider any previously approved or ratified transaction with a related person that remains ongoing to determine whether the transaction requires additional or continuing approval and if conditions should be imposed with respect to the transaction.
We are not currently and have not been engaged in any transactions with related persons since January 1, 2012.
Stockholder Communications
Stockholders may communicate with our Board of Directors or any individual director regarding any matter relating to us that is within the responsibilities of our Board of Directors. Stockholders, when acting solely in such capacity, should send their communications to our Board of Directors or an individual director c/o Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. The Corporate Secretary will discuss with the Chairman of our Board of Directors or the individual director whether the subject matter of a stockholder communication is within the responsibilities of our Board of Directors. The Corporate Secretary will forward a stockholder communication to the Chairman of our Board of Directors or the individual director if such person determines that the communication meets this standard.
Audit Committee Report
Management is responsible for our accounting and financial reporting processes, including our internal control over financial reporting, and for preparing our consolidated financial statements. KPMG LLP (KPMG), our independent registered public accounting firm, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee of our Board of Directors is to oversee our accounting and financial reporting processes and the audits of our consolidated financial statements.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and KPMG our audited consolidated financial statements as of and for the year ended December 31, 2012. The Audit Committee discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.
Based on the review and discussions referred to in the paragraph above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012.
* * *
The foregoing report is provided by the members of the Audit Committee of our Board of Directors.

Robert J. Quillinan (chairman)
Gary D. Blackford
Martin J. Emerson

Compensation Committee Report
The Compensation Committee of our Board of Directors has the primary authority for determining our compensation philosophy and establishing compensation for our executive officers. The Compensation Committee sets performance goals and objectives for the President and Chief Executive Officer (CEO) and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer compensation, the Compensation Committee considers recommendations from our CEO with respect to goals and compensation of the other executive officers and assesses the information that it receives. The Compensation Committee recommends the compensation of the CEO for approval by the independent directors of our Board of Directors. The Compensation Committee also periodically reviews director compensation. From time to time we may engage consultants with specific expertise related to executive officer or director compensation and benefits. All decisions with respect to executive officer and director compensation are approved by the Compensation Committee.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2012 with management. Based upon such review and discussion, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the following Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting of Stockholders to be held on May 14, 2013 to be filed with the SEC.
* * *
The foregoing report is provided by the members of the Compensation Committee of our Board of Directors.

Lawrence W. Hamilton (chairman)
Martin J. Emerson
Ronald K. Labrum

Compensation Discussion and Analysis
In the following Compensation Discussion and Analysis, we describe the material elements of compensation awarded to our CEO, our chief financial officer, and our three other most highly compensated executive officers who were serving in such capacities on December 31, 2012 (collectively, our named executive officers). We focus primarily on the 2012 information contained in the tables and related footnotes and narrative under the heading “Executive Compensation” below, but also describe compensation actions taken during other periods to the extent it enhances the understanding of our executive compensation disclosure for 2012. In this discussion, we refer to each “named executive officer” identified in the tables as an “executive officer.”
Our executive compensation programs have remained substantially the same for several years. We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy. In determining executive compensation for 2012, the Compensation Committee considered the overwhelming stockholder support that the “Say-on-Pay” proposal received at our May 9, 2012 Annual meeting of stockholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future.
Significant Factors Impacting Executive Compensation. When considering our executive compensation, it should be noted that we experienced significant business challenges over the course of 2011. These challenges included the extension of our Deferred Prosecution Agreement (DPA) for an additional 12 month period, significant customer losses in our OrthoRecon business, deteriorating financial performance and a depressed stock price. In addition, we experienced extensive senior management turnover, which included the departures of our Chief Executive Officer, Chief Technology Officer, Chief Compliance Officer and General Counsel. Collectively, these departures represented approximately 50% of our senior management team.
Our Board of Directors and its Compensation Committee believed that despite these challenges we had significant potential for creating stockholder value and began a search for a new CEO to lead us. As a result of this search, in September of 2011, we appointed Mr. Palmisano, who possessed substantial experience in the successful leadership of medical device companies, as CEO to lead our turnaround. Mr. Palmisano's experience includes turning around and significantly improving the operating performance of several device companies, including Summit Autonomous, Inc., IntraLase Corporation and, most recently, ev3 Inc. In order to attract a CEO of Mr. Palmisano's caliber and experience, it was necessary to offer a compensation package at the high end of the range for CEOs in our peer group of companies. After joining us in September 2011 and putting a plan in place to improve our performance, Mr. Palmisano began filling the open senior management positions, completing this process with the hiring of Mr. Pascal Girin, our Executive Vice President and Chief Operating Officer, in November of 2012.
We believe these actions were necessary and have been justified by the results achieved. Entering 2012, we were in a position of decreasing sales, earnings and free cash flow, due primarily to the impact of challenges which arose prior to Mr. Palmisano's appointment. In early 2012, Mr. Palmisano announced a transformational plan to improve our performance. The first stage of this plan was focused on improving the growth rate of our foot and ankle business and increasing free cash flow. In 2012, we exceeded expectations in both of these key areas. Additionally, we successfully exited our DPA. As a result of this strong execution, we ended the year with a solid foundation for continued growth in 2013 and beyond.
These results have been reflected in our stock price. Although our stock performance over the past three and five year periods has been below peer levels, our stock appreciated 27.1% in calendar 2012, and 45.0% since Mr. Palmisano became our CEO (measured as of February 28, 2013). Over the same time periods, the average stock appreciation in our peer group was 13.05% and 15.59% respectively.
The combination of the challenges we faced prior to Mr. Palmisano's appointment, including significant senior management turnover and deteriorating financial performance, and our success in executing on transformational initiatives since that time, were key factors impacting executive compensation in 2011 and 2012.
General Philosophy. We compensate our executive officers through a mix of base salary, performance incentive bonuses, long-term equity incentives, and employee benefits and perquisites designed to:

•	attract and retain high caliber executive officers and motivate them to achieve superior performance for the benefit of our stockholders;

•	motivate our executive officers to achieve our key strategic and financial performance measures; and

•	incentivize the executive officers to increase our stock price and maximize stockholder value.

We believe that a portion of our executive officers' compensation potential on an annual basis should be at risk based on our performance. If our performance does not meet the criteria established by the Compensation Committee, incentive compensation will be adjusted accordingly. The Compensation Committee oversees our general programs of compensation and benefits for all employees and determines the compensation of our executive officers and directors. Our compensation setting process consists of establishing (i) a base salary, (ii) a performance incentive bonus, and (iii) long-term equity compensation for each executive officer. The Compensation Committee designs the performance incentive bonus to reward executive officers for our performance through linking their compensation to revenue, cash flow and earnings targets, as well as certain other corporate objectives. We utilize equity-based awards, currently consisting of stock options and restricted stock, to provide the greatest long-term potential value to our executive officers and to firmly align such executive officers' interests with those of our stockholders.
The total cash compensation (i.e., base salary plus performance incentive bonus) paid to our executive officers is intended to be competitive with the total cash compensation paid to executive officers in similar positions at companies engaged primarily in the orthopaedic medical device industry with revenues similar to ours as well as comparable to other companies with metrics similar to ours.
The Compensation Committee reviews the targeted total compensation (i.e., the aggregate level of cash and long-term equity compensation that we will pay if performance goals are fully met) to ensure the total compensation is aligned with our goals of comparability and incentivizing performance. We also provide our executive officers with a variety of other benefits that we make available generally to all salaried employees.
The Role of the Compensation Committee. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In determining the appropriate level of compensation, the Compensation Committee reviews a variety of sources to determine and set compensation.
The Compensation Committee reviews the performance and compensation for our CEO annually and recommends the compensation level for approval by the independent directors of our Board of Directors. With respect to equity compensation awarded to our CEO, the Compensation Committee grants options and/or restricted stock in an amount based generally upon our peer group companies.
The performance of each member of our executive management team is reviewed annually by the Compensation Committee. Our CEO assists the Compensation Committee by providing annual recommendations regarding the compensation of all other executive officers. Each executive officer participates in an annual performance review with the CEO to provide input about the executive officer's contributions to our success for the period being assessed. With respect to equity compensation awarded to executive officers other than the CEO, the Compensation Committee grants options and/or restricted stock in an amount based generally upon the recommendation of the CEO and a comparison of our peer group companies.
The Compensation Committee has the power and authority to hire outside advisors or consultants to assist the Compensation Committee in fulfilling its responsibilities. In 2012, the Compensation Committee selected an independent compensation consultant, Compensation Strategies, to review the overall executive compensation programs, including benchmarking of total compensation, review of program design and peer group makeup going forward. Compensation Strategies reports directly and solely to the Compensation Committee. Compensation Strategies exclusively provides executive compensation consulting services and does not provide any other services to the Company. The Compensation Committee regularly reviews the current engagements and the objectivity and independence of the advice that Compensation Strategies provides to the Compensation Committee on executive compensation. The Compensation Committee assessed the independence of Compensation Strategies pursuant to the applicable rules and concluded that Compensation Strategies' work did not raise any conflict of interest that would prevent it from independently representing our Compensation Committee.
Our executive compensation decisions are congruent with Sections 162(m) and 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and compensation charges under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Section 718, Compensation - Stock Compensation. However, the Compensation Committee from time-to-time may approve payment of compensation that does not qualify for the exclusion from the limitation on deductibility of Section 162(m) if the Compensation Committee determines that such payments are consistent with our overall objective to attract, motivate, and retain our executive officers.
Total Compensation. The total compensation package offered to each executive officer is comprised of four elements, which are described in more detail below:

•	base salary;

•	performance incentive bonus (cash and/or equity based);

•	long-term equity incentive awards; and

•	employee benefits and perquisites.

In allocating compensation across these elements, the Compensation Committee does not follow any strict policy or guidelines. To determine whether our executive compensation is comparable to our competitors and other companies with similar metrics, the Compensation Committee compares the compensation of executive officers at similar companies, taking into consideration the company's size, industry, and geographic locality, as well as, the comparable named executive officer's level of responsibility and years of experience. The criteria used to select companies similar to us include companies: (i) in the medical equipment and device industry; (ii) with revenues between $224 million and $986 million; (iii) whose current enterprise market value is between $245 million and $2.13 billion; and (iv) whose number of employees is between 590 and 4,700. These companies are considered comparable to us and generally recruit individuals to fill executive positions that have similar skills and background to those we recruit. The comparative data that we used in reviewing executive officer compensation consisted of data from the EQUILARINSIGHTTM Public Medical Companies database. The list of such companies is comprised of the following companies (with us listed simply to show our relative position among the peer companies) based on information available at the time of the compensation review:

Name (Symbol)	Revenues (in millions)(1)	Market Cap (in millions)(2)	Number of Employees(1)
ArthroCare Corporation (ARTC)	369	979	1,700
Conmed Corporation (CNMD)	767	884	3,600
Exactech, Inc. (EXAC)	224	245	590
Greatbatch, Inc. (GB)	646	640	3,310
Haemonetics Corporation (HAE)	728	2,130	2,337
Hanger, Inc. (HGR)	986	1,020	4,700
Integra Lifesciences Holding Corp. (IART)	831	1,100	3,500
Nuvasive (NUVA)	620	810	1,173
Orthofix International, NV (OFIX)	462	720	892
Symmetry Medical Group, Inc. (SMA)	411	384	2,520
Thoratec Corporation (THOR)	492	2,030	934
Wright Medical Group, Inc. (WMGI)	484	904	1,400
____________

(1)
Information obtained from each companies' annual report on Form 10-K for the year ended December 31, 2012, except for Haemonetics Corporation (HAE) data which was obtained from Form 10-K data for the year ended March 31, 2012.

(2)	Market capitalization was determined as of February 28, 2013.
We can review in detail only those individuals for whom compensation information is publicly disclosed. This is typically only the five most highly compensated officers at each company. Generally, this correlates to our CEO, Senior Vice President and Chief Financial Officer (CFO), and certain other executive officers.
The overall result of this review provides the starting point for the analysis of the Compensation Committee. The Compensation Committee looks more extensively at a number of other factors, including the total compensation, the mean, minimum, and maximum for each executive officer position. The Compensation Committee strongly believes in retaining the best talent among our executive management team.
The Compensation Committee believes that the compensation of our executive officers - those having the greatest ability to influence our performance - should include greater levels of performance-based incentive compensation, while other levels of management should receive a greater portion of their compensation in base salary. The Compensation Committee's review of the comparable companies chosen, although each had a different compensation structure, indicated that all appear to provide their executive officers with average base salaries of approximately 20% to 45% of overall compensation, average targeted bonus compensation of up to 23% of overall compensation and average equity compensation of approximately 34% to 60% of overall compensation.
During 2011, we entered into an employment agreement with our current President and Chief Executive Officer, Robert J. Palmisano. The term of Mr. Palmisano's agreement began on September 17, 2011 and ends on September 17, 2014, subject to earlier termination under certain circumstances. Commencing on September 17, 2013 and each anniversary of the effective date thereafter, the term of Mr. Palmisano's agreement will automatically extend for an additional one-year period, unless at least thirty days prior to such date, either party gives notice of non-extension to the other.
We entered into amended and restated separation pay agreement with each of Messrs. Berry, Garen and Griffin effective November 6, 2012. On November 26, 2012, we entered into a separation pay agreement with Mr. Girin. Commencing on the second anniversary of the effective date and each anniversary of the effective date thereafter, the term of each separation pay agreement will automatically extend for an additional one-year period, unless at least ninety days prior to such date, either party gives notice of non-extension to the other.
Base Salaries. We want to provide our executive officers with a level of assured cash compensation in the form of base salary to compensate them for the services they provide and their level of professional experience and knowledge. The Compensation Committee reviews executive officer compensation annually. In establishing base salaries, the Compensation Committee seeks relevant compensation information, including: (i) scope of the position; (ii) responsibilities of the position; (iii) experience and length of service with us, the industry, and the community; (iv) effort and performance; (v) team building skills; (vi) observance of our ethics and compliance programs; (vii) salaries paid by competitive companies to officers in similar positions; and (viii) overall macroeconomic trends. The Compensation Committee considers the input of the CEO with respect to the base salaries of our other executive officers. Increases in base salary from year to year are based upon the performance and relevant experience of the executive officers, comparisons of our compensation to our competitors' compensation for similar positions and responsibilities, as well as relevant economic market considerations, as assessed, reviewed and approved by the Compensation Committee. The Compensation Committee assesses these factors with respect to the CEO. The Compensation Committee recommends the compensation of the CEO for approval by the independent directors of our Board of Directors. The Compensation Committee estimates that we provide our executive officers with average base salaries of approximately 20% to 45% of overall compensation. It is the Compensation Committee's goal that the total compensation levels of our executive officers at approximately the 50th percentile of the total compensation levels in effect for comparable executive officers positions at our peer group companies. The Compensation Committee estimates that the total compensation levels of our executive officers range between the 26th and 76th percentile for comparable executive positions at companies in our peer group. The pay-for-performance nature of our executive performance incentive plans, which are described in greater detail below, will result in lower than target payout for total direct cash compensation. Our executive officers have a significant level of valuable industry specific knowledge and experience. We believe they are a key factor in our future success.
An employment agreement establishes the initial base salary of Mr. Palmisano and provides that the Compensation Committee will review compensation annually and may make such increases in base salary as are merited based on the executive officer's performance and as are consistent with our compensation policies. The base salaries of our other executive officers are set annually by the Compensation Committee, typically effective April 1. In April 2012, our executive officers could elect to take their respective salary increases in the form of stock options and restricted stock with an aggregate fair market value equal to their respective salary increase. Each of our named executive officers, with the exception of Mr. Girin whose employment had not yet commenced, made such an election. The base salaries of our executive officers are set forth below.

Name	Annual Base Salary as of January 1, 2012	Annual Base Salary as of April 1, 2012

Robert J. Palmisano	$750,000	$750,000
Lance A. Berry (1)	300,900	300,900
Daniel J. Garen (2)	N/A	310,000
Pascal E.R. Girin (3)	N/A	N/A
William L. Griffin, Jr.	318,300	318,300
________________

(1)
Mr. Berry's salary was increased to $340,000 effective as of November 2012. The increase was a result of certain recommendations made by Compensation Strategies, our independent compensation consultant, in order to provide Mr. Berry with a base salary in the approximated 50th percentile of our peer group.

(2)	Mr. Garen's employment commenced on January 30, 2012 with a base salary of $310,000.

(3)	Mr. Girin's employment commenced on November 26, 2012 with a base salary of $500,000.

Performance Incentive Bonus. The Compensation Committee of our Board of Directors adopted the 2010 Executive Performance Incentive Plan in March 2010. Our stockholders approved the material terms of the 2010 Executive Performance Incentive Plan at our 2010 Annual Meeting of stockholders. The Compensation Committee of our Board of Directors administers the 2010 Executive Performance Incentive Plan. During 2012, each of Messrs. Palmisano, Berry, Garen, and Griffin were eligible to participate in the 2010 Executive Performance Incentive Plan. Since Mr. Girin's employment did not commence until November 26, 2012, he was not able to participate under the 2010 Executive Performance Plan. Under the 2010 Executive Performance Incentive Plan, the Compensation Committee must establish performance goals based upon performance measures such as sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, market share, earnings per share, cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure (including, for example, objectives tied to safety, quality, compliance and standards of behavior) deemed appropriate by the Compensation Committee in its discretion. The target performance bonus is stated as a percentage of base salary for each participant and represents the amount of cash that a participant will receive if all performance goals for each performance measure are met or exceeded. Partial payments of the target performance bonus may be paid only if minimum performance thresholds are achieved. A participant may not be paid for performance below the minimum performance threshold of any component of the performance measures. If the target performance goals for a performance year are exceeded, the Compensation Committee shall pay a bonus in excess of the target performance bonus. However, no participant may be paid an amount that exceeds twice the target performance bonus. In no event may any payment under the 2010 Executive Performance Incentive Plan to a participant exceed $1,500,000 for any performance year.
For 2012, the Compensation Committee established certain objectives for adjusted net income, constant currency revenue, and free cash flow for our executive officers. Each executive officer's bonus payment under the 2010 Executive Performance Incentive Plan was determined by multiplying the executive officer's target bonus amount (the executive officer's incentive target times the executive officer's base salary) for the year by a payout percentage determined based on the achievement of corporate financial performance goals and personal goals, to the extent applicable. The Compensation Committee, in its sole and absolute discretion, may determine that the amount of an executive officer's actual performance incentive bonus is less than the amount earned by the executive officer under the 2010 Executive Performance Incentive Plan. The amount of the performance incentive bonus payable to an executive officer may vary from zero to 200% of the executive officer's annual target.
We provide our executive officers with targeted bonus compensation of 45% to 100% of overall compensation. As a percent of base compensation, the target bonus levels for executive officers during 2012 ranged from 100% to 45%, as shown in the table below. These levels were determined based on peer company data and reviewed against data from several survey services, including the ORC Sirs Survey and the Equilar Top 25 Survey.
For 2012, the Compensation Committee established the following targeted bonus levels for our executive officers:

Position	2012 Target Bonus (% of base salary)

CEO	100%
COO(1)	75%
CFO	60%
Other Named Executive Officers	45%

_____________

(1)	As noted above, Mr. Girin's employment commenced on November 26, 2012, and as such, he was not eligible to participate in the 2010 Executive Performance Incentive Plan.

Our executive officers have performance measures for their incentive bonuses based upon corporate objectives that are described in the table below.

	2012 Weight
Bonus Objective (1)	Messrs. Palmisano & Berry	Messrs. Garen & Griffin
Adjusted Net Income	33.3%	25%
Constant Currency Revenue	33.3%	25%
Free Cash Flow	33.3%	25%
Annual Strategic Goals	N/A	25%
_____________

(1)
These performance measures are calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our core operational performance, as more fully described in Appendix A to this Proxy Statement. Additionally, the net income measure is adjusted for bonus over-achievement.

The Compensation Committee selected these criteria after reviewing measurement criteria from the Equilar Top 25 Survey - Bonus Summary report for comparable key positions. Further, the Compensation Committee believes these measurement criteria are best aligned with total stockholder return.
The percentage of the target bonus earned by bonus objective was based on the following performance levels:

Performance Levels	Percent of Target Bonus Earned
Minimum	0%
Threshold	50.1% to 99.9%
Target	100%
Target II	100.1% to 150%
High	150.1% to 200%

The performance levels of each bonus objective achieved for 2012 were based on the following:

Performance Levels	Adjusted Net Income	Constant Currency Revenue	Free Cash Flow
Minimum	< $6,456,500	< $454,831,440	< $15,026,000
Threshold	$6,456,501 to $12,912,999	$454,831,441 to $494,381,999	$15,026,001 to $30,051,999
Target	$12,913,000	$494,382,000	$30,052,000
Target II	$12,913,001 to $16,786,900	$494,382,001 to $509,213,460	$30,052,001 to $39,067,600
High	$16,786,901 to $20,660,800	$509,213,461 to $533,932,560	$39,067,601 to $48,083,200

For 2012, Adjusted Net Income was approximately $18,881,000; Constant Currency Revenue was approximately $489,122,000; and Free Cash Flow was approximately $49,499,000. Furthermore, the Compensation Committee determined that each of Messrs. Griffin and Garen achieved their respective annual strategic goals. As such, the performance incentive bonus earned by our executive officers in 2012 under the 2010 Executive Performance Incentive Plan is set forth in the following table.

Name	Performance Incentive Bonus	Percent of 2012 Base Salary

Robert J. Palmisano	$1,165,669	155.4%
Lance A. Berry	$287,848	84.7%
Daniel J. Garen	$195,601	63.1%
Pascal E.R. Girin(1)	N/A	N/A
William L. Griffin, Jr.	$214,593	67.4%
____________

(1)	As noted above, Mr. Girin's employment commenced on November 26, 2012, and as such, he was not eligible to participate in the 2010 Executive Performance Incentive Plan.
Long-Term Equity Incentive Awards. Long-term incentives comprise the largest portion of each executive officer's compensation package, consistent with our philosophy and principles discussed above. Our Compensation Committee's objective is to provide executive officers with long-term incentive award opportunities that are at the 50th  percentile of executive officers in comparable positions at companies in our peer group. The Compensation Committee estimates that the long-term equity incentive compensation levels of our executive officers range between the 18th and 62nd percentile for comparable executive officer positions at companies in our peer group.
Through the grant of these equity incentives, we seek to align the long-term interests of our executive officers with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return. We may grant long-term, equity-based incentive awards to our executive officers under our Amended and Restated 2009 Equity Incentive Plan (Equity Incentive Plan). Our Compensation Committee administers the Equity Incentive Plan. Under the Equity Incentive Plan, we may grant awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units, and stock bonuses. Based on an assessment of factors, which include the competitive level of awards made by the peer companies, issues related to retention of key talent and the equity value of prior grants, the Compensation Committee determines an award that is suitable for providing an adequate incentive for the performance and retention of each executive officer.
The Compensation Committee grants shares of restricted stock or restricted stock units and options to purchase shares of common stock. The Compensation Committee may award a limited number of stock options to closely align the interests of executive officers with those of our stockholders. Stock options may be issued to executive officers upon starting employment, in other special situations, and as part of their annual compensation. To encourage retention, stock options may be granted with a vesting period of one or more years. The Compensation Committee has taken the position that stock options should be granted with an exercise price that is equal to the fair market value of the common stock on the grant date, calculated as the closing price per share of stock on the trading day immediately prior to the grant date. The actual value of stock option compensation, therefore, depends on the market value of the common stock increasing after the grant date. In the future, we many issue other forms of equity compensation allowed under the Equity Incentive Plan.
The Compensation Committee has adopted a general policy related to equity awards under which: (i) non-performance based awards will not fully vest prior to a minimum of three years (including cliff-vesting awards) and there will be a minimum performance period of one year for performance based awards; (ii) the Compensation Committee will not waive vesting periods for any awards except in the case of death, disability, retirement or change in control; and (iii) the above restrictions will apply to a total of 90% of the shares of common stock authorized under the Equity Incentive Plan.
Guidelines for the number of restricted stock awards and stock options granted to each executive officer are determined using a procedure approved by the Compensation Committee based upon several factors, including the executive officer's level of responsibility, salary grade, performance, and the value of the stock at the time of grant. With the exception of promotions and new hires, we generally grant these awards effective as of the date of our annual meeting of stockholders. This timing enables us to consider our prior performance as well as the performance of the potential recipients, and our expectations for the current year. Also, it follows our annual performance evaluations. The awards also are made as early as practicable in the year in order to optimize the time-period for the incentives associated with the awards. The Compensation Committee's schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. For 2012, we granted restricted stock and stock options with a grant date value of approximately 312% of Mr. Palmisano's base salary, approximately 303% of Mr. Girin's base salary, approximately 185% of Mr. Garen's base salary, approximately 98% of the base salary of Mr. Berry and approximately 111% of the base salary of Mr. Griffin. Mr. Girin's and Mr. Garen's awards were primarily attributable to their inducement grants, which were negotiated to attract them to join us. A typical annual grant would be approximately 125% of Mr. Girin's base salary and 75% of Mr. Garen's base salary.
The benchmark for these grants is the average level of annual restricted stock awards and stock option grants for similar positions at our peer group companies, adjusted using the above factors and taking into consideration such equivalency factors as our number of shares outstanding and market capitalization, compared to the peer group companies.
Each restricted stock award allows the executive officer to acquire shares of common stock upon vesting. Each stock option allows the executive officer to acquire shares of common stock at the fair market value on the grant date over a specified period of time, up to ten years. Stock option awards will provide a return to the executive officer only if the market price of the shares appreciates over the term of the award.
In 2009, our Board of Directors adopted Executive Officer Stock Ownership Guidelines, which require our executive officers to acquire and hold shares of common stock equal in value to a multiple of their annual base salary. Our Board of Directors and the Compensation Committee generally encourage our executive officers to have a financial stake in us to align the interests of our stockholders and management, and view restricted stock awards and stock options as a means of furthering this goal. The guidelines are described in the heading “Executive Officer Stock Ownership Guidelines” below.
To address stockholders' potential concerns regarding the number of options, restricted shares and restricted stock units we grant in a given year, the Compensation Committee adopted an annual cap on the number of options, restricted stock and restricted stock unit awards granted for each of the next three years, effective beginning January 1, 2010. During this period, we did not grant a number of shares subject to awards under our Equity Incentive Plan to employees and non-employee directors, in the aggregate, greater than the Risk Metrics Group (RMG) burn rate threshold percentage for our GICS peer group (3510-Health Care Equipment & Services) of shares of our common stock that we believe will be outstanding at the end of each year over such 3-year period. This would limit awards to no greater than the RMG 2010 threshold for 2010, which was 3.65%, the RMG 2011 threshold for 2011, which was 4.66%, and the RMG 2012 threshold for 2012, which was 4.69%. This limitation does not apply to awards under plans assumed in acquisitions, equity issuances for the inducement of employment as covered under NASDAQ Marketplace Rule 5635(C)(4) or issuances under tax-qualified employee stock purchase plans. Solely for the purposes of calculating the “burn rate,” each stock option will be counted once, and each share subject to restricted stock or restricted stock unit will be counted twice (equivalent to two shares).
The long-term equity incentive awards granted in 2012 to each of our executive officers is set forth below. All of the long-term equity incentive awards shown below were granted pursuant to our Equity Incentive Plan except for Mr. Garen's stock options for 50,000 shares and Mr. Girin's stock options for 184,500 shares, both of which were made pursuant to inducement stock option award agreements, which were negotiated to attract them to join us.

Name	Number of Options Granted	Grant Date Fair Value of Options Granted	Number of Shares of Restricted Stock Granted	Grant Date Fair Value of Restricted Stock Granted

Robert J. Palmisano	145,128	$1,155,050	55,715	$1,186,887
Lance A. Berry	20,838	164,567	8,003	168,910
Daniel J. Garen	65,489	448,837	5,951	126,007
Pascal E.R. Girin	184,500	1,517,310	—	—
William L. Griffin, Jr.	22,042	174,076	8,465	178,663

Our Compensation Committee estimates that we provide our executive officers with equity compensation of approximately 34% to 60% of overall compensation.

Inducement Stock Option Grants. In light of the challenges we faced attracting a new CEO and other senior executives, including, among other things, the operational challenges described above under “Significant Factors Impacting Executive Compensation,” our size relative to competitors, the location of our corporate headquarters and the competitive marketplace for talented and experienced senior executives, we recognized a need for competitive pay packages that included meaningful equity grants. Between September 2011 and November 2012, we hired Messrs. Palmisano, Garen, Girin and Lightman, and Ms. Tracy, who we refer to collectively, as the new executives. Consistent with our general compensation practices and objectives, we granted inducement stock options to the new executives as set forth in the table below.

Name	Date	Number of Shares	Exercise Price
Robert J. Palmisano, President and Chief Executive Officer	9/17/2011	610,000	$16.03
Daniel J. Garen, Senior Vice President and Chief Compliance Officer	1/30/2012	50,000	$17.35
Pascal E.R. Girin, Executive Vice President and Chief Operating Officer	11/26/2012	184,500	$21.24
James A. Lightman, Senior Vice President and General Counsel	12/29/2011	65,000	$16.23
Julie D. Tracy, Senior Vice President, Chief Communications Officer	10/17/2011	30,000	$18.33
New executives as a group		939,500
In light of the challenges we faced and the results we achieved, we believe the compensation paid to the new executives, including the inducement stock option grants, was reasonable, competitive and in the best interest of our stockholders.

Other Elements of Compensation and Perquisites. In order to attract and retain employees while paying market levels of compensation, we provide our executive officers the following benefits and perks.

Medical Insurance. We provide to each executive officer and the executive officer's spouse and children such health, dental, and vision insurance coverage as we may from time to time make available to our other employees. We pay a portion of the premiums for this insurance for all employees.
Life and Disability Insurance. We provide to each executive officer such life and/or disability insurance, as we, in our sole discretion, may from time to time make available to our other executive employees of the same level of employment.
Housing Allowance & Relocation Costs. In order to attract and retain management talent, we provide relocation benefits, including a housing allowance, to certain executive officers upon their employment with us. The allowance is intended to partially defray the additional cost of housing while the employee relocates as well as actual expenses related to the sale and purchase of a home, household moving expenses and similar related items. We provide the same relocation benefits to all senior management employees. We gross up certain of these relocation benefits because such benefits result in taxable income to relocating executive officers.
Defined Contribution Plan. We, and our designated affiliates, offer a Section 401(k) Savings/Retirement Plan (401(k) Plan), a tax-qualified retirement plan, to our eligible employees. Our 401(k) Plan permits eligible employees to defer from 1% to 100% of their annual eligible compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We currently match up to 4% of our employee's contributions to the 401(k) Plan.
Stock Purchase Plan. Our 2002 Employee Stock Purchase Plan (ESPP), which qualifies under Section 423 of the Code, permits participants to purchase our common stock on favorable terms. ESPP participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the plan period or the stock price on the last day of the plan period, whichever is lower. The purchase dates occur on the last business day of June and December of each year. To pay for the shares, each participant may authorize periodic payroll deductions from their cash compensation, subject to certain limitations imposed by the Code. All payroll deductions collected from the participant in a period are automatically applied to the purchase of common stock on that period's purchase date provided the participant remains an eligible employee and has not withdrawn from the ESPP prior to that date. Our ESPP is available only to U.S. employees. Shares of stock purchased pursuant to the ESPP are generally subject to a holding period lasting between one and one and one-half years after such stock is purchased, during which time the shares may not be sold, exchanged, pledged, hypothecated, or otherwise transferred, except in the case of demonstrated financial emergency.

Other. We make available certain other perquisites or fringe benefits to certain executive officers, such as travel insurance, airline club dues, professional society dues, reimbursement of financial planning, and insurance.
Severance Benefits. We believe that companies should provide their executive officers with reasonable severance benefits, which should reflect the fact that it may be difficult for them to find comparable employment within a short period of time, that the executive officers will be better able to focus on their respective duties without the worry and uncertainty related to being terminated, and that executive officers' interests should be aligned with our stockholders' interests in connection with a potential change in control. Further, severance benefits help clarify what will happen in the event of our executive officers' termination from employment. To that end, we have entered into amended and restated separation pay agreements with each of Messrs. Berry, Garen and Griffin, effective November 6, 2012, and a separation pay agreement with Mr. Girin, effective November 26, 2012, collectively, the separation pay agreements. The terms of the separation pay agreements each continue until its third anniversary. The terms of each separation pay agreement will be extended automatically for one additional year unless we or the executive officer provide notice of termination of the separation pay agreement. Our employment agreement with Mr. Palmisano also included a provision for separation pay. Under all employment agreements and separation pay agreements, in the event that the executive officer is terminated for cause or the executive officer terminates employment other than for good reason we shall have no obligations other than payment of accrued obligations described below. In the event of an involuntary termination of Messrs. Palmisano, Berry, Garen, Girin or Griffin, we will be obligated to pay a separation payment and accrued obligations and provide benefits to the executive officer as described below pursuant to the separation pay agreements or Mr. Palmisano's employment agreement, as applicable.

•
Accrued Obligations. Under the separation pay agreements, accrued obligations include (i) any accrued base salary through the date of termination, (ii) any annual cash incentive compensation awards earned but not yet paid, (iii) the value of any accrued vacation, (iv) reimbursement for any unreimbursed business expenses, and, (v) only in the case of an involuntary termination after a change in control or a termination at any time by reason of death, an annual incentive payment at target for the year that includes the date of termination, prorated for the portion of the year that the executive officer was employed. Under Mr. Palmisano's employment agreement, Mr. Palmisano has the right to receive the accrued obligations specified in clauses (i) through (iv) above, his target annual incentive for the year, whether or not termination is made upon a change in control, and a monthly amount equal to the monthly rental payment under a housing lease until its expiration.

•
Separation Payment upon Involuntary Termination Prior to Change in Control and After the Change in Control Protection Period Expires. The total separation payment for Messrs. Berry, Garen, Girin, and Griffin, prior to a change in control or after the change in control protection period expires, is the amount equal to the sum of (i) the executive's then current annual base salary plus (ii) the executive's then current annual target bonus; provided that if the executive's annual base salary or target bonus has been reduced during the sixty day period prior to the separation, then for purposes of the separation payment calculation, the higher figure will be used. Half of the total separation payment amount will be payable at or within a reasonable time after the date of termination. The remaining half of the total separation payment amount will be payable in installments beginning six months after the date of termination, with a final installment of the balance of the remaining half of the total separation payment to be made on or before March 15 of the calendar year following the year of termination. The total separation payment for Mr. Palmisano is the amount equal to 48 months multiplied by his monthly base salary. The separation payment, as applicable, will be paid to Mr. Palmisano in a lump sum, less all applicable taxes withheld, on the 60th day following the date of termination.

•
Separation Payment upon Involuntary Termination in Connection with and after a Change in Control. The total separation payment for Messrs. Berry, Garen, Girin, and Griffin, prior to a change in control or after the change in control protection period expires, is the amount equal to two times (2x) the sum of (i) the executive's then current annual base salary plus (ii) the executive's then current annual target bonus; provided that if the executive's annual base salary or target bonus has been reduced during the sixty day period prior to the separation, then for purposes of the separation payment calculation, the higher figure will be used. Half of the total separation payment amount will be payable at or within a reasonable time after the date of termination. The remaining half of the total separation payment amount will be payable in installments beginning six months after the date of termination, with a final installment of the balance of the remaining half of the total separation payment to be made on or before March 15 of the calendar year following the year of termination. The total separation payment for Mr. Palmisano is the amount equal to 72 months multiplied by his monthly base salary, in the event Mr. Palmisano is terminated in connection with a change in control. The separation payment, as applicable, will be paid to Mr. Palmisano in a lump sum, less all applicable taxes withheld, on the 60th day following the date of termination.

•
Benefits upon Involuntary Termination Prior to Change in Control and After the Change in Control Protection Period Expires. Messrs. Berry, Garen, Girin and Griffin pursuant to the terms of their respective separation pay agreements, will also receive benefits that include (i) health and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), which we must pay for a period of up to 12 months, (ii) outplacement assistance for a period of 12 months, subject to termination if the executive officer accepts employment with another employer, (iii) financial planning services for a period of 12 months, (iv) payment to continue insurance coverage equal to the annual supplemental executive officer insurance benefit provided to the executive officer prior to the date of termination, and (v) reasonable attorneys' fees and expenses if any such fees or expenses are incurred to enforce the separation pay agreement.

•
Benefits upon Involuntary Termination in Connection with and after a Change in Control. Messrs. Berry, Garen, Girin and Griffin pursuant to the terms of their respective separation pay agreements, will also receive benefits that include (i) health and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), which we must pay for a period of up to 18 months, (ii) outplacement assistance for a period of two years, subject to termination if the executive officer accepts employment with another employer, (iii) financial planning services for a period of two years, (iv) payment to continue insurance coverage equal to twice the annual supplemental executive officer insurance benefit provided to the executive officer prior to the date of termination, and (v) reasonable attorneys' fees and expenses if any such fees or expenses are incurred to enforce the separation pay agreement.

•
Benefits upon Involuntary Termination for Mr. Palmisano. Mr. Palmisano, whether or not paid in connection with a change in control, is entitled to receive (i) health and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), which we must pay for a period of up to 12 months, (ii) outplacement assistance for a period of 12 months, subject to termination if the executive officer accepts employment with another employer, (iii) financial planning services for a period of 12 months, and (iv) reasonable attorneys' fees and expenses if any such fees or expenses are incurred to enforce the separation pay agreement. If Mr. Palmisano has elected to obtain medical insurance personally, then, instead of receiving the COBRA benefits described in clause (i) above, he would continue to receive reimbursement of insurance premiums for a period of 12 months.

Pursuant to the separation pay agreements and the employment agreement with Mr. Palmisano, involuntary termination will occur if we terminate the employment of the executive officer other than for cause, disability, voluntary retirement or death of the executive officer or if the executive officer resigns for good reason. A termination of the executive officer before a change in control by reason of the executive officer's retirement on or after age 65 does not constitute an involuntary termination.
The definition of cause under the separation pay agreements includes (i) willful failure of the executive officer to substantially perform the executive officer's duties that amounts to an intentional and extended neglect of the executive officer's duties, (ii) only prior to a change in control, continued, documented poor performance after giving the executive officer sufficient time to improve, (iii) the determination by our Board of Directors that the executive officer has engaged or is about to engage in conduct materially injurious to us, (iv) the executive officer's conviction or entering of a guilty or no contest plea to a felony charge, or (v) the executive officer's participation in the activities proscribed by the confidentiality, non-solicitation, and non-competition covenants described below or a material breach of any of the other covenants contained in the separation pay agreement. The definition under Mr. Palmisano's employment agreement includes (a) clauses (i) and (iii) through (v) above, (b) the determination by the Board that the executive has engaged in or is about to engage in conduct that is materially inconsistent with our legal and healthcare compliance policies, programs or obligations, and (c) the executive's bar from participation in programs administered by the United States Department of Health and Human Services or the United States Food and Drug Administration or any succeeding agencies.
Prior to a change in control, the definition of good reason under the separation pay agreements includes (i) the assignment to the executive officer of any duties materially inconsistent with the range of duties and responsibilities appropriate to our senior executive officer, (ii) a material reduction in the executive officer's overall standing and responsibilities, provided however, that no change in reporting relationship resulting from organization realignment due to the addition of a chief operating officer or chief commercial officer shall be excepted, (iii) a material reduction in the executive officer's aggregate annualized compensation and benefits opportunities, (iv) our failure to pay the executive officer any portion of the executive officer's compensation and benefits within 30 days after they become due, (v) the failure by us to obtain an agreement from any our successors requiring such successor to assume and agree to perform our obligations under the separation pay agreement, (vi) the failure by us to provide indemnification and directors and officers insurance protection contemplated by the agreement, (viii) the relocation of the executive officer's principal place of employment to a location that is more than 40 miles from the executive officer's prior principal place of employment or (viii) the failure by us to comply with any material provision of the separation pay agreement.
The definition of good reason under Mr. Palmisano's employment agreement includes (i) the assignment to the executive officer of any duties materially inconsistent with the range of duties and responsibilities appropriate to our senior executive officer, (ii) a material and adverse change in the executive officer's titles, authority as President and Chief Executive Officer, duties, responsibilities or reporting lines, (iii) a material reduction in the executive officer's aggregate annualized compensation and benefits opportunities, (iv) our failure to pay the executive officer any portion of the executive officer's compensation and benefits within 30 days after they become due, (v) the failure by us to obtain an agreement from any our successors requiring such successor to assume and agree to perform our obligations under the employment agreement, (vi) the failure by us to provide indemnification and directors and officers insurance protection contemplated by the agreement, (vii) the failure to agree on an alternative compensation for equity incentive compensation under certain circumstances, (viii) the relocation of the executive's principal place of employment to a location that is more than 40 miles from the executive officer's principal place of employment immediately prior to such move, and (ix) the failure by us to comply with any material provision in the employment agreement.
Under Mr. Palmisano's employment agreement and the separation pay agreements with Messrs. Berry, Garen, Girin and Griffin, the executive officer makes certain covenants that impose future obligations on the executive officer regarding confidentiality of information, transfer of inventions, nonsolicitation of our employees for a period of 12 to 24 months, and noncompetition with our business for a period of 12 to 24 months. If we determine that a breach of any of these covenants has occurred, then our obligations to make payments or provide benefits shall cease immediately and permanently, and the executive officer shall repay an amount equal to (i) 30% of the payments and benefits previously provided under the employment agreement, with interest, (ii) 90% of the payments and benefits previously provided under the respective separation pay agreement, with interest, as applicable. Upon termination for any reason other than cause, the executive officer must enter into a mutual release of all claims within 45 days after the date of termination before any payments will be made to the executive officer.
If we are required to restate our balance sheet or statement of operations affecting any reporting period that transpires during the term of any employment agreement or separation pay agreement due to our material noncompliance with any financial requirements under securities laws, we may require Messrs. Berry, Garen, Girin and Griffin to reimburse us for any bonus or incentive-based or equity-based compensation received by the executive officer during the term of his respective agreement and any profits realized from the sale of our securities by the executive officer during the term of his respective agreement. If our Board of Directors determines that such a forfeiture is appropriate, we may withhold future amounts owed to the executive officer as compensation, and we may commence legal action to collect such sums as our Board of Directors determine is owed to us.
All payments under the separation pay agreement will be net of applicable tax withholdings. Each of the separation pay agreements contains a provision that limits payment under the separation pay agreement to avoid taxation under Section 4999 of the Code for “parachute payments” within the meaning of Section 280G of the Code.
Additionally, Mr. Palmisano's employment agreement provides that if any severance payments or other payments or benefits deemed made in connection with a future change in control are subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, the payments will be reduced to one dollar less than the amount that would subject Mr. Palmisano to the excise tax if the reduction results in the executive receiving a greater amount on a net-after tax basis than would be received if he received the payments and benefits and paid the excise tax.
Change in Control Benefits. Our executive officers and other employees have built us into the successful enterprise that we are today, and the Compensation Committee believes that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our executive officers are aligned with them, and providing change in control benefits should at least reduce the reluctance of executive officers to pursue potential change in control transactions that may be in the best interests of stockholders. Relative to our overall value, these potential change in control benefits are relatively minor.
Under the terms of Mr. Palmisano's employment agreement and the separation pay agreements with Messrs. Berry, Garen, Girin and Griffin, these change in control benefits are “double trigger,” which requires (i) a change in control and (ii) a termination without cause or by an executive officer for good reason within 12 to 24 months of the change in control before the executive officer receives their change in control benefit. If we give notice of termination of the separation pay agreement less than one year after a change in control, then the term of the separation pay agreement will be automatically extended until the later of the one year anniversary that follows such written notice or the second anniversary of the change in control. The change in control benefit requires us to pay a separation payment and accrued obligations and provide benefits to the executive officer as described above under the heading Severance Benefits.
Subject to several exceptions, under the separation pay agreements, a change in control occurs if (i) any person or group of persons acquires more than 50% of our capital stock, (ii) any person or group of persons acquires 35% or more of the voting power represented by our capital stock in a 12-month period, (iii) any person or group of persons acquires 40% of our assets in a 12-month period, (iv) a majority of our directors are replaced in any 12-month period by directors whose election is not endorsed by a majority of our directors, or (v) a merger or consolidation occurs pursuant to which 40% of our assets are to be transferred to a different entity.
Subject to several exceptions, under Mr. Palmisano's employment agreement, a change in control occurs if (i) any person or group of persons acquires more than 50% of our capital stock or voting securities, (ii) a reorganization, merger, consolidation or sale of substantially of our assets occurs which results in a change in beneficial ownership of our capital stock and voting securities of more than 40%, (iii) the stockholders approve a complete liquidation or dissolution of us, (iv) a sale of at least 80% of our assets is consummated, or (v) the current directors cease to constitute the majority of the Board of Directors, unless such directors were approved by at least a 2/3rds vote of the then-current directors.
Additionally, upon a change in control, all unexercisable options will immediately vest and become exercisable and all restrictions on restricted stock will lapse. The Compensation Committee believes that these levels of benefits are consistent with the general practice among our peers, although we have not conducted a study to confirm this.
Compensation of Chief Executive Officer. Robert J. Palmisano became our President and Chief Executive Officer effective as of September 17, 2011. We entered into an employment agreement providing Mr. Palmisano with a base salary of $750,000 per year. During 2012, Mr. Palmisano was paid $750,000 in base salary. As noted above, in 2012, Mr. Palmisano was eligible for a salary increase and he elected to receive this increase in the form of 1,542 shares of restricted stock and an option to purchase 3,989 shares of common stock with an exercise price of $18.24 per share, which was the closing price on the trading day immediately prior to the grant date. The restricted stock and the stock option will vest in equal annual installments over a period of two years after the grant date. In addition, Mr. Palmisano earned a cash bonus of $1,165,669. On May 9, 2012, we granted Mr. Palmisano 54,173 shares of restricted common stock under the Equity Incentive Plan. The grant will vest in equal annual installments over a period of four years after the grant date. In addition, we granted Mr. Palmisano an option to purchase 141,139 shares of common stock under the Equity Incentive Plan on May 9, 2012. The exercise price of the stock option is $21.39 per share, which was the closing price on the trading day immediately prior to the grant date. The stock option will vest in equal annual installments over a period of four years after the grant date. The Compensation Committee considers the compensation paid to Mr. Palmisano for 2012 reasonable and appropriate under the circumstances.
CEO Succession Plan. In 2009, our Board of Directors adopted a policy that requires our Board of Directors to regularly approve a CEO succession plan. Our Board of Directors reviewed and approved the CEO succession plan, and Robert J. Palmisano was hired as our President and Chief Executive Officer under implementation of such plan.
Executive Officer Stock Ownership Guidelines. In 2009, our Board of Directors adopted Executive Officer Stock Ownership Guidelines, which require our executive officers to acquire and hold shares of common stock equal in value to a multiple of their annual base salary. The CEO must maintain value equal to three times his annual salary, and the remaining executive officers must maintain value equal to twice their annual salary. Qualifying shares include owned shares, unvested restricted stock, unvested restricted stock units, and the value of any vested stock options. There is a five-year accumulation period beginning on the later of (i) becoming an officer subject to the share ownership guidelines or (ii) July 1, 2010.
Compensation and Risk. We believe that our performance-based compensation and equity programs create appropriate incentives to increase long-term stockholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	limits on annual incentive and long-term performance awards, thereby defining and capping potential payouts;

•	proportionately greater award opportunity derived from the long-term incentive program compared to annual incentive plan, creating a greater focus on sustained company performance over time;

•	the application of an annual incentive metric that aligns senior management with the balanced objectives of revenues, increasing net income, and generating cash flow;

•
use of three long-term incentive vehicles-restricted stock, restricted stock units and stock options-that vest over a number of years, thereby providing strong incentives for sustained operational and financial performance;

•
a long-term incentive program with overlapping vesting periods, such that at any one time up to four separate awards are affected by current year performance, thereby requiring sustained high levels of performance; and

•	share ownership guidelines for senior executives, monitored by the Compensation Committee, that ensure alignment with shareholder interests over the long term.

In light of these features of our compensation program, we conclude that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION
Summary Compensation Information
The table below sets forth summary compensation information for each of the last three fiscal years for the individuals serving as our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving in such capacities on December 31, 2012. We refer to the foregoing individuals collectively as our named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation(3)	Total Compensation

Robert J. Palmisano	2012	$750,000	--		1,186,887	$1,155,050	$1,165,669	$217,295	$4,474,901
President and Chief Executive Officer	2011	215,909	--		--	3,638,223	250,000	55,945	4,160,077

Lance A. Berry	2012	307,417	--		168,910	164,567	287,848	13,004	941,746
Senior Vice President and Chief Financial Officer	2011	300,900	--		225,680	72,631	54,162	14,191	667,564
	2010	299,425	--		221,248	66,361	55,544	12,032	654,610

Daniel J. Garen	2012	286,515	60,000	(4)	126,007	448,837	195,601	38,150	1,155,110
Senior Vice President, Chief Compliance Officer

Pascal E.R. Girin	2012	51,136	300,000	(4)	--	1,517,310	--	--	1,868,446
Executive Vice President and Chief Operating Officer

William L. Griffin, Jr.	2012	318,300	--		178,663	174,076	214,593	9,945	895,577
Senior Vice President and General Manager, BioMimetic Therapeutics	2011	318,300	--		238,731	76,827	57,294	7,775	698,927

_____________

(1)	The amounts in the Stock and Option Awards columns represent the grant date fair value of the awards.

(2)	The amounts in the Non-Equity Incentive Plan Compensation column represent amounts earned by each named executive officer under the 2010 Executive Performance Incentive Plan for 2010, 2011 and 2012.

(3)	The amounts in the All Other Compensation column are more fully described in the table under “All Other Compensation - Supplemental.”

(4)	Messrs. Garen and Girin received signing bonuses upon the commencement of their employment.
See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such payment.

All stock options and shares of restricted stock vest upon a change in control, as defined in the Equity Incentive Plan, or the inducement stock option grant agreements of Messrs. Garen and Girin, as applicable.

All Other Compensation – Supplemental
The table below sets forth other compensation information for each of the last three fiscal years for our named executive officers, which is described below the table.

Name and Principal Position	Year	Defined Contribution Plan	Housing/ Car Allowance	Travel Bonus	Financial Planning	Insurance Premiums	Other		Gross Up	Total Other Compensation

Robert J. Palmisano	2012	$7,500	$134,092	--	$5,000	--	$52,002	(1)	$18,701	$217,295
President and Chief Executive Officer	2011	5,625	40,363	--	--	--	7,323	(1)	2,634	55,945

Lance A. Berry	2012	7,500	--	--	4,504	1,000	--		--	13,004
Senior Vice President and Chief Financial Officer	2011	7,350	--	--	5,841	1,000	--		--	14,191
	2010	7,350	--	3,000	1,682	--	--		--	12,032

Daniel J. Garen	2012	5,813	--	--	--	--	20,550	(2)	11,787	38,150
Senior Vice President, Chief Compliance Officer

Pascal E.R. Girin	2012	--	--	--	--	--	--		--	--
Executive Vice President and Chief Operating Officer

William L. Griffin, Jr.	2012	7,500	--	--	2,445	--	--		--	9,945
Senior Vice President and General Manager, BioMimetic Therapeutics	2011	7,350	--	--	425	--	--		--	7,775

(1)	This amount is commuting expenses.

(2)	This amount is relocation expenses.

Grants of Plan-Based Awards
The table below sets forth information concerning grants of plan based awards in 2012 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plans(1)			All Other Awards: Number of Shares of Stock	Awards: Number of Securities Underlying Options	Exercise Price of Option Awards(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Maximum

Robert J. Palmisano	02/13/2012	$375,000	$750,000	$1,500,000	--	--	--	--
	04/16/2012	--	--	--	1,542	--	--	$28,126
	04/16/2012	--	--	--	--	3,989	18.24	27,914
	05/09/2012	--	--	--	54,173	--	--	1,158,760
	05/09/2012	--	--	--	--	141,139	21.39	1,127,136

Lance A. Berry	02/13/2012	92,225	184,450	368,900	--	--	--	--
	04/16/2012	--	--	--	722	--	--	13,169
	04/16/2012	--	--	--	--	1,867	18.24	13,065
	05/09/2012	--	--	--	7,281	--	--	155,741
	05/09/2012	--	--	--	--	18,971	21.39	151,502

Daniel J. Garen.	01/30/2012	--	--	--	--	50,000	17.35	326,175
	02/13/2012	64,466	128,932	257,864	--	--	--	--
	04/16/2012	--	--	--	408	--	--	7,442
	04/16/2012	--	--	--	--	1,046	18.24	7,320
	05/09/2012	--	--	--	5,543	--	--	118,565
	05/09/2012	--	--	--	--	14,443	21.39	115,342

Pascal E.R. Girin	11/26/2016	--	--	--	--	184,500	21.24	1,517,310

William L. Griffin, Jr.	02/13/2012	71,618	143,235	286,470	--	--	--	--
	04/16/2012	--	--	--	763	--	--	13,917
	04/16/2012	--	--	--	--	1,975	18.24	13,821
	05/09/2012	--	--	--	7,702	--	--	164,746
	05/09/2012	--	--	--	--	20,067	21.39	160,255

____________

(1)
Estimated Future Payouts Under Non-Equity Incentive Plans represent the threshold, target, and maximum amounts that could be earned under the Bonus Plan at targets established for each level. Each named executive officer had a target incentive amount that could be earned if we met the targets established. Until the threshold performance is obtained, no incentive is earned. If the maximum performance had been achieved, the named executive officers would have received 200% of their target bonus amount.

(2)
The exercise price of each stock option granted to our named executive officers is equal to the fair market value, within the meaning of the Equity Incentive Plan and the applicable Inducement Stock Option Grant Agreements of the underlying shares of common stock on the grant date, calculated as the closing price on the trading day immediately prior to the grant date. The closing market price on the trading day immediately prior to the grant date was $17.35 on January 27, 2012, $18.24 on April 13, 2012, $21.39 on May 8, 2012 and $21.24 on November 23, 2012.

(3)
The grant date fair value is computed in accordance with FASB ASC Topic 718. For Stock Awards, which consist of restricted stock, the grant date fair value per share is equal to the closing price of our stock on the date of grant. See note 14 to our Audited Financial Statements contained in our Annual Report on Form 10-K for a discussion of assumptions used to determine fair value of Option Awards.

See Compensation Discussion and Analysis above for a complete description. All stock options granted to the named executive officers were granted under the Equity Incentive Plan, except for Mr. Garen's stock options granted on January 30, 2012 and Mr. Girin's stock options, each of which were made pursuant to an inducement stock option award agreement. The Compensation Committee, which administers the Equity Incentive Plan, has general authority to accelerate, extend, or otherwise modify the benefits under the stock options in certain circumstances, subject to limitations of the plan. The Compensation Committee has no present intention to exercise that authority with respect to these stock options.

All the shares of restricted stock were granted under our Equity Incentive Plan.

All stock options and shares of restricted stock vest upon a change in control, as defined in the Equity Incentive Plan or the applicable inducement stock option grant agreements of Messrs. Garen and Girin. All stock options and restricted shares granted to our named executive officers in 2012 vest in equal annual installments over a period of four years after the grant date.

Outstanding Equity Awards
The table below sets forth information regarding the outstanding equity awards held by our named executive officers at December 31, 2012. The stock options and restricted stock awards shown below vested or will vest in equal annual installments over a period of four years after the grant date.

		Option Awards				Stock Awards
Name	Grant Date of Award	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have Not Vested	Market Value of Shares of Stock that Have Not Vested(1)

Robert J. Palmisano	09/17/2011	203,334	406,666	$16.03	09/17/2021	--	--
	04/16/2012	--	3,989	18.24	04/16/2022	1,542	32,367
	05/09/2012	--	141,139	21.39	05/09/2022	54,173	1,137,091

Lance A. Berry	10/23/2003	15,450	--	27.30	10/23/2013	--	--
	03/25/2004	40,000	--	30.11	03/25/2014	--	--
	04/04/2005	50,000	--	23.39	04/04/2015	--	--
	04/04/2006	7,501	--	19.52	04/04/2016	--	--
	05/14/2008	10,000	--	29.19	05/14/2018	--	--
	05/13/2009	4,783	1,595	15.47	05/13/2019	4,464	93,699
	12/11/2009	--	--	--	--	2,500	52,475
	05/13/2010	4,673	4,674	18.37	05/13/2020	6,022	126,402
	05/11/2011	3,038	9,115	15.50	05/11/2021	10,920	229,211
	04/16/2012	--	1,867	18.24	04/16/2022	722	15,155
	05/09/2012	--	18,971	21.39	05/09/2022	7,281	152,828

Daniel J. Garen	01/30/2012	--	50,000	17.35	01/30/2022	--	--
	04/16/2012	--	1,046	18.24	04/16/2022	408	8,564
	05/09/2012	--	14,443	21.39	05/09/2022	5,543	116,348

Pascal E.R. Girin	11/26/2012	--	184,500	21.24	11/26/2022	--	--

William L. Griffin, Jr.	07/22/2008	100,000	--	29.88	07/22/2018	--	--
	05/13/2009	8,858	2,953	15.47	05/13/2019	8,636	181,270
	05/13/2010	4,943	4,943	18.37	05/13/2020	6,369	133,685
	05/11/2011	3,213	9,642	15.50	05/11/2021	11,552	242,476
	04/16/2012	--	1,975	18.24	04/16/2022	763	16,015
	05/09/2012	--	20,067	21.39	05/09/2022	7,702	161,665

________________

(1)
Calculated as the market value on December 31, 2012, which is deemed to have been $20.99 per share, the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2012.

Option Exercises and Stock Vested During 2012
The following table provides information on vesting of restricted stock during 2012 for the named executive officers. There were no stock options exercised by our named executive officers during 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert J. Palmisano	--	$ --
Lance A. Berry	14,864	311,046
Daniel J. Garen	--	--
Pascal E.R. Girin	--	--
William L. Griffin, Jr.	15,671	328,489

Potential Payments Upon Termination or Change in Control
The following table sets forth the benefits payable to our executive officers based upon a hypothetical termination and/or change in control date of December 31, 2012. Our Compensation Committee may, in its discretion, revise, amend, or add to the benefits if it deems advisable.

Name	Benefit(1)	Termination without Cause	Change in Control with Termination	Change in Control without Termination

Robert J. Palmisano	Salary	$3,000,000	$4,500,000	$ --
	Benefits continuation	10,800	10,800	--
	Accrued Bonus Obligation (2)	750,000	750,000	--
	Outplacement benefits	30,000	30,000	--
	Other termination benefits(3)	5,000	5,000	--
	Stock option acceleration(4)	2,028,033	2,028,033	2,028,033
	Restricted stock acceleration(5)	1,169,458	1,169,458	1,169,458
	Total	$6,993,291	$8,493,291	$3,197,491

Lance A. Berry	Salary	$340,000	$579,045	$ --
	Bonus	204,000	408,000	--
	Accrued Bonus Obligation (2)	--	184,450	--
	Benefits continuation	18,359	27,538	--
	Outplacement benefits	30,000	60,000	--
	Other termination benefits(3)	6,000	11,000	--
	Stock option acceleration(4)	--	76,226	76,226
	Restricted stock acceleration(5)	--	669,770	669,770
	Total	$598,359	$2,016,029	$745,996

Daniel J. Garen	Salary	$310,000	$620,000	$ --
	Bonus	139,500	279,000	--
	Accrued Bonus Obligation (2)	--	128,932	--
	Benefits continuation	18,359	27,538	--
	Outplacement benefits	30,000	60,000	--
	Other termination benefits(3)	6,000	11,000	--
	Stock option acceleration(4)	--	184,877	184,877
	Restricted stock acceleration(5)	--	124,911	124,911
	Total	$503,859	$1,436,258	$309,788

Pascal E.R. Girin.	Salary	$500,000	$1,000,000	$ --
	Bonus	375,000	750,000	--
	Accrued Bonus Obligation (2)	--	--	--
	Benefits continuation	--	--	--
	Outplacement benefits	30,000	60,000	--
	Other termination benefits(3)	6,000	11,000	--
	Stock option acceleration(4)	--	--	--
	Restricted stock acceleration(5)	--	--	--
	Total	$911,000	$1,821,000	$ --

William L. Griffin, Jr.	Salary	$318,300	$636,600	$ --
	Bonus	143,235	286,470	--
	Accrued Bonus Obligation (2)	--	143,235	--
	Benefits continuation	14,295	21,443	--
	Outplacement benefits	30,000	60,000	--
	Other termination benefits(3)	6,000	11,000	--
	Stock option acceleration(4)	--	87,617	87,617
	Restricted stock acceleration(5)	--	735,112	735,112
	Total	$511,830	$1,981,477	$822,729

__________________

(1)
Where applicable, the benefit amounts set forth in the table above reflect an automatic reduction in the payment to the extent necessary to prevent the payment from being subject to an excise tax, but only if by reason of the reduction, the after-tax benefit of the reduced payment exceeds the after-tax benefit if such reduction were not made.

(2)	This amount represents a pro-rated portion of the executive's target bonus under the 2010 Executive Performance Incentive Plan.

(3)
The amounts in the Other termination benefits rows include the cost of financial planning services and continued executive insurance. Reimbursement of reasonable attorneys' fees and expenses is not included as the amount is not estimable.

(4)
Stock option acceleration is calculated as the intrinsic value of the unvested options on December 31, 2012. The intrinsic value is calculated as the difference between the market value of our common stock as of December 31, 2012, and the exercise price of the stock option. The market value as of December 31, 2012, was $20.99 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2012.

(5)
Restricted Stock acceleration is calculated as the market value of the unvested awards on December 31, 2012. The market value as of December 31, 2012, was $20.99 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2012.

For purposes of the benefits shown for executive officers, a change of control is deemed to occur, in general, under the circumstances described in the Compensation Discussion and Analysis section above under the heading Severance Benefits.

DIRECTOR COMPENSATION
Director Compensation
We compensate our directors for their services as members of our Board of Directors and committees with a combination of annual retainers and awards of restricted stock and stock options. Directors who are not employees are eligible to receive compensation for their services as directors, while directors who are our employees are ineligible to receive separate director compensation. The following table sets forth a summary of the compensation we paid to our non-employee directors in 2012:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total

Gary D. Blackford	$53,000	$83,507	$79,860	$216,367
Martin J. Emerson	50,000	83,507	79,860	213,367
Lawrence W. Hamilton	45,000	83,507	79,860	208,367
Ronald K. Labrum	40,000	83,507	79,860	203,367
John L. Miclot	50,000	83,507	79,860	213,367
Amy S. Paul	43,000	83,507	79,860	206,367
Robert J. Quillinan	60,000	83,507	79,860	223,367
David Stevens	93,000	83,507	--	176,507
________________

(1)
The amounts in the Stock Awards column represent grant date fair value computed in accordance with FASB ASC Topic 718. For Stock Awards, which consist of restricted stock, the grant date fair value per share is equal to the closing price of our stock on the trading day immediately prior to the date of grant.

As of December 31, 2012, the directors had the following number of shares of restricted stock outstanding: Mr. Blackford - 3,904; Mr. Emerson - 3,904; Mr. Hamilton - 3,904; Mr. Labrum - 9,952; Mr. Miclot - 3,904; Ms. Paul - 3,904; Mr. Quillinan - 3,904; and Mr. Stevens - 3,904.

(2)
The amounts in the Option Awards column represent grant date fair value computed in accordance with FASB ASC Topic 718. See note 14 to our Audited Financial Statements contained in our Annual Report on Form 10-K for a discussion of assumptions used to determine fair value of Option Awards.

As of December 31, 2012, the directors had the following number of stock options outstanding: Mr. Blackford - 40,000; Mr. Emerson - 82,500; Mr. Hamilton - 70,000; Mr. Labrum - 25,000; Mr. Miclot - 70,000; Ms. Paul - 55,000; Mr. Quillinan - 70,000; and Mr. Stevens - 80,000.

Eligible directors are paid an annual retainer of $35,000. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attending meetings of our Board of Directors and its committees. In addition, upon their initial election to our Board of Directors, eligible directors are granted a stock option to purchase 15,000 shares of common stock and a restricted stock award worth approximately $125,000 on the date of grant. Directors reelected to office are granted an option to purchase 10,000 shares of common stock and a restricted stock award worth approximately $83,500 on the date of grant. In 2012, the stock options for all directors were granted pursuant to the Equity Incentive Plan with an exercise price equal to the fair market value of the common stock on the grant date as determined under the Equity Incentive Plan. The stock options vest and become exercisable in equal annual installments over a period of four years after the grant date. In 2012, the restricted stock awards were granted pursuant to the Equity Incentive Plan and vest on the first anniversary of the date of grant. Future equity awards will be granted to eligible directors under our Equity Incentive Plan. The awards granted upon initial election are made either upon initial election or at the same time as annual grants, depending on timing.
In addition to the compensation discussed above, eligible directors are paid in accordance with the following:

•	The non-executive Chairman of our Board of Directors is paid a supplemental annual retainer of $50,000.

•	Audit Committee - The members of the Audit Committee are paid a supplemental annual retainer of $25,000 for the chairman and $10,000 for the other members.

•	Compensation Committee - The members of the Compensation Committee are paid a supplemental annual retainer of $10,000 for the chairman and $5,000 for the other members.

•
Nominating, Compliance and Governance Committee - The members of the Nominating, Compliance and Governance Committee are paid a supplemental annual retainer of $15,000 for the chairman and $8,000 for the other members.

•	Special Committees, to the extent formed - The members of special committees are paid a one-time additional retainer of $5,000.

Director Stock Ownership Guidelines
Our Board of Directors has adopted Director Stock Ownership Guidelines whereby each non-employee director is required to hold 25,000 shares, vested options, or vested restricted shares. Each director shall be given three years from the date of his or her election to achieve the threshold ownership. Once the threshold is reached, a director would be permitted to sell shares; provided, the threshold is maintained. When a director leaves our Board of Directors, the director may sell any vested shares he or she possesses.
Compensation Committee Interlocks and Insider Participation
Lawrence W. Hamilton, Martin J. Emerson, and Ronald K. Labrum, our current directors, served as members of the Compensation Committee of our Board of Directors in 2012. No member of the Compensation Committee is or was an officer or employee of ours or any of our subsidiaries while serving on the committee. In addition, no executive officer of ours served during 2012 as a director or a member of the compensation committee of any entity that had an executive officer serving as our director or a member of the Compensation Committee.

PROPOSAL 1
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
INCREASE THE MAXIMUM SIZE OF THE BOARD OF DIRECTORS TO TEN DIRECTORS
Introduction
On November 19, 2012, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BioMimetic Therapeutics, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we agreed submit to our stockholders for approval at our 2013 annual meeting of stockholders an amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the maximum size of our Board of Directors to ten directors.
Our current Certificate of Incorporation provides that our number of directors shall not be less than one nor more than nine directors. Within this range, the Board of Directors is authorized to fix the exact number of directors from time to time pursuant to our Certificate of Incorporation and Second Amended and Restated Bylaws. The number of directors on our Board of Directors is currently set at nine.
Summary and Effect of Proposed Amendment
In accordance with the Merger Agreement, our Board of Directors has adopted a resolution proposing an amendment to our Certificate of Incorporation to increase the maximum size of our Board of Directors from nine to ten directors. If the proposed amendment, a copy of which is attached as Appendix B to this Proxy Statement, is approved by our stockholders, the maximum size of our Board of Directors shall be increased to ten directors. Furthermore, pursuant to a resolution adopted by our Board of Directors, the number of directors on our Board of Directors will be increased to ten. If the proposed amendment is not approved, the number of directors on our Board of Directors will remain at nine.
Text of Amendment
If the proposed amendment is approved by our stockholders, the first sentence of Article IX of the Certificate of Incorporation will be amended to read as follows:
“The number of directors which shall constitute the entire Board of Directors shall not be less than one (1) nor more than ten (10), which number shall be determined from time to time by the Board of Directors.”
The affirmative vote of two-thirds of our shares issued, outstanding and entitled to vote on the subject matter will be required to approve this amendment to our Certificate of Incorporation.
Effective Date of Amendment
If the proposed amendment is approved by our stockholders, we intend shortly thereafter to file a Certificate of Amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. The Certificate of Amendment will become effective upon its filing. The only changes to the current Certificate of Incorporation will be those made to Article IX as shown above.
Board of Directors' Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM SIZE OF OUR BOARD OF DIRECTORS TO TEN DIRECTORS. Each proxy solicited on behalf of the Board of Directors will be voted FOR the amendment to our Certificate of Incorporation increasing the maximum size of our Board of Directors to ten Directors unless the stockholder instructs otherwise in the proxy.

PROPOSAL 2
ELECTION OF NINE DIRECTORS
Director Nominees
Upon the recommendation of the Nominating, Compliance and Governance Committee, our Board of Directors has nominated the individuals listed below for election as our directors. Each nominee is an existing director and was elected by our stockholders at the 2012 Annual Meeting of stockholders. Each nominee has consented to serve on our Board of Directors. Our Board of Directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee was to become unable to serve as a director, our Board of Directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee.
David D. Stevens. Mr. Stevens, age 59, has been a director since 2004. Mr. Stevens served as our interim Chief Executive Officer from April 4, 2011 to September 17, 2011. He has been a private investor since 2006. Mr. Stevens was the Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc., from 2005 to 2006. He was the Chairman of the Board and Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005. Mr. Stevens was the President and Chief Operating Officer of the predecessor companies of Accredo Health from their inception in 1983 until 1996. He is a director of Allscripts Healthcare Solutions, Inc. and Viasystems Group, Inc., both public companies.
Gary D. Blackford. Mr. Blackford, age 55, has been one of directors since 2008. Since 2007, Mr. Blackford has served as Chairman of the Board of Directors of Universal Hospital Services, Inc. In addition to his role as Chairman, Mr. Blackford has been the President, Chief Executive Officer and a member of the Board of Directors of Universal Hospital Services, Inc. since 2002. From 2001 to 2002, Mr. Blackford was Chief Executive Officer for Curative Health Services Inc. From 1999 to 2001, Mr. Blackford served as Chief Executive Officer for ShopforSchool, Inc. He was the Chief Operating Officer for Value Rx from 1995 to 1998 and the Chief Operating Officer and Chief Financial Officer of MedIntel Systems Corporation from 1993 to 1994. Mr. Blackford also served on the Board of Directors of Compex Technologies, Inc., a public reporting company, from 2005 until its acquisition by Encore Medical Corporation.
Martin J. Emerson. Mr. Emerson, age 49, has been one of our directors since 2006. He currently serves as President, Chief Executive Officer, and Director of Galil Medical, a private medical device company. He was the President and Chief Executive Officer and a director of American Medical Systems Holdings, Inc., a medical device company, from 2005 to 2008, where he also served as the President and Chief Operating Officer from 2004 to 2005, the Executive Vice President of Global Sales and Marketing and Chief Operating Officer from 2003 to 2004, and a Vice President and the General Manager of International from 2000 to 2002. Mr. Emerson has over 23 years of experience in the medical device industry. He was the General Manager and Finance Director in Singapore for Boston Scientific Corporation from 1998 to 2000. Mr. Emerson was the Vice President and Regional Financial Officer in Singapore for MasterCard International Incorporated from 1997 to 1998. He also held management positions with Baxter International Inc. from 1985 to 1997, most recently as the Vice President of Finance of its Hospital Business division. Mr. Emerson is a director of Incisive Surgical, Inc., a private company, and Vascular Solutions, Inc., a public company.
Lawrence W. Hamilton. Mr. Hamilton, age 55, has been one of our directors since 2007. Mr. Hamilton served as the Senior Vice President, Human Resources at Tech Data Corporation, a distributor of information technology, from 1996 to 2006, and as the Vice President, Human Resources from 1993 to 1996. Mr. Hamilton served in a variety of human resource management positions with Bristol-Myers Squibb Company from 1985 to 1993, including Vice President, Human Resources and Administration at Linvatec Corp., an arthroscopic and endoscopic division of Bristol-Myers Squibb Company, from 1991 to 1993. Mr. Hamilton is a certified Senior Professional in Human Resources and recently received the Certified Compensation Professional designation from the American Compensation Association.
Ronald K. Labrum. Mr. Labrum, age 56, has been one of our directors since February 9, 2011. Since 2007, he has served as the Chief Executive Officer of Fenwal, Inc., a provider of products and technologies that support and improve blood collection, processing and transfusion medicine. From 2004 to 2006, Mr. Labrum served as the Chief Executive Officer of Cardinal Health, Inc.'s Healthcare Supply Chain Services, which includes medical products distribution, pharmaceutical distribution, nuclear pharmacy services and the specialty distribution businesses of Cardinal Health, Inc. During 2004, Mr. Labrum served as Chairman and Chief Executive Officer of Integrated Provider Solutions and Cardinal Health - International, both divisions of Cardinal Health, Inc. Prior to 2004, Mr. Labrum served as executive vice president of Cardinal Health, Inc. and Group President of the Medical Products and Services segment. Mr. Labrum joined Cardinal Health in 1999 with the acquisition of Allegiance Healthcare

Corporation, originally American Hospital Supply Corp., where he was president of Allegiance Manufacturing and Distribution. Mr. Labrum is a director of Aptalis Pharma Inc. and Procure Treatment Centers, Inc., both private companies.
John L. Miclot. Mr. Miclot, age 54, has been one of our directors since 2007. He is currently the Chief Executive Officer and a director at Tengion Inc., a publicly traded company that is focused on organ and cell regeneration. Prior to joining Tengion Inc. in December 2011, he was an executive in residence at Warburg-Pincus. Prior to that, he was the President and Chief Executive Officer of CCS Medical, Inc., a provider of products and services for patients with chronic diseases, from 2008 to 2010. He was the President and Chief Executive Officer of Respironics, Inc., a provider of sleep and respiratory products, from 2003 until 2008. Mr. Miclot served in various positions at Respironics, Inc. from 1998 to 2003, including Chief Strategic Officer and President of the Homecare Division. His previous employer, Healthdyne Technologies, Inc., a medical device company, was acquired by Respironics, Inc. in 1998. Mr. Miclot served as Healthdyne Technologies, Inc.'s Senior Vice President, Sales and Marketing, from 1995 to 1998. He began his medical career at DeRoyal Industries, Inc., Baxter International Inc., Ohmeda Medical, Inc., and Medix Inc. Mr. Miclot served as a director of ev3, Inc., a global endovascular device company, prior to the sale of the company in 2010. Currently, Mr. Miclot is a director of Dentsply International, a publicly traded company, chairman of the Board of Directors of Breathe Technologies, Inc., a private company, as well as a director of the Pittsburgh Zoo & PPG Aquarium and Burger King Cancer Caring Center, both charitable institutions.
Robert J. Palmisano. Mr. Palmisano, age 68, was elected director and appointed President and Chief Executive Officer by our Board of Directors on September 17, 2011. Prior to joining us, Mr. Palmisano served as President and Chief Executive Officer of ev3, Inc., a global endovascular device company, from April 2008 to July 2010, when it was acquired by Covidien plc. From 2003 to 2007, Mr. Palmisano was President and Chief Executive Officer of IntraLase Corp. Before joining IntraLase, Mr. Palmisano was President and Chief Executive Officer of MacroChem Corporation from 2001 to 2003. Mr. Palmisano currently serves on the Board of Directors of Bausch & Lomb and the Providence College Board of Trustees. During the past five years, Mr. Palmisano previously served on the Board of Directors of ev3, Inc., Osteotech, Inc., and Abbott Medical Optics, Inc., all public companies.
Amy S. Paul. Ms. Paul, age 61, has been one of our directors since 2008. Ms. Paul retired in 2008 following a 26-year career with C.R. Bard, Inc., a medical device company, most recently serving as the Group Vice President-International since 2003. She served in various positions at C.R. Bard, Inc. from 1982 to 2003, including President of Bard Access Systems, Inc., President of Bard Endoscopic Technologies, Vice President and Business Manager of Bard Ventures, Vice President of Marketing of Bard Cardiopulmonary Division, Marketing Manager for Davol Inc., and Senior Product Manager for Davol Inc. Ms. Paul was a director of Viking Systems, Inc., a publicly traded company, until October 2012 when it was acquired by Conmed Corporation, is a commissioner of the Northwest Commission on Colleges and Universities, and serves on the President's Innovation Network at Westminster College.
Robert J. Quillinan. Mr. Quillinan, age 65, has been one of our directors since 2006. He retired in 2003 following a 23-year career with Coherent, Inc., a leading supplier of lasers, precision optics, and related accessories used in commercial and scientific research applications. At Coherent, Inc., Mr. Quillinan served as Executive Vice President of Mergers and Acquisitions from 2002 to 2003, Executive Vice President and Chief Financial Officer from 1983 to 2002, Vice President and Treasurer from 1982 to 1983, and Corporate Controller from 1980 to 1982. He was the Director of Financial Services for Synertek, Inc. from 1978 to 1980 and an audit manager for Main, LaFrentz & Co. from 1971 to 1978. Mr. Quillinan was a director of Iverson Genetic Diagnostics, Inc., a private company, from 2009 to August 2010.
Board of Directors' Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE. Each proxy solicited on behalf of our Board of Directors will be voted FOR the election of the nine director nominees unless the stockholder instructs otherwise in the proxy.

PROPOSAL 3
ELECTION OF TENTH DIRECTOR
Subject to Approval of Proposal 1, the Election of Tenth Director
As described above under “Proposal 1 - Amendment to Our Certificate of Incorporation to Increase the Maximum Size of our Board of Directors to Ten Directors”, we entered into the Merger Agreement with BioMimetic Therapeutics, Inc. In addition to submitting an amendment to our certificate of incorporation increase the maximum size of our Board of Directors from nine to ten directors (Proposal 1), we agreed in the Merger Agreement to nominate and recommend for election at the Annual Meeting an individual nominated by BioMimetic, who was an independent director of BioMimetic, to serve as the tenth director on our Board of Directors. BioMimetic has nominated Douglas G. Watson.
Upon the recommendation of the Nominating, Compliance and Governance Committee, our Board of Directors has nominated Douglas G. Watson for election as the tenth director. Because Mr. Watson would be the tenth director, his election can only occur if the proposed amendment to our certificate of incorporation is approved. If the amendment to our certificate of incorporation is not approved, Mr. Watson will not be eligible for election.
Mr. Watson, whose biographical information follows, has consented to serve on our Board of Directors. Our Board of Directors does not know of any reason why Mr. Watson would not be able to serve as a director. However, if Mr. Watson were to become unable to serve as a director, our Board of Directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee.
Douglas G. Watson. Mr. Watson, age 68, is currently the Chief Executive Officer of Pittencrieff Glen Associates, a leadership and consulting firm that he founded in 1999. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation (the U.S. subsidiary of Novartis A.G.), President and Chief Executive Officer of Ciba-Geigy Corporation (which merged into Novartis Corporation in December 1996), President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba's U.S. Pharmaceuticals Division. In all, Mr. Watson's career with Novartis spanned 33 years, having joined Geigy (UK) Ltd. in 1966. Mr. Watson currently serves as chairman of the board of OraSure Technologies, Inc., as a lead director of Dendreon Corporation, and a director of Delcath Systems, Inc., all public companies. Prior board memberships have included BioMimetic Therapeutics, Inc., Genta Incorporated, Javelin Pharmaceuticals, Inc., Engelhard Corporation and Summit Bank Corporation, all public companies, and Bionor Immuno AS and BZL Biologics Inc., both private companies. Mr. Watson has also served as a director of the American Liver Foundation and Freedom House Foundation, both charitable organizations.
Board of Directors' Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR DOUGLAS G. WATSON AS OUR TENTH DIRECTOR. Each proxy solicited on behalf of our Board of Directors will be voted FOR the election of Douglas G. Watson unless the stockholder instructs otherwise in the proxy.

PROPOSAL 4
APPROVAL OF OUR AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN
Introduction
The Wright Medical Group, Inc. 2002 Employee Stock Purchase Plan (the “ESPP”) was adopted by our Board of Directors on February 14, 2002, and approved by the stockholders on May 30, 2002. The ESPP was amended on February 6, 2003 to make certain administrative changes. Under the terms of the ESPP, we are authorized to issue shares of common stock to eligible employees. The purpose of the ESPP is to provide a method whereby employees have an opportunity to acquire a proprietary interest in us through the purchase of shares of our common stock. The objectives of the ESPP are to strengthen the commitment of employees to our welfare by providing them with a convenient method for purchasing common stock at below-market price through voluntary, regular payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
Summary of Proposed Changes
Our Board of Directors has reviewed the ESPP and has concluded that it would be in our best interests and the best interest of our stockholders for the ESPP to be amended and restated to increase by 200,000 the number of shares of our common stock to be offered and to reflect administrative changes and applicable changes in the law. Our Board of Directors has adopted, as of February 11, 2013, the Wright Medical Group, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (the “Amended and Restated ESPP”) to effect these changes, subject to approval by our stockholders. If our stockholders do not approve the Amended and Restated ESPP, the ESPP will continue to operate in accordance with its terms.
At present, we are authorized to issue under the ESPP up to 200,000 shares. At December 31, 2012, we had issued 182,275 shares of common stock to employees, leaving 17,725 shares of common stock available for issuance under the ESPP.
We believe that in the near future there will not be a sufficient number of shares of common stock available for future issuance under the ESPP to enable us to continue to achieve our objectives. Therefore, as contemplated in the Amended and Restated ESPP, the maximum number of shares of common stock for which we may grant awards will be increased by 200,000 shares from 200,000 to 400,000 shares. Our Board of Directors believes this number represents reasonable potential equity dilution and provides a significant incentive for employees to increase our value for all stockholders. If this Proposal is approved, this increase of 200,000 shares in the amount of shares reserved for issuance represents approximately 0.5% of the outstanding shares of our common stock as of December 31, 2012. The purpose of this increase is to secure an adequate number of shares for future issuance over the next seven to ten years. In addition, the Amended and Restated ESPP includes other changes intended to ensure the plan's compliance with Section 423 of the Code.
Summary of Amended and Restated ESPP
The following is a summary of the detailed provisions of the Amended and Restated ESPP. The statements contained herein are qualified in their entirety by reference to the Amended and Restated ESPP, a copy of which is attached as Appendix C to this Proxy Statement.
Plan Administration. The Amended and Restated ESPP will be administered by the Compensation Committee. The Compensation Committee will have authority to interpret the Amended and Restated ESPP, construe its terms, adopt rules and regulations, prescribe forms, and make all determinations under the Amended and Restated ESPP.
Shares Available. The Amended and Restated ESPP increases the maximum number of shares of common stock that will be offered under the Stock Purchase Plan, from 200,000 to 400,000 shares, subject to appropriate adjustment in the case of any stock split, reorganization, merger, reclassification, or similar corporate event affecting the common stock. Although shares purchased by participants under the Amended and Restated ESPP can be newly issued shares, treasury shares or shares acquired by us in the open market, we intend to use newly-issued shares.
Eligible Persons. Generally, our employees or employees of any of our subsidiaries that are designated by the Compensation Committee for participation in the Amended and Restated ESPP will be eligible to participate in the Amended and Restated ESPP, provided their customary employment with us or any designated subsidiary is more than 20 hours per week and more than five months per year. However, no employee who, immediately after the grant of an option under the Amended and Restated ESPP, would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of our stock, shall be eligible to participate in the Amended and Restated ESPP. Approximately 1,148 employees are currently eligible to participate.
Plan Periods. The Amended and Restated ESPP provides for two six-month “Plan Periods” in each calendar year, one commencing on January 1 and terminating on the following June 30, and one commencing on July 1 and terminating on the following December 31. The first day of a Plan Period is the “Entry Date” and the last day is the “Exercise Date.” The Compensation Committee may change the beginning date, ending date, and duration of Plan Periods on a prospective basis, provided that Plan Periods will in all cases comply with applicable limitations under Section 423 of the Code.
Participation. An eligible employee may enroll for a Plan Period by delivering a signed subscription agreement to us no later than 15 days after the Entry Date of the Plan Period for which he or she desires to enroll. After initial enrollment in the Amended and Restated ESPP, the employee will be automatically re-enrolled in the Amended and Restated ESPP for subsequent Plan Periods unless he or she withdraws from the Amended and Restated ESPP before a new Plan Period begins, terminates employment, or otherwise becomes ineligible to participate.
Payroll Deductions, Option Price, and Shares Purchased. Upon enrollment in the Amended and Restated ESPP, the employee must elect the rate at which he or she will make payroll contributions for the purchase of common stock, which may be either a fixed amount or a percentage of the employee's compensation. Participants can elect to contribute an amount not more than 5% of their compensation during a Plan Period, or $5,000, whichever is less. For this purpose, “compensation” is defined as the total annual compensation paid to the employee during a Plan Period by us and our designated subsidiaries to the extent such compensation would be subject to F.I.C.A. tax withholding but for the maximum dollar amount of the F.I.C.A. wage base established by federal law; less the amount of such compensation that consists of bonuses, contest awards, reimbursement of moving expenses, life insurance premiums, payments characterized as deferred compensation for purposes of Section 404 or Section 409A of the Code, and compensation reportable to the employee on account of his or her participation in any restricted stock or incentive stock option plans of us or our subsidiaries. A participant is not permitted to purchase common stock having a fair market value, as of the beginning of the Plan Period, in excess of $25,000 in any single calendar year.
All employee contributions will be made by means of direct payroll deduction. The contribution rate elected by a participant will continue in effect until modified, but a participant may not change his or her previously elected contribution rate during a Plan Period. A participant's contributions will be credited to a payroll deduction account maintained on behalf of such participant. No interest will be credited on payroll contributions.
On each Entry Date, a participant will be deemed to have been granted an option to purchase up to the number of shares of common stock that results from dividing (i) by (ii) where: (i) is either (x) the percentage of compensation the employee has elected to have withheld during the Plan Period multiplied by the employee's compensation for the Plan Period or (y) the fixed amount per pay date which the employee has elected to have withheld during the Plan Period multiplied by the number of pay dates in the Plan Period and (ii) is the Option Price, determined as set forth in the next paragraph. On the Exercise Date of each Plan Period, the Compensation Committee will automatically exercise each participant's option to purchase the number of whole shares that results from dividing the balance of each participant's payroll deduction account by the Option Price.
At the end of the Plan Period, shares of common stock will be purchased under the Amended and Restated ESPP at a price equal to the lesser of 85% of the fair market value of common stock on the Entry Date of the Plan Period or 85% of the fair market value of the common stock on the Exercise Date of the Plan Period. We will sell the shares directly to the Plan at that price for delivery to participating employees. If the aggregate number of whole shares which could be purchased by all participants exceeds the total number of shares of common stock with respect to which the Compensation Committee granted options on the Entry Date of a Plan Period, then the option will be exercised to purchase each participant's pro rata share of the available common stock, and any excess balance in a participant's payroll deduction account will be refunded.
Transferability. Shares purchased under the Amended and Restated ESPP cannot be sold, exchanged, pledged, hypothecated or otherwise transferred until the later of (i) a period of one year after the Exercise Date when they were purchased, or (ii) a period of two years after the date the option to acquire the shares was granted under the Amended and Restated ESPP (the “Holding Period”). These restrictions will be evidenced by an appropriate legend on each stock certificate issued to a participant. The restrictions may be waived by the Compensation Committee if the participant demonstrates that he or she has a financial emergency which necessitates liquidating the shares and makes adequate arrangements to cover withholding taxes resulting from the early sale of the common stock.
Participants' rights under the Amended and Restated ESPP are nontransferable except pursuant to the laws of descent and distribution. A participant does not become the owner of shares purchased under the Amended and Restated ESPP and does not have any voting, dividend or other rights as a stockholder with respect to such shares until the shares have been transferred to the participant on our stockholder records.
Withdrawal and Termination of Employment. A participant may withdraw his or her payroll deductions from the Amended and Restated ESPP at any time by giving written notice to our Secretary, and such notice will also stop any further payroll deductions under the Amended and Restated ESPP. However, if the notice to withdraw is not received prior to the Exercise Date for a Plan Period, the participant's option to purchase shares will automatically be exercised pursuant to the terms of the Amended and Restated ESPP, and the payroll deductions will be used to pay for the shares covered by such option.
Enrollment in the Amended and Restated ESPP will also terminate upon termination of a participant's employment by us or one of our designated subsidiaries. Upon termination of employment for any reason other than death, the payroll deductions credited to a participant's account will be returned. Upon termination of employment because of death, a participant's beneficiary may elect to either withdraw the payroll deductions credited to a participant's account, or exercise the participant's option to purchase common stock on the next Exercise Date.
Amendment and Termination. The Board of Directors may terminate, amend or modify the Amended and Restated ESPP without obtaining approval from our stockholders, except that the Board of Directors will not, without stockholder approval, increase the maximum number of shares which may be issued under the Amended and Restated ESPP (other than adjustments for stock splits and other changes in capitalization as provided in the Amended and Restated ESPP), amend the requirements for eligibility to participate in the Amended and Restated ESPP, amend the Amended and Restated ESPP in any manner which would have the effect of causing the Amended and Restated ESPP not to be an “employee stock purchase plan” as defined and set forth in Section 423 of the Code, or change the shares with respect to which the option to purchase may be granted or change the granting corporation. However, no termination, amendment or modification of the Amended and Restated ESPP may be made which would adversely affect the rights of any employee then having an option to purchase shares under the Amended and Restated ESPP without the affected employee's consent.
Adjustments Upon Changes in Capitalization. In the event of any change in the structure of our common stock, such as a reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, the Compensation Committee may make an appropriate adjustment in the number, kind and price of shares available for purchase under the Amended and Restated ESPP.
Federal Income Tax Consequences
Rights to purchase shares under the Amended and Restated ESPP are intended to constitute “options” issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code. We believe that under present law the following federal income tax consequences would generally result under the Amended and Restated ESPP:
1.No taxable income results to the participant upon the grant of an option or upon the purchase of shares for his or her account under the Amended and Restated ESPP (although the amount of a participant's payroll deductions under the Amended and Restated ESPP will be taxable as ordinary income as if received by the participant).

2.If the participant (i) disposes of shares after the expiration of the Holding Period (i.e., after the later of one year after the Exercise Date of the Plan Period with respect to which the shares were purchased or two years after the option to acquire the shares was granted under the Amended and Restated ESPP), or (ii) dies at any time while holding shares acquired under the Amended and Restated ESPP, then at the time the participant disposes of the shares he or she will recognize ordinary income in an amount equal to the lesser of (x) the fair market value of the shares on the Entry Date of the Plan Period with respect to which they were acquired, and (y) the excess of the fair market value of the shares on the date of disposition or death over the amount of the participant's payroll deductions used to purchase the shares.

3.If the participant disposes of shares prior to the expiration of the Holding Period (i.e., before the later of one year after the Exercise Date of the Plan Period with respect to which the shares were purchased or two years after the option to acquire the shares was granted under the Amended and Restated ESPP), then at that time the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the Exercise Date over the amount of the participant's payroll deductions used to purchase the shares. The participant will be considered to have disposed of a share if the participant sells, exchanges, makes a gift or transfers (except by death) legal title to the share.

4.In addition, the participant will recognize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of common stock and the participant's basis in the common stock (i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in (2) and (3) above).

5.If the Holding Period is satisfied, we will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of shares purchased under the Amended and Restated ESPP. If the Holding Period is not satisfied, we generally should be entitled to a tax deduction in an amount equal to the amount taxed to the participant as ordinary income.

Dividends, if any, on shares purchased pursuant to the Amended and Restated ESPP will be taxable as ordinary income in the year paid.
The foregoing provides only a general description of the application of Federal income tax laws to the Amended and Restated ESPP and does not purport to be complete. The summary does not address the effects of other Federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, participants are urged to consult a tax advisor as to their individual circumstances.
New Plan Benefits
The benefits to be received by participants in the Amended and Restated ESPP will depend upon the number of eligible employees who enroll in the Amended and Restated ESPP, the payroll deduction elections made by such employees, and the availability of shares under the Amended and Restated ESPP. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Amended and Restated ESPP or the benefits that would have been received by such participants if the Amended and Restated ESPP had been in effect in the year ended December 31, 2012.
Board of Directors' Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN. Each proxy solicited on behalf of our Board of Directors will be voted FOR the approval of our Amended and Restated 2002 Employee Stock Purchase Plan unless the stockholder instructs otherwise in the proxy.

PROPOSAL 5
APPROVAL OF OUR SECOND AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN
Introduction
The 2009 Equity Incentive Plan originally was adopted by our Board of Directors and approved by the stockholders on May 13, 2009. On May 9, 2010, the 2009 Equity Incentive Plan was amended and restated to increase the number of shares of our common stock available for awards thereunder by 3,500,000 shares. Under the 2009 Equity Incentive Plan, as amended and restated (the “Equity Incentive Plan”), we are authorized to grant equity-based awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units, and stock bonuses to our and our subsidiaries' employees (including executive officers), directors, and consultants. The purpose of the Equity Incentive Plan is to provide a means for us to attract able persons to become and remain employees and directors of and consultants to us and our subsidiaries by providing them with long-term, equity based incentive compensation. The objectives of the Equity Incentive Plan are to strengthen the commitment of our employees, directors, and consultants to our welfare and to promote an identity of interest between them and our stockholders.
Summary of Proposed Changes
The Compensation Committee of our Board of Directors has reviewed the Equity Incentive Plan and has concluded that it would be in our best interests and the best interest of our stockholders for Equity Incentive Plan to be further amended to increase by 3,500,000 the number of shares of our common stock available for awards thereunder, to create a fungible share pool that reduces the share reserve more rapidly when “full value” awards such as restricted stock are granted, and to provide certain minimum vesting requirements for awards. The Compensation Committee has adopted the Second Amended and Restated 2009 Equity Incentive Plan to effect these changes, subject to approval by our stockholders in a manner that complies with applicable law, the rules and regulations of the SEC, and the rules and regulations of Nasdaq. If approved by our stockholders, the Second Amended and Restated 2009 Equity Incentive Plan will become effective as of May 14, 2013, the date of our 2013 Annual Meeting.
At present, we are authorized to grant equity-based awards under the Equity Incentive Plan for up to 1,450,000 shares plus the number of shares of common stock granted under the 1999 Equity Incentive Plan that are not exercised or are forfeited, lapsed, or expired, or otherwise terminate without delivery of any shares of common stock subject thereto, to the extent such common stock would otherwise again have been available under the 1999 Equity Incentive Plan. At December 31, 2012, we had granted stock options to approximately 160 employees, directors and independent distributors. At December 31, 2012, we had granted restricted stock to approximately 360 employees, directors and independent distributors. At December 31, 2012, we had granted restricted stock units to approximately 40 employees, directors and independent distributors. We thus far have not granted any stock appreciation rights, performance share units, or stock bonuses under the Equity Incentive Plan. At December 31, 2012, we had issued 197,053 shares of common stock pursuant to stock option exercises, and there were outstanding stock options to purchase 3,181,934 shares of common stock (the weighted-average exercise price for which is $22.92 and the weighted-average remaining term for which is 5.3 years) and unvested restricted shares and restricted stock units of 813,825. As a result, at December 31, 2012, there were 1,588,329 remaining shares of common stock available for future awards under the Equity Incentive Plan, our only active equity incentive plan.
As noted in “Compensation Discussion and Analysis”, we believe the equity compensation aligns the long-term interests of our executive officers with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return. Based on our current compensation policies and in connection with our acquisition of BioMimetic, the Compensation Committee believes that in the near future there will not be a sufficient number of shares of common stock available for future awards under the Equity Incentive Plan to enable us to continue to achieve our objectives. Therefore, as contemplated in the Second Amended and Restated 2009 Equity Incentive Plan, the maximum number of shares of common stock for which we may grant awards will be increased by 3,500,000 shares from 1,450,000 to 4,950,000 shares, plus the number of shares of common stock granted under the 1999 Equity Incentive Plan that are not exercised or are forfeited, lapsed, or expired, or otherwise terminate without delivery of any shares of common stock subject thereto, to the extent such common stock would otherwise again have been available under the 1999 Equity Incentive Plan. The additional shares represent a 241% increase in the number of authorized shares under the Equity Incentive Plan, but constitute only 8.8% of the shares of common stock that were outstanding on December 31, 2012. If the additional shares were all granted and issued as “full value” awards, after adjusting for the impact of the fungible share ration described below, the number of shares issued from the additional 3,500,000 shares would be only 1,750,000 shares representing 4.4% of the shares of common stock that were outstanding on December 31, 2012. Our Board of Directors believes this number represents reasonable potential equity dilution and provides a significant incentive for employees, directors and consultants to increase our value for all stockholders. The additional 3,500,000 shares, together with the existing 1,588,239 shares at December 31, 2012, are expected to provide us with a sufficient number of available shares of common stock to make awards under the Second Amended and Restated 2009 Equity Incentive Plan for approximately the next 2 to 4 years.
The Compensation Committee has chosen to add a provision making the number of shares of common stock available for issuance under the Equity Incentive Plan a fungible share pool. Accordingly, shares issued in respect of any full value award (any award under the plan other than a options or stock appreciation rights) granted under the plan after March 14, 2013 shall be counted against the share limit as two shares for every one share actually issued in connection with such award. Shares issued in respect of any other award (not a full value award) shall be counted against the share limit as one share. Therefore, as noted previously, if stockholders approve the Second Amended and Restated 2009 Equity Incentive Plan and all of 3,500,000 additional shares are issued as full value awards, the total number of additional shares issued under the Second Amended and Restated 2009 Equity Incentive Plan will be 1,750,000.
To address stockholders' potential concerns regarding the number of options, restricted shares and restricted stock units we grant in a given year, the Compensation Committee has committed that, with respect to the number of shares subject to awards granted over the next three fiscal years, we will maintain an average annual burn rate over that period that does not exceed 5.09% of weighted common shares outstanding. For purposes of calculating the number of shares granted in a particular year, all awards will first be converted into option-share equivalents. In this case, each share that is subject to a full value award will count as equivalent to 2.5 shares. This burn rate limitation does not apply to awards under plans assumed in acquisitions, awards subject to performance vesting, or issuances under tax-qualified employee stock purchase plans.
To address stockholders' potential concerns regarding the vesting terms of awards granted under the Equity Incentive Plan, the Compensation Committee has chosen to add a provision providing for minimum vesting requirements for most awards. With the exception of substitute awards granted in a business combination, performance-based awards must have a minimum vesting period of at least one year, and non-performance based awards must vest over at least three years. Certain awards are excluded from the minimum vesting requirements, including awards in lieu of for cash compensation, awards to non-employee directors, accelerated vesting due to a participant's death, disability or retirement or a change in control, and awards covering less than 10% of the shares authorized under the Equity Incentive Plan.
The Second Amended and Restated 2009 Equity Incentive Plan became effective on February 11, 2013. If approved by our stockholders, Second Amended and Restated 2009 Equity Incentive Plan will expire on May 13, 2019. If our stockholders do not approve the Second Amended and Restated 2009 Equity Incentive Plan, the Equity Incentive Plan as in effect immediately prior to February 11, 2013 will continue to operate in accordance with its terms.
Summary of Second Amended and Restated 2009 Equity Incentive Plan
The following is a summary of the detailed provisions of the Second Amended and Restated 2009 Equity Incentive Plan. The statements contained herein are qualified in their entirety by reference to the Second Amended and Restated 2009 Equity Incentive Plan, a copy of which is attached as Appendix D to this Proxy Statement.
General. The Second Amended and Restated 2009 Equity Incentive Plan authorizes us to grant to eligible persons the following types of equity-based awards: options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code; options to purchase common stock that do not qualify as incentive stock options under the Code, which are also referred to as “nonqualified stock options”; stock appreciation rights (SARs); shares of restricted stock; restricted stock units; performance share units; and stock bonuses.
Eligible Persons. Approximately 130 non-union employees and directors of our related entities are eligible to receive equity-based awards under the Second Amended and Restated 2009 Equity Incentive Plan. Under present law, incentive stock options may be granted only to employees.
Shares Available. As contemplated by the amendment, the aggregate number of shares of common stock which may be made subject to all awards granted under the Second Amended and Restated 2009 Equity Incentive Plan is 4,950,000 shares, plus the number of shares of common stock granted under the 1999 Equity Incentive Plan that are not exercised or are forfeited, lapsed, or expired, or otherwise terminate without delivery of any shares of common stock subject thereto, to the extent such common stock would otherwise again have been available under the 1999 Equity Incentive Plan. As of December 31, 2012, and as contemplated under the Second Amended and Restated 2009 Equity Incentive Plan, there will be 5,088,329 remaining shares of common stock available for future awards, of which full value awards will be limited to 2,544,164 shares. Any and all shares of stock that may be made subject to Awards are authorized to be issued pursuant to Incentive Stock Options. The awards granted under the Second Amended and Restated 2009 Equity Incentive Plan and the foregoing share limitations are subject to equitable adjustment or substitution, as determined by the Compensation Committee, in its sole discretion, in the event of certain changes in our outstanding shares of common stock or its capital structure resulting from stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization. In the event that any stock option, SAR, restricted stock, restricted stock unit, or performance share unit expires or is surrendered, terminated, or forfeited, the shares of common stock no longer subject to such award will be released and thereafter available for new awards to be granted under the Second Amended and Restated 2009 Equity Incentive Plan. The Compensation Committee may grant awards under the Second Amended and Restated 2009 Equity Incentive Plan in substitution for awards held by employees of another entity who become our employees as a result of a business combination, and such substitute awards will not count against the plan share reserve.
As of December 31, 2012, we had granted stock options and stock bonuses to approximately 160 employees, directors and independent distributors. As of December 31, 2012, we had granted full value awards to approximately 400 employees, directors and independent distributors. We thus far have not granted any stock appreciation rights, performance share units, or stock bonuses under the Equity Incentive Plan. As of December 31, 2012, there were outstanding stock options to purchase 3,181,934 shares of common stock (the weighted-average exercise price for which is $22.92 and the weighted-average remaining term for which is 5.3 years) and unvested restricted shares and restricted stock units of 813,825.
Administration. The Compensation Committee of our Board of Directors is authorized to administer the Second Amended and Restated 2009 Equity Incentive Plan. The Compensation Committee has the authority, subject to the provisions of the Second Amended and Restated 2009 Equity Incentive Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the administration of the Second Amended and Restated 2009 Equity Incentive Plan as it may deem necessary or advisable. The Compensation Committee has the power, subject to the provisions of the Second Amended and Restated 2009 Equity Incentive Plan, to select the eligible persons to participate in the Second Amended and Restated 2009 Equity Incentive Plan; determine the nature and extent of the awards to be made to each participant; determine the time or times when awards will be made to participants; establish the performance goals and determine the period of time within which performance is measured with respect to performance share units; determine the period of time during which shares of restricted stock are subject to restrictions; determine the conditions for the payment of awards; and prescribe the forms of agreements and documents evidencing the awards.
Types of Equity-Based Awards.
Stock Options. The Compensation Committee may grant awards of stock options to eligible persons under the Second Amended and Restated 2009 Equity Incentive Plan. Nonqualified stock options may be granted to all eligible persons, but incentive stock options may be granted only to employees of ours and our related entities.
The Compensation Committee may set the exercise price of stock options, provided that the exercise price is not less than the fair market value of the underlying common stock on the date of grant. Stock options will vest and become exercisable in such a manner and on such date or dates as are determined by the Compensation Committee. The stock options will expire after a period not exceeding 10 years from the date of grant, as determined by the Compensation Committee, subject to earlier termination in the event that the participant's employment or service with us or a related entity ceases before the end of the option period. If an incentive stock option is granted to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock, the option period may not exceed five years and the exercise price may not be less than 110% of the fair market value of the underlying common stock on the date of grant. Each stock option is to be evidenced by a stock option agreement containing such provisions, consistent with the Second Amended and Restated 2009 Equity Incentive Plan, as are determined by the Compensation Committee.
Stock Appreciation Rights. The Compensation Committee may grant awards of stock appreciation rights to eligible persons, alone or in tandem with stock options, pursuant to the Second Amended and Restated 2009 Equity Incentive Plan. A SAR confers on the participant the right to receive the value equal to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price of the SAR. We may pay an exercised SAR's excess value in the form of cash, shares of common stock, or a combination of both as determined by the Compensation Committee. If, on the day that an unexercised SAR is scheduled to expire, the fair market value of the common stock exceeds the exercise price of the SAR, the SAR will be deemed to have been exercised by the participant on such last day, and we will make the appropriate payment therefore. Each SAR is to be subject to such terms and conditions as are imposed by the Compensation Committee and are not inconsistent with the Second Amended and Restated 2009 Equity Incentive Plan.
Restricted Stock. The Compensation Committee may grant awards of restricted stock to eligible persons under the Second Amended and Restated 2009 Equity Incentive Plan. Upon the award of the restricted stock, we issue such stock to be held in a restricted book entry account in the name of the participant. The participant's rights to the restricted stock are subject to certain transferability and forfeiture restrictions during a restricted period which commences on the date of grant of the restricted stock and expires from time to time in accordance with a schedule established by the Compensation Committee. While the restrictions are in place, the participant generally has the rights and privileges of a stockholder as to the restricted stock, including the right to vote the restricted stock and to receive dividends thereon. Upon the expiration of the restricted period, the restrictions are of no further force or effect with respect to the restricted stock, and we will remove the restrictions of such restricted book entry account. Each restricted stock award is to be evidenced by an agreement between us and the participant setting forth the applicable restrictions.
Restricted Stock Units. The Compensation Committee may grant awards of restricted stock units to eligible persons pursuant to the Second Amended and Restated 2009 Equity Incentive Plan. A restricted stock unit is a hypothetical investment equal to one share of common stock. We do not issue any shares of common stock when a restricted stock unit award is made, and the participant is not considered a stockholder of ours. The participant's rights with respect to the restricted stock units are subject to certain forfeiture provisions during a restricted period which commences as of the date of grant of the restricted stock units and expires from time to time in accordance with a schedule established by the Compensation Committee. Upon the expiration of the restricted period, we deliver to the participant one share of common stock for each restricted stock unit for which the restrictions have expired. The terms and conditions of each grant of restricted stock units are to be reflected in a written award agreement.
Performance Share Units. The Compensation Committee is authorized to establish performance share unit programs and may grant awards of performance share units to eligible persons in accordance with such programs under the Second Amended and Restated 2009 Equity Incentive Plan. The Compensation Committee determines the number of performance share units to be granted to each eligible person who is selected to receive such an award. At the beginning of each performance measurement period, referred to in the Second Amended and Restated 2009 Equity Incentive Plan as an “award period,” the Compensation Committee establishes written performance goals based on our financial objectives for such award period and a schedule relating the accomplishment of the performance goals to the performance share units to be earned by the participants. The performance goals may include absolute or relative growth in earnings per share or rate of return on stockholders' equity or any other measurement of corporate performance and may be determined on an individual basis or by categories of participants. The Compensation Committee may adjust the performance goals during the award period to account for certain events affecting us. At the completion of the award period, the Compensation Committee calculates the number of shares of common stock earned with respect to each participant's performance share unit award by multiplying the number of performance share units granted to the participant by a performance factor representing the degree of attainment of the performance goals. Payment of earned performance share units is made in the form of shares of common stock or, at the Compensation Committee's discretion, cash if requested by the participant.
Stock Bonuses. The Compensation Committee may issue unrestricted shares of common stock to eligible persons pursuant to the Second Amended and Restated 2009 Equity Incentive Plan. The Compensation Committee may grant the stock awards as or in payment of a bonus to the participant, to provide incentives for the participant, or to recognize the participant's special achievements or contributions.
Transferability. A participant's rights and interest under the Second Amended and Restated 2009 Equity Incentive Plan, including amounts payable, may not be sold, assigned, donated, transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a participant's death, to a designated beneficiary to the extent permitted in the Second Amended and Restated 2009 Equity Incentive Plan, or in the absence of such designation, by will or the laws of descent and distribution. The Compensation Committee, however, may allow for the transfer of awards other than incentive stock options to other persons or entities.
Change of Control Provisions. The award agreements entered into under the Second Amended and Restated 2009 Equity Incentive Plan may provide for change in control provisions. In the absence of such provisions, in the event of any of the following: (i) we are merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by our stockholders in a form other than stock or other equity interests of the surviving entity, (ii) all or substantially all of our assets are acquired by another person, or (iii) the reorganization or liquidation of us, the Compensation Committee may in its discretion and upon at least ten days advance notice to the affected persons, cancel any outstanding awards and pay to the holders in cash the value of such awards based upon the price per share of stock received or to be received by our other stockholders in such event.
Minimum Vesting Requirements. Except in the case substitute awards granted in a business combination as described above, full-value awards shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in lieu of foregone cash compensation. However, the Compensation Committee may at its discretion (i) accelerate vesting of such full-value awards in the event of the participant's death, disability, or retirement, or the occurrence of a change in control, or (ii) grant full-value awards without the minimum vesting requirements described above with respect to awards covering 10% or fewer of the total number of shares authorized under the Second Amended and Restated 2009 Equity Incentive Plan. The minimum vesting requirements shall not apply to awards made to non-employee directors

Amendment and Termination. Our Board of Directors may terminate the Second Amended and Restated 2009 Equity Incentive Plan at any time. Our Board of Directors or the Compensation Committee may suspend and, if suspended, reinstate the Second Amended and Restated 2009 Equity Incentive Plan in whole or in part at any time and from time to time. Any amendment of the Second Amended and Restated 2009 Equity Incentive Plan must be approved by our stockholders to the extent that such approval is required by the Second Amended and Restated 2009 Equity Incentive Plan, applicable law, the rules and regulations of the SEC, or the rules and regulations of any national securities exchange on which the common stock is then listed.
Federal Income Tax Consequences
The following is a summary of the material anticipated United States federal income tax consequences of the Second Amended and Restated 2009 Equity Incentive Plan to us and the participants. The summary is based on current federal income tax law, which is subject to change, and does not address state, local, or foreign tax consequences or considerations.
Stock Options. The grant of a stock option that does not have a readily ascertainable value will not result in taxable income at the time of the grant for either us or the optionee. Upon exercising an incentive stock option, the optionee will have no taxable income (except that the alternative minimum tax may apply) and we will receive no deduction. Upon exercising a nonqualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the stock option exercise price, and we will be entitled to a deduction for the same amount. The optionee's income is subject to withholding tax as wages. The optionee's basis for determining any subsequent gain or loss on the sale of stock acquired through the exercise of an option includes both the exercise price and any income recognized.
The tax treatment of the optionee upon a disposition of shares of common stock acquired through the exercise of a stock option is dependent upon the length of time that the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a nonqualified stock option. If an employee exercises an incentive stock option and holds the shares for two years from the date of grant and one year after exercise, then any gain or loss realized based on the exercise price of the stock option will be treated as long-term capital gain or loss. Shares obtained upon exercise of an incentive stock option that are sold without satisfying these holding periods will be treated as shares received from the exercise of a nonqualified stock option. Generally, upon the sale of shares obtained by exercising a nonqualified stock option, the optionee may recognize capital gain or loss, the character of which is dependent upon the length of time that the shares have been held. Generally, there will be no tax consequence to us in connection with the disposition of shares of common stock acquired under a stock option, except that we may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable holding periods have been satisfied.
Stock Appreciation Rights. The grant of a SAR will not result in taxable income to the participant at the time of the award. Upon exercising the SAR, the participant will recognize ordinary income in the amount by which the fair market value of the common stock or the amount of cash, as the case may be, exceeds the SAR exercise price, if any. We will be entitled to a deduction for the same amount. The participant's income is subject to withholding tax as wages. Upon a disposition of shares of common stock acquired through the exercise of the SAR, the participant may recognize capital gain or loss, the character of which is dependent upon the length of time that the shares have been held. Generally, there will be no tax consequences to us in connection with the disposition of shares of common stock acquired under a SAR.
Restricted Stock. An award of shares of common stock that is limited in terms of transferability and is subject to a substantial risk of forfeiture (i.e., restricted stock) will not result in taxable income to the participant at the time of the grant. Prior to the lapse of either of the restrictions on the restricted stock, any dividends on such shares will be paid currently and will be treated as ordinary compensation income to the participant, subject to withholding. Upon the lapse of either of the restrictions, the participant will recognize ordinary compensation income in the amount of the fair market value of the shares of common stock at the time that the restriction lapses, less the amount paid for the shares, if any.
Alternatively, within 30 days after transfer of the restricted stock, a participant may make an election under Section 83(b) of the Code, which would allow the participant to include in income in the year that the restricted common stock is awarded an amount equal to the fair market value of the restricted stock on the date of such award determined as if the restricted common stock were not subject to restrictions. The employer is then entitled to a compensation-paid deduction in the same amount. The election is required to be written and delivered to both the Internal Revenue Service and the employer within that 30-day period. The participant is also required to confirm the election with the filing of the participant's federal income tax return for the year in which the award is made. Failure to satisfy any of these requirements may invalidate the intended election. In the event of a valid Section 83(b) election, the participant will not recognize income at the time that the restrictions actually lapse. In addition, any appreciation or depreciation in the value of the stock and any dividends paid on the stock after a valid Section 83(b) election are not deductible by the employer as compensation paid. For purposes of determining the period of time that the participant holds the restricted stock, the holding period begins on the award date when a participant makes a Section 83(b) election. Further, any dividends received after the Section 83(b) election is made will constitute ordinary dividend income to the participant and will not be deductible by the employer. If the restricted stock subject to the Section 83(b) election is subsequently forfeited, however, the participant is not entitled to a deduction or tax refund with respect to the income recognized because of the election, but may take a capital loss with respect to the amount paid for the shares, if any.
We will be entitled to a deduction for the year in which the participant recognizes ordinary income with respect to the restricted stock in an amount equal to such income.
Restricted Stock Units. The grant of a restricted stock unit will not result in taxable income to the participant at the time of the grant. At the time that we make a payment with respect to the restricted stock unit, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of common stock received or in the amount of the cash received, as the case may be. Wage withholding rules will apply. We will be entitled to a deduction at the time of payment in an amount equal to such income.
Performance Share Units. The grant of a performance share unit will not result in taxable income to the participant at the time of the grant. At the time that we make a payment with respect to the performance share units, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of common stock received or in the amount of the cash received, as the case may be. Wage withholding rules will apply. We will be entitled to a deduction at the time of payment in an amount equal to such income.
Stock Bonuses. A participant who receives a stock bonus will recognize ordinary compensation income upon receipt of the stock in an amount equal to the fair market value of the stock on the date of grant. Wage withholding rules will apply. We will be entitled to a deduction at the time of grant in an amount equal to such income.
Effect of Section 162(m) of the Code. Section 162(m) of the Code limits to $1,000,000 per person the annual amount that we may deduct for compensation paid to any of our most highly compensated employees. Compensation payable as a result of the attainment of performance goals may be excluded from this limit. To qualify as performance-based compensation, the Second Amended and Restated 2009 Equity Incentive Plan and the awards made thereunder must meet certain requirements. For example, stock options and SARs granted with an exercise price not less than the fair market value of the underlying shares of common stock are considered performance-based compensation, so long as the Second Amended and Restated 2009 Equity Incentive Plan and the stock option or SAR meet certain requirements, because the amount of compensation is attributable to an increase in the price of the common stock. Restricted stock awards may or may not qualify as performance-based compensation, depending on whether the vesting of the restricted stock is based on the attainment of performance-based goals.
Common Stock Price
The last sale price of our common stock on December 31, 2012, as reported by the Nasdaq Global Select Market, was $20.99 per share.
Award Grants
Past Award Grants. The following table sets forth information regarding the number of equity-based awards that were made under the Equity Incentive Plan during 2012, to (i) each of our named executive officers, (ii) all named executive officers as a group, (iii) all directors, who are not executive officers, as a group, and (iv) all employees, who are not named executive officers, as a group. There is no applicable disclosure to be made with regard to any associate of our directors, director nominees, and executive officers or any other recipient of 5% or more of the stock options.

Name or Category	Options	Restricted Stock
Robert A. Palmisano	145,128	55,715
Lance A. Berry	20,838	8,003
Daniel Garen	15,489	5,951
Pascal E.R. Girin	--	--
William L. Griffin, Jr.	22,042	8,465
All named executive officers as a group	203,497	78,134
All directors, who are not executive officers, as a group	70,000	31,232
All employees, who are not named executive officers, as a group	529,999	188,731
Future Award Grants. The granting of equity-based awards under the Second Amended and Restated 2009 Equity Incentive Plan is at the discretion of the Compensation Committee. The Compensation Committee has not yet determined any additional awards that will be granted under the Second Amended and Restated 2009 Equity Incentive Plan to the persons and groups of persons identified in the preceding table. See “Executive Compensation - Grant of Plan Based Awards” for information regarding the stock options, restricted stock, and restricted stock units granted in 2012 to our executive officers named in the Summary Compensation Table.
Board of Directors' Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR SECOND AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN. Each proxy solicited on behalf of our Board of Directors will be voted FOR the approval of our Second Amended and Restated 2009 Equity Incentive Plan unless the stockholder instructs otherwise in the proxy.

PROPOSAL 6
APPROVAL OF OUR AMENDED AND RESTATED
2010 EXECUTIVE PERFORMANCE INCENTIVE PLAN
Introduction
The 2010 Executive Performance Incentive Plan (the “Performance Incentive Plan”) was originally adopted by our Compensation Committee on March 20, 2010, and the material terms of the Performance Incentive Plan were approved by our stockholders on May 13, 2010. The Performance Incentive Plan provides for objective, performance-based awards for selected senior executives, subject to a maximum limit, as described in more detail below. Amounts paid under the Performance Incentive Plan are intended to qualify as “performance-based compensation,” which is excluded from the $1,000,000 limit on deductible compensation set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Summary of Proposed Changes
The Compensation Committee of our Board of Directors has reviewed the Performance Incentive Plan and has concluded that it would be in our best interest and the best interest of our stockholders for the Performance Incentive Plan to be amended and restated (i) to allow for awards to be paid, in whole or in part, in shares of our common stock, at the election of the participant, (ii) to permit all awards to be paid as soon as the performance goals have been achieved and certified to in writing by the Compensation Committee, and (iii) to make certain other administrative, clarifying and conforming amendments to the provisions of, and definitions used in, the Performance Incentive Plan. Our Board of Directors, upon the recommendation by the Compensation Committee, has adopted the Amended and Restated 2010 Equity Performance Incentive Plan (the “Amended and Restated Performance Incentive Plan”) to effect these changes, subject to approval by our stockholders in a manner that complies with applicable law, the rules and regulations of the SEC, the rules and regulations of Nasdaq and Section 162(m) of the Code.
Our Board of Directors is requesting that our stockholders approve the Amended and Restated Performance Incentive Plan to enable us to fully deduct for tax purposes payments under the Amended and Restated Performance Incentive Plan that are intended to qualify as “performance-based compensation.” Under Section 162(m), the federal income tax deductibility of compensation paid to our CEO and our three other most highly compensated officers (other than our CEO and principal financial officer) determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934 (collectively, the “Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, we may deduct compensation paid to our Covered Employees in excess of that amount if it qualifies as performance-based compensation. In addition to certain other requirements, for awards under the Amended and Restated Performance Incentive Plan to constitute performance-based compensation, the material terms of the Amended and Restated Performance Incentive Plan must be disclosed to and approved by our stockholders. Under the Section 162(m) regulations, the material terms of the Amended and Restated Performance Incentive Plan are (i) the maximum amount of compensation that may be paid to a participant under the Amended and Restated Performance Incentive Plan during a specified period, (ii) the employees eligible to receive compensation under the Amended and Restated Performance Incentive Plan, and (iii) the business criteria on which performance goals are based. These material terms are disclosed below, respectively, in the following sections: (i) “Summary of the Amended and Restated Performance Incentive Plan - Maximum Award,” (ii) “Summary of the Amended and Restated Performance Incentive Plan - Individuals Who May Participate,” and (iii) “Summary of the Amended and Restated Performance Incentive Plan - Administration of the Amended and Restated Performance Incentive Plan and Performance Goals.” Our stockholders' approval of the Amended and Restated Performance Incentive Plan itself will constitute approval of each of the material terms of the Amended and Restated Performance Incentive Plan for purposes of the approval requirements of Section 162(m) of the Code.
As noted in “Compensation Discussion and Analysis”, we believe the equity compensation aligns the long-term interests of our executive officers with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return. If the Amended and Restated Performance Incentive Plan is approved by our stockholders, we may issue shares of common stock as payment of awards granted under the Amended and Restated Performance Incentive Plan. Any shares of common stock awarded under the Amended and Restated Performance Incentive Plan will be granted from the Amended and Restated 2009 Equity Incentive Plan, as may be amended from time-to-time, or any subsequently adopted equity incentive plan of the Company.
The Amended and Restated Performance Incentive Plan became effective on January 1, 2013. If approved by our stockholders, the Amended and Restated Performance Incentive Plan will expire on May 14, 2018. If our stockholders do not approve the Amended and Restated Performance Incentive Plan, the Performance Incentive Plan as in effect immediately prior to January 1, 2013, will continue to operate in accordance with its terms.

Summary of the Amended and Restated Performance Incentive Plan
The following is a summary of the Amended and Restated Performance Incentive Plan, including its material terms. It does not purport to be a complete description of all the provisions of the Amended and Restated Performance Incentive Plan and should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Amended and Restated Performance Incentive Plan, a copy of which is attached as Appendix E to this Proxy Statement.
Administration of the Amended and Restated Performance Incentive Plan and Performance Goals. The Compensation Committee administers and interprets the Amended and Restated Performance Incentive Plan, and any determination made by the Compensation Committee will be final and conclusive. The Compensation Committee may employ such legal counsel, consultants and agents (including counsel or agents who are our employees) as it may deem desirable for the administration of the Amended and Restated Performance Incentive Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Amended and Restated Performance Incentive Plan, including, without limitation, for the engagement of any counsel, consultant, or agent, will be paid by us.
The Compensation Committee has the sole and absolute authority to designate the participants in the Amended and Restated Performance Incentive Plan from the pool of employees qualified to participate in the Amended and Restated Performance Incentive Plan.
Within 90 days of the start of each calendar year, but in no case later than the date that is 25% of the period being measured, the Compensation Committee must establish the performance objectives for all applicable measuring periods during the year. The Compensation Committee must determine the performance periods (e.g., quarterly or full-year) for which performance goals will be measured. The Compensation Committee or its designee must communicate performance goals, financial performance measures, the relative weighting of each measure, and the performance minimum threshold, target bonus, and maximum bonus to each participant. However, the weighting of measures of cash flow shall not be greater than the weighting of measures of net income.
Performance goals must be based upon performance measures, such as sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, market share, earnings per share, cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure deemed appropriate by the Compensation Committee in its discretion.
The Compensation Committee must determine a target performance bonus, stated as a percentage of base salary, for each participant. The target performance bonus represents the award that a participant will receive if all performance goals for each performance measure are met or exceeded.
The Compensation Committee must determine minimum performance thresholds for each of the performance measures. Partial payments of the target performance bonus may be paid only if the minimum performance thresholds are achieved. A participant may not be paid for performance below the minimum performance threshold of any component of the performance measures.
If the performance goals for a performance year are exceeded, the Compensation Committee may pay additional bonus in excess of the target performance bonus. However, no participant may be paid an amount, in cash and/or common stock, that exceeds twice the target performance bonus unless otherwise determined by the Compensation Committee.
Awards granted under the Amended and Restated Performance Incentive Plan will be prorated for each component of the performance measures between the minimum performance threshold and the target performance goal and between the target performance goal and the maximum performance bonus.
As soon as practicable, the Compensation Committee will determine whether the performance goals of any participant have been attained for any applicable performance period and will certify to such attainment in writing. The Compensation Committee will determine, in its sole discretion, the awards to be paid to the participants under the Amended and Restated Performance Incentive Plan. Awards will be calculated based on the participant's basis for award calculation, which is the participant's base salary in effect at the end of the quarter or performance year, prorated to cover the period under consideration, plus any lump sum merit increases that may have been granted to the participant during the performance year, prorated to cover the period under consideration. All other compensatory incentives, premiums, bonuses or payments will be excluded from the basis for award calculation.

If performance goals are not achieved for any quarterly performance period but, due to full-year financial results, which is allocated equally amongst the four quarters, one or more quarterly performance goals would be achieved, the payment of awards for the entire performance year will also include an additional payment equal to the amount of the quarterly awards that are deemed achieved based on the equal allocation of the full-year financial results. Awards based on quarterly financial results of the first, second or third quarterly performance periods each will not exceed twenty percent (20%) of a participant's target bonus for the entire performance year.
Awards granted under the Amended and Restated Performance Incentive Plan will be paid as soon as practicable upon achievement of the performance goals and the Compensation Committee's certification to such achievement for any applicable performance period. Payment of the awards must occur on or prior to March 15 of the calendar year following the performance year for which such awards are made. Awards under the Amended and Restated Performance Incentive Plan will generally be paid in cash. However, a participant may elect for the participant's award to be paid in shares of common stock, in lieu of cash, or a combination of cash and shares of common stock. Upon such election, the participant will receive such number of shares equal to (a) the amount of the award, divided by (b) the fair market value of a share of common stock, as of the date of the participant's election, provided that such number of shares of common stock are available for issuance under the Amended and Restated 2009 Equity Incentive Plan, as may be amended from time-to-time, or any subsequently adopted equity incentive plan of the Company.
Subject to certain exceptions, a participant must be employed as of the last day of a performance year to be entitled to a payment under the Amended and Restated Performance Incentive Plan. A participant's payments under the Amended and Restated Performance Incentive Plan will be prorated if the participant leaves his or her position due to disability, dies, or takes a military leave.
Newly hired individuals may become participants if they are hired on or prior to September 30 of a performance year. Individuals who transfer within us or our subsidiaries may also become participants. All awards made to such newly hired or transferred individuals will be prorated for the period of participation in the Amended and Restated Performance Incentive Plan. Awards granted to such newly hired individuals may not be based upon performance measures achieved under the Amended and Restated Performance Incentive Plan prior to the date of hire.
Maximum Award. In no event may any payment, whether in cash and/or common stock, under the Amended and Restated Performance Incentive Plan to a participant exceed $1,500,000 for any performance year.
Individuals Who May Participate. The Compensation Committee has the sole and absolute authority to designate the participants in the Amended and Restated Performance Incentive Plan. To be eligible to participate in the Amended and Restated Performance Incentive Plan, an individual must be a regular full-time or part-time executive employed by us or our subsidiaries and be designated as an officer of us or our subsidiaries by our Board of Directors of such entity. In addition, an individual must (i) be employed by us or one of our subsidiaries for at least three months during the performance year with a hire date on or prior to September 30 and must be an employee on December 31 of the performance year, (ii) have met minimum job expectations and have performed satisfactorily, as determined by the participant's manager/supervisor in conjunction with our Human Resource Department; and (iii) be employed in the United States, Canada or in a European country in the business unit designated by us as “EMEA.”
If a participant does not maintain an acceptable level of overall performance, the participant may, at the sole discretion of the Compensation Committee, be suspended from the Amended and Restated Performance Incentive Plan.
As of December 31, 2012, eleven executive officers were eligible to participate in the Amended and Restated Performance Incentive Plan.
Transfer Restrictions; No Right to Continued Employment. A participant's rights and interest under the Amended and Restated Performance Incentive Plan, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a participant's death, to a designated beneficiary to the extent permitted by the Amended and Restated Performance Incentive Plan, or in the absence of such designation, by will or the laws of descent and distribution.
Neither the Amended and Restated Performance Incentive Plan nor any action taken under the Amended and Restated Performance Incentive Plan may be construed as giving any participant any right to be retained in the employ or service of us or our subsidiaries.
Term and Amendment. The Amended and Restated Performance Incentive Plan became effective as of January 1, 2013 and, if approved by our stockholders, will expire on May 14, 2018.

Our Board of Directors or the Compensation Committee may at any time amend, suspend, discontinue, or terminate the Amended and Restated Performance Incentive Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect any then existing rights of any participant in any respect of any performance year that has already begun.
The affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter will be required for our stockholders to approve the Amended and Restated Performance Incentive Plan.
Federal Income Tax Consequences
The following is a summary of the material anticipated United States federal income tax consequences of the Amended and Restated Performance Incentive Plan to the participants and us. The summary is based on current federal income tax law, which is subject to change, and does not address state, local, or foreign tax consequences or considerations.
A participant will generally recognize ordinary income equal to the amount of the award, whether paid in cash and/or shares of common stock, at the time the award is received by the participant. Such income will be subject to applicable income and withholding tax by us. Any withholding of federal, state, or local taxes will be deducted from all awards paid in cash under the Amended and Restated Performance Incentive Plan. In the case of awards paid in shares of common stock, the participant receiving such common stock may be required to pay, prior to delivery of such common stock, the amount of any such taxes which are required to be withheld, if any, with respect to such common stock. Otherwise, shares of common stock of equivalent fair market value may be accepted for payment of such withholding tax obligations if the participant elects to make payment in such manner.
If, and to the extent that, award payments under the Amended and Restated Performance Incentive Plan satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements of deductibility under the federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.
If an award is paid to a participant in shares of common stock, upon any transfer or sale of the common stock, the participant will recognize a short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of common stock and the participant's basis in the common stock (i.e., the amount of the award taxed to the participant as ordinary income upon receipt).
Common Stock Price
The last sale price of our common stock on December 31, 2012, as reported by the Nasdaq Global Select Market, was $20.99 per share.
Award Payments
Past Award Payments. The following table sets forth information regarding the amount of cash bonus earned under the Performance Incentive Plan during 2012, to (i) each of our named executive officers, and (ii) all named executive officers as a group.

Name	Performance Incentive Bonus

Robert J. Palmisano	$1,165,669
Lance A. Berry	287,848
Daniel J. Garen	195,601
Pascal E.R. Girin(1)	N/A
William L. Griffin, Jr.	214,593
All named executive officers as a group	1,863,711
_____________

(1)	As previously noted, Mr. Girin's employment commenced on November 26, 2012, and as such, he was not eligible to participate in the 2010 Executive Performance Incentive Plan.

Future Award Payments. Future award grants under the Amended and Restated Performance Incentive Plan are at the discretion of the Compensation Committee. Because award payments under the Amended and Restated Performance Incentive Plan depend on future corporate performance and performance goals may vary from year to year, the actual amounts we will pay or the number of shares of stock that will be awarded under the plan for future years are not yet determinable. See “Compensation Discussion and Analysis - Performance Incentive Bonus” and the Summary Compensation Table for information regarding our recent practices with respect to the performance incentive bonuses.
Board of Directors' Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR AMENDED AND RESTATED 2010 EXECUTIVE PERFORMANCE INCENTIVE PLAN. Each proxy solicited on behalf of our Board of Directors will be voted FOR the approval of the Amended and Restated 2010 Executive Performance Incentive Plan unless the stockholder instructs otherwise in the proxy.

PROPOSAL 7
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are submitting for stockholder advisory vote a resolution to approve the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion contained in this Proxy Statement. Accordingly, the following resolution will be submitted for stockholder approval at the annual meeting:
“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”
The advisory vote on the compensation of our named executive officers is non-binding. The approval or disapproval of the resolution approving our executive compensation by our stockholders will not require our Board of Directors or any of its committees to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our named executive officers and whether, and if so, how, to address stockholder disapproval remains with our Board of Directors and its committees.
Our Board of Directors believes that it, through recommendations of the Compensation Committee, is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in our best interest and the best interest of our stockholders.
Our Board of Directors values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, our Board of Directors will carefully consider the outcome of the advisory vote to approve the compensation of our named executive officers and those opinions when making future compensation decisions.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. Each proxy solicited on behalf of our Board of Directors will be voted FOR the approval of the compensation of our named executive officers unless the stockholder instructs otherwise in the proxy.

PROPOSAL 8
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee of our Board of Directors has selected KPMG LLP (KPMG) as the independent registered public accounting firm to perform the audit of our consolidated financial statements for 2013. KPMG has been our independent registered public accounting firm since 2002.
Our Board of Directors is asking the stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2013. Although not required by law, Nasdaq's listing standards, or our bylaws, our Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
Representatives of KPMG are expected to be present at the meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from our stockholders.
Board of Directors' Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013. Each proxy solicited on behalf of our Board of Directors will be voted FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2013 unless the stockholder instructs otherwise in the proxy. If the stockholders do not ratify the selection, the matter will be reconsidered by the Audit Committee and our Board of Directors.
Audit and Non-Audit Services
The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining KPMG to audit our consolidated financial statements for 2012, the Audit Committee retained KPMG to provide other auditing and advisory services in 2012. The Audit Committee understands the need for KPMG to maintain objectivity and independence in its audits of our financial statements. The Audit Committee has reviewed all non-audit services provided by KPMG in 2012 and has concluded that the provision of such services was compatible with maintaining KPMG's independence in the conduct of its auditing functions.
To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by our independent auditor. Pursuant to this policy, all audit and non-audit services to be performed by the independent auditor must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.
The table below sets forth the aggregate fees billed by KPMG for audit and non-audit services provided to us in 2012 and 2011.

Fees	2012	2011

Audit Fees	$1,259,000	$1,150,000
Audit-Related Fees	22,000	30,000
Tax Fees	264,000	124,000
All Other Fees	—	82,000
Total	$1,545,000	$1,386,000

In the above table, in accordance with the SEC's definitions and rules, “audit fees” are fees for professional services for the audit of a company's financial statements included in the annual report on Form 10-K, for the review of a company's financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company's financial statements and are not included in "audit fees" and consisted of audits our benefit plan; “tax fees” are fees for tax compliance and consultation primarily related to assistance with international tax compliance and tax audits; and “all other fees” are fees for any services not included in the first three categories, which includes fees for a risk management review and assessment.
Other Independence Measures
We have taken additional steps to ensure the independence of our independent auditor. The Audit Committee requires that the lead and concurring partners assigned to the audit of our consolidated financial statements be rotated off the independent auditor's audit engagement at least every five years. Our Board of Directors, upon the recommendation of the Audit Committee, also has adopted a policy restricting the hiring of employees or former employees of the independent auditor, who participated in any capacity in the audit of our consolidated financial statements.

EXECUTIVE OFFICERS

Executive Officers and Other Officers

The table below sets forth certain information concerning our executive officers and other officers.

Name	Age	Position(s)
Executive Officers:
Robert J. Palmisano	68	President and Chief Executive Officer
Julie B. Andrews	42	Vice President and Chief Accounting Officer
Lance A. Berry	40	Senior Vice President and Chief Financial Officer
Peter Cooke	47	Senior Vice President, International
Timothy E. Davis, Jr.	42	President, OrthoRecon Division
Daniel J. Garen	40	Senior Vice President, Chief Compliance Officer
Pascal E.R. Girin	53	Executive Vice President and Chief Operating Officer
William L. Griffin, Jr.	64	Senior Vice President and General Manager, BioMimetic Therapeutics
James A. Lightman	55	Senior Vice President, General Counsel and Secretary
Edward A. Steiger	61	Senior Vice President, Human Resources
Eric A. Stookey	42	President, Extremities Division
Julie D. Tracy	51	Senior Vice President, Chief Communications Officer
Jennifer S. Walker	45	Senior Vice President, Process Improvement
Other Officers:
William J. Flannery	59	Vice President, Logistics and Materials
Kyle M. Joines	45	Vice President, Operations
Thomas McAllister	45	Vice President, Assistant General Counsel and Assistant Secretary
W. Dean Morgan	46	Vice President, Tax and Treasury
Max Mortensen	46	Vice President, Global Quality, Regulatory & Clinical
John Raney	55	Vice President and Chief Information Officer
Aurelio Sahagun	39	Vice President, EMEA Commercial Operations
Kengo Yamada	46	Vice President, International Sales and Marketing

Robert J. Palmisano has been our President and Chief Executive Officer since September 17, 2011. Prior to joining us, Mr. Palmisano served as President and Chief Executive Officer of ev3, Inc., a global endovascular device company, from April 2008 to July 2010, when it was acquired by Covidien plc. From 2003 to 2007, Mr. Palmisano was President and Chief Executive Officer of IntraLase Corp. Before joining IntraLase, Mr. Palmisano was President and Chief Executive Officer of MacroChem Corporation from 2001 to 2003. Mr. Palmisano is currently a Venture Partner of SV Life Sciences and serves on the Board of Directors of Bausch & Lomb and the Providence College Board of Trustees. During the past five years, Mr. Palmisano previously served on the Board of Directors of ev3, Inc., Osteotech, Inc., and Abbott Medical Optics, Inc., all public companies.
Julie B. Andrews has been our Vice President and Chief Accounting Officer since May 18, 2012. From February 1998 to May 2012, Ms. Andrews held numerous key financial positions with Medtronic, Inc. Most recently, Ms. Andrews served as Medtronic's Vice President, Finance for their spinal and biologics business units. Ms. Andrews brings significant accounting, finance and business skills as well as global experience, having held positions in worldwide planning and analysis in Medtronic Sofamor Danek and in Medtronic's spinal and biologics business. Prior to joining Medtronic, Ms. Andrews worked with Thomas & Betts Corporation in Memphis, Tennessee and Thomas Havey, LLP in Chicago, Illinois.
Lance A. Berry has been our Senior Vice President and Chief Financial Officer since 2009. He joined us in 2002, and, until his appointment as Chief Financial Officer, served as Vice President and Corporate Controller. Prior to joining us, Mr. Berry served as audit manager with the Memphis, Tennessee office of Arthur Andersen LLP from 1995 to 2002. Mr. Berry is a certified public accountant, inactive.
Peter Cooke has been our Senior Vice President, International since January 2013. Prior to joining us, Mr. Cooke served as Vice President and General Manager, Vascular Therapies Emerging Markets for Covidien Public Limited Company from 2010 to January 2013. Prior to Covidien, Mr. Cooke served in various sales roles for ev3, Inc., including Vice President & General Manager, International from July 2008 to July 2010; Vice President, General Manager, International from November 2006 to June 2008; Vice President, Sales International from January 2005 until November 2006; and Regional Director Asia Pacific & China from February 2003 until January 2005. Prior to ev3, Mr. Cooke spent 11 years at Guidant Corporation, 9 years Baxter Healthcare Corporation and 2 years at St. Jude Medical, Inc.
Timothy E. Davis, Jr. has been the President of our OrthoRecon division since November 2012. Mr. Davis previously served as our Senior Vice President, Corporate Development from January 2010 to November 2012, as our head of Research and Development from May 2011 to November 2012 and as our Vice President, Business Development from 2006 to December 2009. He was a partner with MB Venture Partners, LLC, a medical technology and life sciences venture capital firm specializing in musculoskeletal diseases, from 2004 to 2006. Mr. Davis was Vice President of Vector Fund Management, a healthcare and life sciences venture capital firm, from 1997 to 2004. He was a Senior Consultant at Gemini Consulting Group, a healthcare consulting firm, from 1995 to 1997 and a Sales Specialist at Parke-Davis Company, a pharmaceutical company, from 1992 to 1994.
Daniel J. Garen was appointed our Senior Vice President, Chief Compliance Officer in January 2012. Prior to joining us, Mr. Garen served in various legal, compliance and regulatory positions with Siemens AG. Mr. Garen served as Chief Compliance Officer and Senior Counsel from January 2007 to August 2010 and he most recently held the position of Vice President, Healthcare Policy and Clinical Affairs until January 2012 at Siemens Healthcare Sector US. Prior to joining Siemens, Mr. Garen held senior counsel and compliance officer positions with Bayer Healthcare from September 2003 to January 2007.
Pascal E.R. Girin was appointed to serve as our Executive Vice President and Chief Operating Officer on November 6, 2012. Prior to joining us, Mr. Girin served as President and Chief Executive Officer of Keystone Dental Inc. from February 2011 to June 2012. From October 2010 to February 2011, Mr. Girin served as Executive Vice President and Chief Operating Officer of Keystone Dental Inc. From July 2010 to September 2010, Mr. Girin served as Chief Operating Officer of ev3 Inc. following its acquisition by a wholly owned subsidiary of Covidien Group S.a.r.l. Prior to that time, Mr. Girin served as Executive Vice President and Chief Operating Officer of ev3 Inc. from January 2010 to July 2010, as Executive Vice President and President, Worldwide Neurovascular and International of ev3 Neurovascular Inc. from July 2008 to January 2010, as Senior Vice President and President, International of ev3 International from July 2005 to July 2008, and as General Manager, Europe of ev3 Inc. from September 2003 to July 2005. From September 1998 to August 2003, Mr. Girin served in various capacities at BioScience Europe Baxter Healthcare Corporation, most recently as Vice President. Mr. Girin received an engineering education at the French Ecole des Mines. From November 2010 until November 2, 2012, Mr. Girin had served as a director of Tornier, N.V., a publicly traded global medical device company, as well as a member of its Nominating, Corporate Governance and Compliance Committee
William L. Griffin, Jr. has been our Senior Vice President and General Manager, BioMimetic Therapeutics since March 2013. He served as our Senior Vice President, Global Operations from 2008 to March 2013. Prior to joining us, Mr. Griffin had global responsibility for all operations at Smith & Nephew, Inc. since 2002. From 1997 until 2002, he held positions at Johnson & Johnson Medical, including serving as its Vice President and General Manager. Mr. Griffin began his career in the medical device industry with Becton, Dickinson and Company where he spent 23 years with the final position of Vice President of Global Supply Chain Services.
James A. Lightman was appointed our Senior Vice President, General Counsel and Secretary on December 29, 2011. Prior to joining us, Mr. Lightman served in various legal and executive positions with Bausch & Lomb Incorporated. From February 2008 to November 2009, Mr. Lightman served as Vice President and Assistant General Counsel of Bausch & Lomb, and most recently held the position of Vice President, Global Sales Operations until August 2011. From June 2007 to February 2008, he served as Vice President and General Counsel of Eyeonics, Inc. Prior to joining Eyeonics, Mr. Lightman served as Senior Vice President and General Counsel of IntraLase Corp. from February 2005 to April 2007.
Edward A. Steiger has been our Senior Vice President, Human Resources since January 2010, and was previously our Vice President, Human Resources from 2008 to January 2010. He has ten years of experience in the medical device industry and 37 years of experience related to various aspects of human resources. Prior to joining us, Mr. Steiger was employed by Sempra Energy as Vice President, Human Resources for its global businesses from 2003 to 2008. From 1998 to 2003, Mr. Steiger worked for Monsanto Company, most recently as its Vice President, Global Staffing. From 1992 to 1997, Mr. Steiger was Vice President, Human Resources for Tastemaker, a specialty chemical/flavor partnership between Mallinckrodt Inc. and Hercules Incorporated.

From 1985 to 1992, Mr. Steiger held a number of key positions at Allergan, Inc. a global eye care pharmaceutical and medical device company.
Eric A. Stookey has been the President of our Extremities division since November 2012. Mr. Stookey has served us in various other marketing and sales positions from 1995 to January 2010, including as our Senior Vice President and Chief Commercial Officer from January 2010 to November 2012, as our Vice President, North American Sales from 2007 to January 2010, as our Vice President - U.S. Sales from 2005 until 2007, as our Senior Director of Sales - Central Region from 2003 to 2005 and as our Director of Marketing for Large Joint Reconstruction Products from 2001 to 2003. He was employed by DePuy Orthopedics, Inc. from 1993 to 1995.
William J. Flannery has been our Vice President, Logistics and Materials since 2004. He served as our Senior Director - Materials and Purchasing from 1994 to 2004. Mr. Flannery has 30 years of experience in the orthopaedic medical device industry. He was employed by United States Surgical Corporation, a manufacturer of products used to perform minimally invasive surgical procedures, in various operational positions from 1978 to 1994, where he ultimately served as the Senior Director of Materials.
Kyle M. Joines has been our Vice President, Operations since March 2013. He served as our Vice President, Manufacturing from 2004 to 2013, Senior Director - Manufacturing from 2001 to 2004, Director - Manufacturing from 1998 to 2001, and in various other production positions from 1993 to 1998. Mr. Joines was employed by Precision Castparts Corp., a global manufacturer of complex metal components and products, from 1990 to 1992, where he ultimately served as the Foundry Coordinator.
Thomas McAllister resumed his position as Vice President, Assistant General Counsel and Assistant Secretary in December 2011 after serving as Interim General Counsel and Secretary since May, 2011. He was appointed Vice President in June 2011. He has been a member of the legal department at Wright since 2002 and he has held the positions of Assistant General Counsel since March 2005 and Assistant Secretary since June 2010 except when serving as Interim General Counsel and Secretary. Prior to joining us, Mr. McAllister held positions in private law practice and as a corporate attorney for Harrah's Entertainment Company.
W. Dean Morgan became our Vice President, Tax and Treasury in October 2011. He previously served as the Director, Tax from 2003 to 2010 and Vice President, Tax from 2010 to 2011. Prior to joining us, Mr. Morgan was employed by Buckeye Technologies, Inc., a manufacturer and distributor of cellulose-based specialty products, and Arthur Andersen LLP. Mr. Morgan is a certified public accountant.
Max Mortensen became our Vice President, Global Quality, Regulatory & Clinical in May 2011. Mr. Mortensen previously served as Vice President, Global Quality Systems since February 2010. He joined us in 2008 to lead our Advanced Engineering and Manufacturing program. Prior to joining us, Mr. Mortensen served as Director of Engineering for Bend Research Inc. from 2004 to 2008.
John Raney became our Vice President and Chief Information Officer in March 2012. Prior to joining us, Mr. Raney served as Vice President, IT Strategy for Express Scripts, Inc. from May 2011 to March 2012, and served as Vice President, Corporate Systems and Data from April 2007 to May 2011. Before joining Express Scripts, Mr. Raney held senior level information technology positions with Metal Container Corporation (a subsidiary of Anheuser-Busch Inc.) from December 1990 to April 2001 and Anheuser-Busch Inc. from April 2001 to December 2005.
Aurelio Sahagun became our Vice President, EMEA Commercial Operations in May 2011. He previously served as Vice President, Sales for Wright EMEA since April 2010. He joined Wright in early 2006 as Director of Finance and Operations in France and has served as both Director of Finance-EMEA and Vice President of Finance-EMEA. Prior to joining us, Mr. Sahagun worked for Medtronic Inc. where he provided senior financial support to the company's spine business across Europe.
Julie D. Tracy was appointed our Senior Vice President, Chief Communications Officer in October 2011. Prior to joining us, Ms. Tracy most recently served as Chief Communications Officer for Epocrates, Inc. from March 2011 to October 2011. From January 2008 to July 2010, Ms. Tracy was Senior Vice President and Chief Communications Officer for ev3 Inc. Prior to ev3, Ms. Tracy held marketing and investor relations positions at Kyphon Inc. from January 2003 to November 2007 and Thoratec Corporation from January 1998 to January 2003.
Jennifer S. Walker became our Senior Vice President, Process Improvement in December 2011. Prior to this role, she had served as our Vice President & Corporate Controller since December 2009. Since joining our financial organization in 1993, she has also served as Assistant Controller, Director, Financial Reporting & Risk Management, Director, Corporate Tax & Risk Management and Tax Manager. Prior to joining us, Ms. Walker was a senior tax accountant with Arthur Andersen LLP. Ms. Walker is a certified public accountant.

Kengo Yamada became our Vice President, International Sales and Marketing in January 2011. Prior to joining us, Mr. Yamada served as the Director of Asia of Integra Life Sciences Corporation from 2009to January of 2011. From 2003 to  September 2009, he served as Managing Partner for MedicalWrx Consultants.
Code of Business Conduct
We have adopted a Code of Business Conduct which applies to all of our directors, officers, employees and agents, as well as those of our subsidiaries. The Code of Business Conduct satisfies the SEC's requirements for a “code of ethics” and Nasdaq's requirements for a “code of conduct.” The Code of Business Conduct, which was revised by our Board of Directors on February 2012, is posted on our website at http://www.wmt.com/compliance. The information on our website, however, is not a part of this Proxy Statement. The Code of Business Conduct may be waived for any director or officer only by our Board of Directors upon the recommendation of both our Nominating, Compliance and Governance Committee and our ethics officer. Our Board of Directors has no present intention to permit any waiver of the Code of Business Conduct for any director or officer.

OTHER MATTERS
As of the date hereof, our Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.
ADDITIONAL INFORMATION
Solicitation of Proxies
We will solicit proxies on behalf of our Board of Directors by mail, telephone, facsimile, or other electronic means or in person. We will pay the proxy solicitation costs. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We have not retained any firm to assist with the solicitation of proxies. We request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and will reimburse them for their reasonable expenses.
Mailing Address of Principal Executive Office
The mailing address of our principal executive office is Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002.
Stockholder Proposals for Inclusion in Proxy Statement for 2014 Annual Meeting of Stockholders
To be considered for inclusion in our proxy statement for the 2014 Annual Meeting of Stockholders, a stockholder proposal must be received by us no later than the close of business on December [*], 2013. Stockholder proposals must be sent to Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC's proxy rules and Delaware corporate law.
Other Stockholder Proposals for Presentation at 2014 Annual Meeting of Stockholders
For any proposal that is not submitted for inclusion in our proxy statement for the 2014 Annual Meeting of Stockholders, but is instead sought to be presented directly at the meeting, the SEC's rules permit management to vote proxies in its discretion if: (i) we receive notice of the proposal before the close of business on March [*], 2014, and advise stockholders in the proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) we do not receive notice of the proposal prior to the close of business on March [*], 2014. Notices of intention to present proposals at the 2014 Annual Meeting of Stockholders should be sent to Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002.

By Order of our Board of Directors,

/s/ James A. Lightman
James A. Lightman
Secretary
Arlington, Tennessee
April [*], 2013

Appendix A
Non-GAAP Financial Measures
The discussion of our results in the Compensation Disclosure and Analysis section of this Proxy Statement includes a discussion of adjusted net income and free cash flow.
Adjusted Net Income
Adjusted net income excludes (a) restructuring charges, (b) non-cash stock-based compensation expense, (c) costs associated with governmental inquiries and our deferred prosecution agreement (DPA), (d) non-cash inventory step-up amortization, (e) transaction costs and non-cash write-off of deferred financing fees associated with the 2.625% Convertible Senior Notes due 2014 (tender offer), (f) costs associated with distributor conversions and amortization of non-competes, (g) loss on the termination of the interest rate swap, (h) non-cash interest expense related to the Convertible Notes due 2017, (i) the unrealized loss on the mark-to-market of derivatives, (j) transaction costs and non-cash write-off of deferred financing fees associated with the termination of the senior credit facility and certain 2014 Convertible Notes, (k) product liability provision, (l) expenses associated with certain employment matters, (m) gain on the sale of intellectual property, (n) due diligence and transaction costs, (o) increase to management's estimate of our probable insurance recovery for previously recognized costs associated with product liability claims, and (p) the income tax effects of the foregoing.
Constant Currency Revenue
Constant currency revenue is calculated by excluding foreign currency impact from net sales.
Free Cash Flow
Free cash flow is calculated by subtracting capital expenditures from cash provided by operating activities.
Reference is made to the reconciliation of these non-GAAP measures in our Current Report on Form 8-K filed on February 21, 2013, within Exhibit 99.

APPENDIX B
CERTIFICATE OF AMENDMENT
TO
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WRIGHT MEDICAL GROUP, INC.

WRIGHT MEDICAL GROUP, INC., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.	The name of the Corporation is WRIGHT MEDICAL GROUP, INC.

2.
The Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), is hereby amended by deleting the first sentence of Article IX thereof and replacing it with the following:

“The number of directors which shall constitute the entire Board of Directors shall not be less than one (1) nor more than ten (10), which number shall be determined from time to time by the Board of Directors.”

3.	This Certificate of Amendment to the Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 14th day of May, 2013.

WRIGHT MEDICAL GROUP, INC.

By:
Name:
Title:

APPENDIX C

AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN

The following sets forth the terms and conditions of an employee stock purchase plan to be called the Wright Medical Group, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (the "Plan"), amended and restated this 14th day of May, 2013.
WHEREAS, the Plan was adopted by the Wright Medical Group, Inc. (the "Company") Board of Directors on February 14, 2002;
WHEREAS, the Plan was approved by the Company's Stockholders on May 30, 2002;
WHEREAS, the Plan was amended on February 6, 2003 to allow employees to make Payroll Deductions in either a fixed amount or a percentage of Compensation, to exclude bonus from the definition of Compensation for purposes of the Plan, and to eliminate the Option feature that pre-sets the number of shares an Employee can purchase during a Plan Period (capitalized terms each as defined below);
WHEREAS, the Plan has been interpreted and operated in compliance with the applicable provisions of the Internal Revenue Code of 1986, as amended, including but not limited to Section 423 thereof and the regulations promulgated thereunder; and
WHEREAS, the Company now desires to amend and restate the Plan to increase the number of shares of Common Stock to be offered and to reflect administrative changes and applicable changes in the law.
ARTICLE I
DEFINITIONS
The following terms when used in this plan shall have the following meanings:
"Account" shall mean, with respect to a Participant, the cumulative total of Payroll Deductions set aside from time to time pursuant to the Plan for the purpose of acquiring Options Shares.
"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
"Committee" shall mean the Compensation Committee of the Board of Directors of the Company.
"Common Stock" shall mean shares of the $.01 par value per share Voting Common Stock of the Company.
"Company" shall mean Wright Medical Group, Inc., a Delaware corporation.
"Compensation" shall mean with respect to a Participant (a) the total annual compensation paid to such Participant during a Plan Period by the Company and each Subsidiary Corporation to the extent such compensation would be subject to F.I.C.A. tax withholding but for the maximum dollar amount of the F.I.C.A. wage base established by federal law; less (b) the amount of such compensation that consists of bonuses. contest awards, reimbursement of moving expenses, life insurance premiums, payments characterized as deferred compensation for purposes of Section 404 or Section 409A of the Code, and compensation reportable to the Participant on account of his or her participation in any Restricted Stock or Incentive Stock Option plans of the Company or any of its subsidiaries.
"Effective Date" shall mean March 1, 2002.
"Eligible Employee" shall mean an Employee meeting the requirements of Article 3.
"Employee" shall mean each and every employee of the Company and each Subsidiary Corporation.
"Entry Date" shall mean January 1 and July 1 of each calendar year during which this Plan is effective. The Entry Dates may be changed pursuant to Section 10.2 below.
"Exercise" shall mean the purchase of Common Stock pursuant to the Plan for a Participant in the manner set forth in Article 7 below.

"Exercise Date" shall mean June 30 and December 31 in each Plan Period during which Options shall have been granted pursuant to the Plan. The Exercise Dates may be changed pursuant to Section 10.2 below.
"Option" shall mean the right of an Eligible Employee to purchase Common Stock pursuant to the Plan.
"Option Price" shall mean the price per share of Common Stock determined in the manner set forth in Section 6.2 below.
"Option Share" shall mean each share of Common Stock purchased by a Participant upon Exercise of an Option granted hereunder.
"Participant" shall mean each Eligible Employee who Participates in the Plan.
"Participate" shall mean with respect to each Eligible Employee the act of having Payroll Deductions made for the purpose of acquiring Option Shares.
"Payroll Deduction" shall mean money periodically deducted from the Compensation of an Eligible Employee for the purpose of acquiring Option Shares.
"Plan" shall have the meaning set forth in the preface above.
"Plan Period" shall mean each 6-month period beginning January 1 and ending on June 30 and beginning on July 1 and ending December 31 of each calendar year during which this Plan is in effect. The beginning and ending dates and duration of Plan Periods may be changed pursuant to Section 10.2 below.
"Registration Statement" shall mean any registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act.
"Reorganization" shall mean any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, share exchange, offering of rights, reclassification, conversion, or any other change in the capital structure of the Company which would affect the number of shares of Common Stock purchasable, or the Option Price payable therefor, or both, with respect to the Options then in effect.
"Securities Act" shall mean the Securities Act of 1933, as amended from time to time.
"Subsidiary Corporation" shall mean any present or future corporation which (a) would be a "subsidiary corporation" of the Company as that term is defined in Section 424 of the Code and is a related corporation as contemplated in Treasury Regulation 1.421-1(i) and (b) is designated as a participant in the Plan by the Committee.
"Termination of Employment" shall mean with respect to a Participant the termination of his or her employment by the Company or any subsidiary thereof for any reason whatsoever, including death, disability, retirement, dismissal, resignation or otherwise.

ARTICLE 2
PLAN PURPOSE
2.1    Purpose. The Plan is intended to provide a method whereby Employees of the Company and its Subsidiary Corporations will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. Employee participation in the ownership of the Company is intended to be of mutual benefit to Employees and the Company and its Subsidiary Corporations.

ARTICLE 3
ELIGIBILITY AND PARTICIPATION
3.1    Eligibility. Subject to the limitations contained in this Article 3, any Employee who is employed by the Company or any Subsidiary Corporation on an Entry Date is eligible to participate in the Plan. Options will be granted to all Employees of any corporation whose employees are granted any Options under the Plan.
3.2    Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option to Participate in the Plan:
(a)    if such Employee's customary employment by the Company or a Subsidiary Corporation is twenty (20) hours or less per week;
(b)    if such Employee's customary employment by the Company or a Subsidiary Corporation is five (5) months or less in any calendar year;
(c)    if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this Section 3.3(c), the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or
(d)    which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its related corporations for Code Section 421 purposes to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which any option granted to the Employee is outstanding at any time. The Entry Date will be deemed to occur on the first day of an offering period if the Plan or offering designates a maximum number of shares which may be purchased by each Employee during the offering, or if the Plan or offering provides a formula on the first day of an offering to determine the maximum number of shares that may be purchased. If the maximum number of shares that may be purchased under an Option is not determinable until the Option is Exercised, then the Exercise Date shall be the Entry Date.
3.3    Commencement of Participation. In order to Participate in the Plan during a Plan Period, an Eligible Employee must sign and deliver to the Committee, or its designated representative (which may be an officer or ad hoc committee of officers of the Company), no later than the fifteenth (15th) day of the Plan Period during which he or she desires to Participate, a Subscription Agreement (the form of which shall be adopted by the Committee prior to the beginning of the first Plan Period) setting forth the Employee's name, social security number, address, position and the percentage of his or her Compensation to be withheld as his or her Payroll Deduction. The Committee shall cause the form of Subscription Agreement to be distributed to all Eligible Employees on or prior to the Entry Date of any Plan Period. Each Eligible Employee shall sign and deliver to the Committee additional documents and instruments reasonably required by the Committee to properly administer the Plan. The Participant's Subscription Agreement shall remain in effect for successive Plan Periods unless the Participant discontinues participation as provided in Article 8, or files with the Committee a new Subscription Agreement for a subsequent Plan Period. All Participants within the same offering under the Plan shall have the same rights and privileges. All provisions applying to one Option granted under the Plan will apply to all Options within the same offering under the Plan; provided, however that with respect to Options granted to Employees in foreign jurisdictions, the terms of an Option may be less favorable than Options granted to U.S. Employees where necessary to comply with the laws of the relevant foreign jurisdiction.
ARTICLE 4
OFFERINGS; COMMON STOCK
4.1    Maximum Number of Shares to be Offered. The maximum number of shares of Common Stock that will be offered under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 11.4, shall be one hundred thousand (100,000) shares on each Exercise Date plus on each Exercise Date all unissued shares from any prior Exercise Date, whether offered or not, not to exceed four hundred thousand (400,000) for all Exercise Dates. Common Stock may be unissued shares or reacquired shares or shares bought on the market.
4.2    Participant's Interest in Option Stock. A Participant does not become the owner of Option Shares purchased under the Plan and does not have any voting, dividend or other rights as a stockholder of the Company with respect to such Option Shares until the transfer of the Option Shares to the Participant on the stockholder records of the Company shall have occurred. The

Option Shares shall be transferred to the Participant within a reasonable time after the Exercise Date of a particular Plan Period, but only after payment in full for said Option Shares has been made and there has been compliance with all of the applicable provisions of the Plan. The Option Shares may be issued in book-entry form or in the form of physical certificates, at the discretion of the Company. If issued in book-entry form, the Option Shares will not be evidenced by physical certificates, and no Participant will have the right to demand the same. A Participant's ownership of Option Shares will be recorded on or through the records of the Company. At such time as a Participant shall become the owner of Option Shares purchased pursuant to this Plan, the Participant shall have the right to vote, receive dividends and enjoy all other rights as a stockholder of the Company with respect to such shares.
4.3    Registration of Common Stock. The Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant, or, if the Participant so directs by written notice to the Secretary of the Company prior to the Exercise Date applicable thereto, in the names of the Participant and one such other person as may be designate by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.
4.4    Restrictions on Transfer of Common Stock.
(a)    No Participant who is an affiliate (as defined in the Securities Act and rules promulgated thereunder) of the Company may sell Option Shares purchased hereunder unless he or she shall either (i) cause said Option Shares to be registered under the Securities Act at his or her own expense; (ii) comply with the provisions of Rule 144 promulgated under the Securities Act; or (iii) provide the Company an opinion of competent securities counsel to the effect that said Participant may lawfully sell Options Shares without complying with Section 4.4(a)(i) or Section 4.4(a)(ii).
(b)    No Participant shall sell, exchange, pledge, hypothecate or otherwise transfer the shares of Common Stock received upon each Exercise under the Plan until the later of (i) a period of one (1) year after the Exercise Date with respect to such shares of Common Stock or (ii) a period of two (2) years after the date the Option to acquire such shares of Common Stock was granted by the Committee.
(c)    The foregoing restrictions upon transfer shall be evidenced by an appropriate legend on each share certificate issued to a Participant. The restrictions described in Section 4.4(b) may be waived by the Committee provided the Participant demonstrates to the Committee that the Participant has a financial emergency which necessitates his or her liquidating shares of Common Stock and makes adequate arrangements to cover withholding taxes resulting from the early sale of such Common Stock.
ARTICLE 5
PAYROLL DEDUCTIONS
5.1    Amount of Deduction. Each Eligible Employee shall be entitled to contribute to the Plan in any Plan Period the lesser of (a) five (5%) percent of his or her Compensation during the Plan Period or (b) Five Thousand ($5,000.00) Dollars. Payroll Deductions may be in either a fixed amount or a percentage of a Participant's Compensation. By way of additional limitation, all Participants during a Plan Period shall be entitled to acquire Common Stock aggregating no more than the number of shares designated by the Committee on the Entry Date, if the Committee makes such a designation, and in any event no more than the number of shares then available for purchase under the Plan. If, on the Exercise Date of a Plan Period, the Committee shall determine that the maximum number of whole shares of Common Stock purchasable at the Option Price out of the cumulative balance of all Participants' Accounts exceeds the aggregate number of shares with respect to which Options were granted by the Committee on the Entry Date, then each Participant shall be entitled to acquire only that number of shares determined in the manner set forth in Section 7.1 below.
5.2    Participant's Account. All Payroll Deductions made for a Participant shall be credited to his or her Account under the Plan. A Participant may not make any separate cash payment into such Account. The Committee shall cause accurate records of the Payroll Deductions of all Participants to be maintained, and shall, upon written request by a Participant, report to the Participant his or her Account balance as of the Date of the most-recently completed pay period preceding the date of the Participant's request.
5.3    Changes in Payroll Deductions. A Participant may discontinue his or her participation in the Plan as provided in Article 8, but no other change can be made during any Plan Period and, specifically, a Participant may not alter the amount of his or her payroll deductions for that Plan Period.
5.4    Leave of Absence. If a Participant goes on a leave of absence, such Participant shall have the right to elect: (a) to withdraw the balance in his or her Account pursuant to Section 7.3; (b) to discontinue contributions to the Plan but remain a Participant, or (c) remain a Participant, during such leave of absence, authorizing deductions to be made from payments by the Company to the

Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such Participant are insufficient to meet such Participant's authorized Plan deductions.
ARTICLE 6
GRANTING OF OPTIONS
6.1    Number of Option Shares. On each Entry Date, a Participant shall be deemed to have been granted an Option to purchase a maximum number of shares of Common Stock in an amount equal to:
(a)    either (i) that percentage of the Employee's Compensation which he or she has elected to have withheld multiplied by the Employee's Compensation during the Plan Period, or (ii) the fixed amount per pay date which he or she has elected to have withheld multiplied by the number of pay dates in the Plan Period (in either case subject to the limitations set forth in Section 5.1)
divided by
(b)    the Option Price.
An Employee's Compensation during any Plan Period shall be determined by multiplying his or her normal weekly rate of pay (as in effect on the last day prior to the Entry Date of the particular Plan Period) by 26 or the hourly rate by 1,040.
6.2    Option Price. The Option Price of the Common Stock purchased pursuant to Payroll Deductions made for a Participant therein shall be the lower of:
(a)    85% of the closing price of the stock on the Entry Date or the nearest prior business day on which trading occurred on the Nasdaq Stock Market; or
(b)    85% of the closing price of the stock on the Exercise Date or the nearest prior business day on which trading occurred on the Nasdaq Stock Market. If the Common Stock is not admitted to trading on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the fair market value of the Common Stock on that date, as determined on such basis as shall be established or specified for the purpose by the Committee.
6.3    Entry Date. The Committee may, in its discretion, grant Options to Eligible Employees on any Entry Date so long as the Plan has not been terminated and the maximum number of shares described in Section 4.1 shall not have been purchased by Participants.

ARTICLE 7
EXERCISE OF OPTIONS
7.1    Automatic Exercise. On the Exercise Date of each Plan Period, the Committee will automatically Exercise on each Participant's behalf the Option to purchase the number of whole Option Shares (no fractional shares will be issued under the Plan) resulting by dividing the balance of each Participant's Account by the Option Price; provided, however, that if the aggregate number of whole Option Shares which could be purchased by the cumulative Account balances of all Participants exceeds the total number of shares of Common Stock with respect to which the Committee granted Options on the Entry Date of the Plan Period, then the Committee automatically will exercise on each Participant's behalf the Option to purchase the number of Option Shares resulting by multiplying the number of Option Shares purchasable by such Participant without regard to the Committee's limitation times a fraction, the numerator of which shall be the total number of shares of Common Stock with respect to which the Committee granted Options to all Participants during the Plan Period and the denominator of which shall be the total number of whole Option Shares which would have been purchasable by all Participants if said limitation had not been in effect. Assume, for example, that Employee A had $5,000 withheld between July 1 and December 31 of the first Plan Period. Assume, further, that all Participants had a total of $625,000 so withheld. Also assume that the formula Option Price computed pursuant to Section 6.2 was $25. However, for that year, the Committee made available only 12,500 shares under the Plan. The Participants have contributed enough cash through payroll deductions to acquire 25,000 shares. However, since the Committee has made available only one-half that number, then Employee A would be entitled to Exercise his or her Option with respect to only one‑half the number of shares that he or she otherwise could have bought with his or her $5,000 contribution. The mathematics with respect to Employee A are $5,000 / $25 = 200 possible shares. 200 possible shares x [12,500 available shares / 25,000 aggregate possible shares] = 100 shares of Common Stock acquired by Employee A. If a Participant's Account balance as of any Exercise Date exceeds the aggregate Option Price payable for that Participant's Option Shares pursuant to this section, then such excess shall be refunded to the Participant no later than 15 days after the applicable Exercise Date without interest.
7.2    Expiration of Option. If the number of shares of Common Stock with respect to which Options have been granted during a Plan Period exceeds the number of Option Shares actually acquired by Exercise on the Exercise Date, then the Options with respect to such excess shares shall expire on the Exercise Date; provided, however, that Options with respect to those unissued shares may be granted in the future. Options granted at an Option Price less than 85% of the fair market value of the Common Stock on the Exercise Date may not be Exercised more than 27 months after the Entry Date. However, Options granted at an Option Price greater than or equal to 85% of the fair market value of the Common Stock on the Exercise Date may be Exercised after a period of 27 months but not more than 5 years after the Entry Date.
7.3    Withdrawal of Account. By written notice to the Secretary of the Company, at any time prior to the Exercise Date in any Plan Period, a Participant may elect to withdraw all the accumulated Payroll Deductions in his or her Account at such time.
7.4    Fractional Shares. Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares will be returned to any Eligible Employee promptly following the applicable Exercise Date, without interest.
7.5    Transferability of Option. During a Participant's lifetime, Options held by such Participant shall be exercisable only by that Participant.
7.6    Delivery of Common Stock. As promptly as practicable after the Exercise Date of each Plan Period, the Company will deliver to each Participant, as appropriate, the Common Stock purchased upon exercise of his or her Option.
ARTICLE 8
WITHDRAWAL
8.1    In General. As indicated in Section 7.3, a Participant may withdraw Payroll Deductions credited to his or her Account under the Plan at any time by giving written notice to the Secretary of the Company. All of the Participant's Payroll Deductions credited to his or her Account will be paid to him or her promptly after receipt of his or her notice of withdrawal, and no further Payroll Deductions will be made from his or her pay during such Plan Period. The Company may, at its option, treat any attempt to borrow by an Employee on the security of his or her accumulated Payroll Deductions as an election, under Section 7.3, to withdraw such deductions.

8.2    Effect on Subsequent Participation. A Participant's withdrawal during any Plan Period will not have any effect upon his or her eligibility to participate in any succeeding Plan Period or in any similar plan which might hereafter be adopted by the Company.
8.3    Termination of Employment. Upon termination of the Participant's employment for any reason, including retirement (but excluding death while in the employ of the Company), the Payroll Deductions credited to his or her Account will be returned to him or her, or, in the case of his or her death subsequent to the termination of his or her employment, to the person or persons entitled thereto under Section 11.1.
8.4    Termination of Employment Due to Death. Upon termination of the Participant's employment because of his or her death, his or her beneficiary (as defined in Section 11.1) shall have the right to elect, by written notice given to the Secretary of the Company prior to the earlier of the Exercise Date or the expiration of a period of sixty (60) days commencing with the date of the death of the participant, either:
(a)    to withdraw all of the Payroll Deductions credited to the Participant's Account under the Plan, or
(b)    to exercise the Participant's Option for the purchase of Common Stock on the Exercise Date next following the date of the Participant's death for the purchase of the number of full shares of stock which the accumulated Payroll Deductions in the Participant's Account at the date of the Participant's death will purchase at the applicable Option Price, and any excess in such Account will be returned to said beneficiary, without interest.
In the event that no such written notice of election shall be duly received by the office of the Secretary of the Company, the beneficiary shall automatically be deemed to have elected, pursuant to Section 8.4(b), to Exercise the Participant's Option.

ARTICLE 9
INTEREST
9.1    Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the Account of any Participant.
ARTICLE 10
ADMINISTRATIVE PROVISIONS
10.1 Administration of Plan. The Plan shall be administered under the direction and control of the Committee.
10.2 Authority of Committee. Subject to the express provision of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive. Without limiting the generality of the foregoing, in administering the Plan, the Committee shall have the following rights and powers, subject only to the terms and the limitations contained herein:
(a)    to establish the maximum number of shares of Common Stock with respect to which Options may be exercised during a Plan Period (subject to the limits established in Section 4.1);
(b)    to interpret the terms, conditions and limitations set forth in the Plan, which determinations shall be final with respect to each and every Participant;
(c)    to refuse to grant Options during a Plan Period;
(d)    to determine the eligibility of any Employee to Participate;
(e)    to make all computations, maintain all accounts, provide for the issuance of all Option Shares, and do all other acts and things reasonably necessary to properly administer the Plan;
(f)    to change the Entry Date, the Exercise Date, the beginning and ending dates and duration of Plan Periods with respect to future offerings if such change is announced at least five days prior to the scheduled beginning of the first Plan Period to be affected thereafter, provided that Plan Periods will in all cases comply with applicable limitations under Section 423(b)(7) of the Code; and
(g)    to revoke, alter, or amend the terms and conditions of the Plan without obtaining the prior approval of the Participants or the Company's stockholders, subject, however, to the limitations hereinafter stated.
10.3 Rules Governing the Administration of the Committee. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.
ARTICLE 11
MISCELLANEOUS
11.1 Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any Common Stock and/or cash. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Secretary of the Company. Upon the death of a Participant and upon receipt by the Company of proof of identity and existence at the Participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the Common Stock or cash credited to the Participant under the Plan.
11.2 Transferability. Neither Payroll Deductions credited to a Participant's Account nor any rights with regard to the exercise of an Option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 7.3.
11.3 Use of Funds. All Payroll Deductions received or held by the Company under this Plan may be used by the Company for any corporate purposes and the Company shall not be obligated to segregate such Payroll Deductions.
11.4 Adjustments upon Change in Capitalization.
(a)    If, while any Options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding Options and on the Option Price or prices applicable to such outstanding Options. In addition, in any such event, the number and/or kind of shares which may be offered shall also be proportionately adjusted. No adjustments shall be made for stock dividends. For the purposes of this Section 11.4, any distribution of shares to stockholders in an amount aggregating 20% or more of the outstanding shares shall be deemed a stock split and any distributions of shares aggregating less than 20% of the outstanding shares shall be deemed a stock dividend.
(b)    Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another individual or entity, the holder of each Option then outstanding under the Plan will thereafter be entitled to receive at the next Exercise Date upon the Exercise of such Option for each share as to which such Option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 11.4(b) shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such Option might thereafter be entitled to receive.

11.5 Amendment and Termination. The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation:
(a)    increase the maximum number of shares which may be issued pursuant to the Plan (except pursuant to Section 11.4);
(b)    amend the requirements as to the class of Employees eligible to purchase Common Stock under the Plan or permit the members of the Committee to purchase stock under the Plan;
(c)    amend the Plan in any manner which would have the effect of causing the Plan not to be an "employee stock purchase plan" as defined and set forth in Section 423 of the Code; or
(d)    amend the Plan to change the shares with respect to which Options may be granted or to change the granting corporation.
No termination, modification, or amendment of the Plan may, without the consent of an Employee then having an Option under the Plan to purchase stock, adversely affect the rights of such Employee under such Option.
11.6 Control of Funds; ERISA. The Plan shall not be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Plan shall be unfunded. In that regard, the cumulative amount of Account balances of all Participants shall remain part of the general funds of the Company and shall at all times during a Plan Period be subject to the claims of all the Company's creditors.
11.7 Stockholder Approval; Registration. This Plan became effective upon the completion of all of the following actions:
(a)    approval by the stockholders of the Company in accordance with the Company's bylaws and Delaware law at the annual meeting of such stockholders to be held in May, 2002;
(b)    filing of a Registration Statement with respect to the Common Stock offered pursuant to this Plan shall have become effective, and appropriate registration of the Common Stock with any state agency or securities law administrator required by the Blue Sky Law of any state shall likewise have become effective;
(c)    providing each Participant with a prospectus meeting the requirements of Section 10 of the Securities Act no later than the time such Participant delivers an executed Subscription Agreement to the Committee, which prospectus will be updated and supplemented as required by law; and
(d)    prior to the issuance of Option Shares on any Exercise Date, the Company causing said Option Shares to be listed on the Nasdaq Stock Market, whereupon the Option Shares may be freely sold by Participants, subject to the limitations contained in the Plan.
11.8 No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares of Common Stock under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.
11.9 Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.
11.10 Governing Law; Venue. The Plan shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. Each of the parties submits to the jurisdiction of any state or federal court sitting in Memphis, Tennessee, in any action or proceeding arising out of or relating to the Plan and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. No Participant shall bring any action or proceeding arising out of or relating to the Plan in any other court. No Participant shall raise any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

11.11 Rule 16b-3 Restrictions upon Dispositions of Stock. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation, Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Options shall be granted and may be Exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
AS DULY ADOPTED BY THE BOARD OF DIRECTORS OF WRIGHT MEDICAL GROUP, INC.

WRIGHT MEDICAL GROUP, INC.

/s/ Robert J. Palmisano
Robert J. Palmisano, President and Chief Executive Officer

APPENDIX D

SECOND AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN

RECITALS:
WHEREAS, the 2009 Equity Incentive Plan originally was adopted by our Board of Directors and approved by the stockholders on May 13, 2009;
WHEREAS, the Plan was amended and restated on May 11, 2010 to increase by 700,000 the number of shares of our common stock, par value $0.01 per share, available for awards under the Plan;
WHEREAS, it is now desired to amend and restate the Plan in its entirety to increase by an additional 3,500,000 the number of shares of our common stock, par value $0.01 per share, available for awards under the Plan;
WHEREAS, Section 15 of the Plan provides that the Plan may be amended at any time, in whole or in part, by action of the Company's Board of Directors or its Compensation Committee; and
NOW, THEREFORE, pursuant to the authority granted by the Compensation Committee, the Plan is hereby amended and restated, effective as of May 14, 2013, as follows:
1.  Purpose.
(a) The purpose of the Plan is to provide a means through which the Company may attract able persons to become and remain directors of the Company or any Related Entity and enter and remain in the employ of the Company or any Related Entity and to provide a means whereby employees, directors and consultants of the Company and any Related Entity can acquire and maintain Stock ownership, or be paid incentive compensation measured by reference to the value of Stock, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between stockholders and these employees, directors and consultants.
(b) So that the appropriate incentive can be provided, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units and Stock Bonus, or any combination of the foregoing.
2.  Definitions.  The following definitions shall be applicable throughout the Plan:
(a) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share Unit or Stock Bonus granted under the Plan.
(b) “Award Period” means a period of time within which performance is measured for the purpose of determining whether a Performance Share Unit has been earned.
(c) “Board” means our Board of Directors of the Company.
(d) “Cause” means the Company or a Related Entity having cause to terminate a Participant's employment or service in accordance with the provisions of any existing employment, consulting or any other agreement between the Participant and the Company or a Related Entity or, in the absence of such an employment, consulting or other agreement, upon (i) the determination by the Committee that the Participant has ceased to perform the Participant's duties to the Company or a Related Entity (other than as a result of the Participant's incapacity due to physical or mental illness or injury), which failure amounts to intentional and extended neglect of the Participant's duties, (ii) the Committee's determination that the Participant has engaged or is about to engage in conduct injurious to the Company or a Related Entity, or (iii) the Participant having plead no contest to a charge of a felony or having been convicted of a felony.
(e) “Change in Control” has the meaning set forth in Section 13.
(f) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
(g) “Committee” means the full Board, the Compensation Committee of the Board or such other committee as the Board may appoint to administer the Plan.
(h) “Common Stock” means the common stock, par value $0.01 per share, of the Company.
(i) “Company” means Wright Medical Group, Inc., a Delaware corporation, and any successor thereto.
(j) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(k) “Disability” means the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced or, if the Participant was retired when such disability commenced, the inability to engage in any substantial gainful activity, in either case as determined by the Committee based upon medical evidence acceptable to it.
(l) “Eligible Person” means any (i) person regularly employed by the Company or any Related Entity; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of the Company or any Related Entity; or (iii) consultant to the Company or any Related Entity.
(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n) “Fair Market Value” on a given date means (i) if the Stock is listed on a national securities exchange, the closing price of a share of Stock reported as having occurred on the primary exchange with which the Stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted on an automated quotation system, the closing price of a share of Stock reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Stock is not listed on a national securities exchange nor quoted on an automated quotation system, the amount determined pursuant to one of the methods set forth in Treas. Reg. § 1.409A-1(b)(5)(iv)(B)(2), as elected by the Committee.
(o) “Full Value Award” means any Award, other than Options or Stock Appreciation Rights, which is settled by the issuance of Common Stock.
(p) “Holder” means a Participant who has been granted an Award.
(q) “Incentive Stock Option” means an Option granted by the Committee to a Participant under the Plan which is designated by the Committee as an Incentive Stock Option pursuant to Section 422 of the Code.
(r) “Non-Employee Director” means a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act or any successor rule or regulation.
(s) “Nonqualified Stock Option” means an Option granted under the Plan which is not designated as an Incentive Stock Option.
(t) “Normal Termination” means termination of status as an Eligible Person:
(i) upon retirement pursuant to the retirement plan of the Company or any Related Entity, as may be applicable at the time to the Participant in question;
(ii) on account of Disability;
(iii) with the written approval of the Committee;
(iv) voluntary on the part of the Participant; or
(v) by the Company or any Related Entity without Cause.
(u) “Option” means an Award granted under Section 7 of the Plan.
(v) “Option Period” means the period described in Section 7(c).
(w) “Option Price” means the exercise price set for an Option described in Section 7(a).
(x) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award.
(y) “Performance Goals” means the performance objectives of the Company or a Related Entity during an Award Period or Restricted Period established for the purpose of determining whether, and to what extent, Awards will be earned for an Award Period or Restricted Period.
(z) “Performance Share Unit” means a hypothetical investment equal to one share of Stock granted in connection with an Award made under Section 9 of the Plan.
(aa) "Prior Plan" has the meaning set forth in Section 5(a).
(bb) “Plan” means the Wright Medical Group, Inc. 2009 Equity Incentive Plan, as may be amended and/or restated from time to time.
(cc) “Qualified Committee” means a committee composed of at least two Qualified Directors.

(dd) “Qualified Director” means a person who is (i) a Non-Employee Director and (ii) an “outside director” within the meaning of Section 162(m) of the Code.
(ee) “Related Entity” means, when referring to a subsidiary, any business entity (other than the Company) which, at the time of the granting of an Award, is in an unbroken chain of entities ending with the Company, if stock or voting interests possessing 50% or more of the total combined voting power of all classes of stock or other ownership interests of each of the entities other than the Company is owned by one of the other entities in such chain and, when referring to a parent entity, the term “Related Entity” shall mean any entity in an unbroken chain of entities ending with the Company if, at the time of the granting of the Award, each of the entities other than the Company owns stock or other ownership interests possessing 50% or more of the total combined voting power of all classes of stock (or other ownership interests) in one of the other entities in such chain. In addition, with respect to an Incentive Stock Option, the definition of “Related Entity” as used in this Plan shall apply by only considering entities that are corporations.
(ff) “Restricted Period” means, with respect to any share of Restricted Stock or any Restricted Stock Unit, the period of time determined by the Committee during which such Award is subject to the restrictions set forth in Section 10.
(gg) “Restricted Stock” means an Award of Restricted Stock granted under Section 10 of the Plan.
(hh) “Restricted Stock Unit” means a hypothetical investment equal to one share of Stock granted in connection with an Award made under Section 10 of the Plan.
(ii) “Securities Act” means the Securities Act of 1933, as amended.
(jj) “Stock” means the Common Stock or such other authorized shares of stock of the Company as from time to time may be authorized for use under the Plan.
(kk) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(ll) “Stock Bonus” means an Award granted under Section 11 of the Plan.
(mm) “Stock Option Agreement” means the agreement between the Company and a Participant who has been granted an Option pursuant to Section 7 which defines the rights and obligations of the parties as required in Section 7(d).
(nn) “Vested Unit” shall have the meaning ascribed thereto in Section 10(e).
3.  Effective Date, Duration and Shareholder Approval.  The Plan was effective as of May 13, 2009 and amended and restated on May 11, 2010 and May 14, 2013. The effectiveness of the Plan and the validity of any and all Awards granted hereunder is contingent upon approval of the Plan by the stockholders of the Company in a manner which complies with (i) Section 422(b)(1) and, to the extent provided in Section 16 herein, Section 162(m) of the Code and (ii) if listed, the requirements of the national securities exchange with which the Stock is listed. Unless and until the stockholders approve the Plan in compliance with the applicable requirements, no Award granted hereunder shall be effective. The expiration date of the Plan, after which no Awards may be granted hereunder, shall be May 13, 2019; provided, however, that the administration of the Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled.
4.  Administration.  The Plan shall be administered by the full Board or the Committee, provided that the Committee shall be composed of at least two persons, each member of which, at the time he takes any action with respect to an Award under the Plan, shall be a Non-Employee Director and an “independent director” for purpose of the rules and regulations of the Nasdaq Global Select Market; and further provided, that to the extent that the Company determines that an Award is intended to comply with Section 162(m) of the Code, the Plan shall be administered by a Qualified Committee. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. Subject to the provisions of the Plan, the Committee shall have exclusive power to:
(a) select the Eligible Persons to participate in the Plan;
(b) determine the nature and extent of the Awards to be made to each Participant;
(c) determine the time or times when Awards will be made to Participants;
(d) determine the duration of each Award Period and Restricted Period;
(e) determine the conditions to which the payment of Awards may be subject;
(f) establish the Performance Goals for each Award Period;
(g) prescribe the form of Stock Option Agreement or other form or forms evidencing Awards; and
(h) cause records to be established in which there shall be entered, from time to time as Awards are made to Participants, the date of each Award, the number of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock Units,

Performance Share Units, shares of Restricted Stock and Stock Bonuses awarded by the Committee to each Participant, the expiration date, the Award Period and the duration of any applicable Restricted Period.
The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any documents evidencing Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.
5.  Grant of Awards; Shares Subject to the Plan.  The Committee may, from time to time, grant Awards of Options, Stock Appreciation Rights, Restricted Stock Units, Performance Share Units, shares of Restricted Stock, Stock Bonuses to one or more Eligible Persons; provided, however, that:
(a) Subject to Section 13, the aggregate number of shares of Stock which may be made subject to all Awards shall be equal to the sum of (i) 4,950,000 shares of Common Stock plus (ii) the number of shares of Stock granted under the Company's Fifth Amended and Restated 1999 Equity Incentive Plan, as amended (the "Prior Plan"), that are not exercised or are forfeited, lapse or expire, or otherwise terminate without delivery of any Stock subject thereto, to the extent such Stock would otherwise again have been available for issuance under such Fifth Amended and Restated 1999 Equity Incentive Plan, as amended. Shares of Stock issued in respect of any Full Value Awards granted under the Plan on or after May 14, 2013 shall be counted against the share limit as two shares of Stock for every one share actually issued in connection with such Full Value Award. Each share issued in respect of Options and SARs shall be counted against the share limit as one share of Stock. Any and all shares of Stock that may be made subject to Awards are authorized to be issued pursuant to Incentive Stock Options;
(b) For purposes of Section 5(a), the aggregate number of shares of Stock issued under the Plan at any time shall equal only the number of shares actually issued upon exercise or settlement of an Award. If any shares of Stock subject to an Option or SAR granted under the Plan or the Prior Plan are forfeited or such Option or SAR is settled in cash or otherwise terminates without the delivery of such shares, the maximum share limitation of Section 5(a) shall be credited with one share of Stock for each share of Stock subject to such Option or SAR, and such number of credited shares of Stock may again be made subject to Awards under the Plan, subject to the foregoing maximum limitation. If any shares of Stock subject to a Full Value Award granted under the Plan or the Prior Plan are forfeited or such Full Value Award is settled in cash or otherwise terminates without the delivery of such shares, the maximum share limitation of Section 5(a) shall be credited with two shares of Stock for each share of Stock subject to such Full Value Award, and such number of credited shares of Stock may again be made subject to Awards under the Plan, subject to the foregoing maximum limitation. Notwithstanding the foregoing, shares of Stock subject to any Award under the Plan may not again be made available for issuance under the Plan if such shares of Stock are: (i) shares delivered to or withheld by the Company to pay the exercise price of an Option, (ii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iii) shares purchased by the Company on the open market with the proceeds of an Award paid to the Company by or on behalf of the Participant. For the avoidance of doubt, when SARs are exercised and settled in shares of Stock, the number of shares delivered will no longer be available for issuance under the Plan.
(c) Substitute Awards granted pursuant to Section 12(b) shall not count against the shares of Stock otherwise available for issuance under the Plan under Section 5(a);
(d) Stock delivered by the Company in settlement of Awards under the Plan may be authorized and unissued Stock or Stock held in the treasury of the Company or may be purchased on the open market or by private purchase; and
(e) The Committee may, in its sole discretion, require a Participant to pay consideration for an Award in an amount and in a manner as the Committee deems appropriate.
6.  Eligibility.  Participation shall be limited to Eligible Persons who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7.  Discretionary Grant of Stock Options.  The Committee is authorized to grant one or more Incentive Stock Options or Nonqualified Stock Options to any Eligible Person; provided, however, that no Incentive Stock Options shall be granted to any Eligible Person who is not an employee of the Company or a Related Entity. Each Option granted shall be subject to the following conditions, or to such other conditions as may be reflected in the applicable Stock Option Agreement:
(a) Option Price.  The exercise price (“Option Price”) per share of Stock for each Option shall be set by the Committee at the time of grant; provided, however, that no Option shall be granted with a per share exercise price that is less than the Fair Market Value of a share of Stock at the Date of Grant.
(b) Manner of Exercise and Form of Payment.  Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable in cash and/or shares of Stock valued at the Fair Market Value on the date the Option is exercised or, in the discretion of the Committee, either (i) in other property having a fair market value on the date of exercise equal to the Option Price, or (ii) by delivering to the

Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the Option Price.
(c) Option Period and Expiration.  Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years from the Date of Grant, as may be determined by the Committee (the “Option Period”), provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may in its sole discretion accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to exercisability. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires.
Unless otherwise stated in the applicable Option Agreement, the Option shall expire earlier than the end of the Option Period in the following circumstances:
(i) If prior to the end of the Option Period, the Holder shall undergo a Normal Termination, the Option shall expire on the earlier of the last day of the Option Period or the date that is thirty days after the date of such Normal Termination. In such event, the Option shall remain exercisable by the Holder until its expiration, only to the extent the Option was exercisable at the time of such Normal Termination.
(ii) If the Holder dies prior to the end of the Option Period and while still in the employ or service of the Company or any Related Entity or within thirty days of Normal Termination, the Option shall expire on the earlier of the last day of the Option Period or the date that is thirty days after the date of death of the Holder. In such event, the Option shall remain exercisable by the person or persons to whom the Holder's rights under the Option pass by will or the applicable laws of descent and distribution until its expiration, only to the extent the Option was exercisable by the Holder at the time of death.
(iii) If the Holder ceases to be Eligible Person for reasons other than Normal Termination or death, the Option shall expire immediately upon such cessation of the Holder's status as an Eligible Person.
(d) Stock Option Agreement - Other Terms and Conditions.  Each Option granted under the Plan shall be evidenced by a Stock Option Agreement, which shall contain such provisions as may be determined by the Committee and, except as may be specifically stated otherwise in such Stock Option Agreement, which shall be subject to the following terms and conditions:
(i) Each Option issued pursuant to this Section 7 or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.
(ii) Each share of Stock purchased through the exercise of an Option issued pursuant to this Section 7 shall be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any share of Stock, when the Holder purchases the share or exercises a related SAR or when the Option expires.
(iii) Subject to Section 12(m), Options issued pursuant to this Section 7 shall not be transferable by the Holder except by will or the laws of descent and distribution and shall be exercisable during the Holder's lifetime only by such Holder.
(iv) Each Option issued pursuant to this Section 7 shall vest and become exercisable by the Holder in accordance with the vesting schedule established by the Committee and set forth in the Stock Option Agreement.
(v) Each Stock Option Agreement may contain a provision that, upon demand by the Committee for such a representation, the Holder shall deliver to the Committee at the time of any exercise of an Option issued pursuant to this Section 7 a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option issued pursuant to this Section 7 shall be a condition precedent to the right of the Holder or such other person to purchase any shares. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.
(vi) Each Incentive Stock Option Agreement shall contain a provision requiring the Holder to notify the Company in writing immediately after the Holder makes a disqualifying disposition of any Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of (a) two years after the Date of Grant of the Incentive Stock Option or (b) one year after the date the Holder acquired the Stock by exercising the Incentive Stock Option.
(e) Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Holder who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Related Entity, the Option Period shall not exceed five years from the Date of Grant of such Option and the Option Price shall be at least 110 percent of the Fair Market Value (on the Date of Grant) of the Stock subject to the Option.

(f) $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.
(g) Prohibition on Option Repricing. Subject to Section 13, without the prior approval of the Company's stockholders, the Company shall not, and the Committee shall not authorize the Company to, (i) amend any outstanding Option to reduce its Option Price or (ii) cancel any Option and replace it with the grant of any new Award with a higher intrinsic value. This prohibition on Option repricing shall not be construed to prohibit the adjustments for extraordinary changes in the Company's capital structure that are otherwise permitted under Section 13 of this Plan.
8.  Stock Appreciation Rights.  Any Option granted under the Plan may include SARs, either at the Date of Grant or, except in the case of an Incentive Stock Option, by subsequent amendment. The Committee also may award SARs independent of any Option. A SAR shall confer on the Holder thereof the right to receive in shares of Stock, cash or a combination thereof the value equal to the excess of the Fair Market Value of one share of Stock on the date of exercise over the exercise price for the SAR, with respect to every share of Stock for which the SAR is granted. An SAR shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, including, but not limited to, the following:
(a) Vesting.  SARs granted in connection with an Option shall become exercisable, be transferable and shall expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall become exercisable, be transferable and shall expire in accordance with a vesting schedule, transferability rules and expiration provisions as established by the Committee and reflected in an Award agreement.
(b) Automatic Exercise.  If on the last day of the Option Period (or in the case of a SAR independent of an Option, the period established by the Committee after which the SAR shall expire), the Fair Market Value of the Stock exceeds the Option Price (or in the case of an SAR granted independent of an Option, the Fair Market Value of the Stock on the Date of Grant), the Holder has not exercised the SAR or the corresponding Option, and neither the SAR nor the corresponding Option has expired, such SAR shall be deemed to have been exercised by the Holder on such last day and the Company shall make the appropriate payment therefor.
(c) Payment.  Upon the exercise of a SAR, the Company shall pay to the Holder an amount equal to the number of shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one share of Stock on the exercise date over the Option Price, in the case of an SAR granted in connection with an Option, or the Fair Market Value of one share of Stock on the Date of Grant, in the case of a SAR granted independent of an Option. The Company shall pay such excess in cash, in shares of Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Fractional shares shall be settled in cash.
(d) Method of Exercise.  A Holder may exercise a SAR after such time as the SAR vests by filing an irrevocable written notice with the Committee or its designee, specifying the number of SARs to be exercised, and the date on which such SARs were awarded.
(e) Expiration.  Each SAR shall cease to be exercisable, as to any share of Stock, when the Holder exercises the SAR or exercises a related Option, with respect to such share of Stock. Except as otherwise provided, in the case of SARs granted in connection with Options, a SAR shall expire on a date designated by the Committee which is not later than seven years after the Date of Grant of the SAR. In the case of SARs granted independent of Options, a SAR shall expire on a date designated by the Committee which is not later than ten years after the Date of Grant of the SAR.
(f) Prohibition on SAR Repricing.  Subject to Section 13, without the prior approval of the Company's stockholders, the Company shall not, and the Committee shall not authorize the Company to, (i) amend any outstanding SAR to reduce its exercise price or (ii) cancel any SAR and replace it with the grant of any new Award with a higher intrinsic value. This prohibition on SAR repricing shall not be construed to prohibit the adjustments for extraordinary changes in the Company's capital structure that are otherwise permitted under Section 13 of this Plan.
(g) Fair Market Value.  No SAR shall be granted with an exercise price that is less than the Fair Market Value of a share of Stock at the Date of Grant of the SAR.
9.  Performance Share Units.
(a) Award Grants.  The Committee is authorized to establish Performance Share Unit programs to be effective over designated Award Periods determined by the Committee. The Committee may grant Performance Share Units to Eligible Persons in accordance with such Performance Share Unit programs. At the beginning of each Award Period, the Committee will establish written Performance Goals based upon financial objectives for the Company for such Award Period and a schedule relating the accomplishment of the Performance Goals to the Awards to be earned by Participants. Performance Goals may include absolute or relative growth in earnings per share or rate of return on stockholders' equity or other measurement of corporate performance and may be determined on an individual basis or by categories of Participants. The Committee shall determine the number of Performance Share Units to be awarded, if any, to each Eligible Person who is selected to receive such an Award. The Committee may add new Participants to a Performance Share program after its commencement by making pro rata grants.
(b) Determination of Award.  At the completion of an Award Period, or at other times as specified by the Committee, the Committee shall calculate the number of shares of Stock earned with respect to each Participant's Performance Share Units by multiplying the number of Performance Share Units granted to the Participant by a performance factor representing the degree of attainment of the Performance Goals.
(c) Partial Awards.  A Participant for less than a full Award Period, whether by reason of commencement or termination of employment or otherwise, shall receive such portion of an Award, if any, for that Award Period as the Committee shall determine.
(d) Form of Payment.  Performance Share Units shall be payable in that number of shares of Stock determined in accordance with Section 9(b); provided, however, that, at its discretion, the Committee may make payment to any Participant in the form of cash upon the specific request of such Participant. The amount of any payment made in cash shall be based upon the Fair Market Value of the Stock on the day of payment. Payments of Performance Share Units shall be made as soon as practicable after the completion of an Award Period, but in no event later than two and one half months after the end of the calendar year in which the Award Period ends.
(e) Adjustment of Performance Goals.  The Committee may, during the Award Period, make such adjustments to Performance Goals as it may deem appropriate, to compensate for, or reflect, (i) extraordinary or non-recurring events experienced during an Award Period by the Company or by any Related Entity whose performance is relevant to the determination of whether Performance Goals have been attained; (ii) any significant changes that may have occurred during such Award Period in applicable accounting rules or principles or changes in the Company's method of accounting or in that of any Related Entity whose performance is relevant to the determination of whether an Award has been earned or (iii) any significant changes that may have occurred during such Award Period in tax laws or other laws or regulations that alter or affect the computation of the measures of Performance Goals used for the calculation of Awards; provided, however, that with respect to Performance Share Units intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments shall be made only to the extent that the Committee determines that such adjustments may be made without a loss of deductibility of the compensation includible with respect to such Award under Section 162(m) of the Code.
10.  Restricted Stock and Restricted Stock Units.
(a) Award of Restricted Stock and Restricted Stock Units.
(i) The Committee shall have the authority (A) to grant Restricted Stock and Restricted Stock Units, (B) to issue or transfer Restricted Stock to Eligible Persons, and (C) to establish terms, conditions and restrictions applicable to such Restricted Stock and Restricted Stock Units, including the Restricted Period, which may differ with respect to each grantee, the time or times at which Restricted Stock or Restricted Stock Units shall be granted or become vested and the number of shares or units to be covered by each grant.
(ii) The Holder of Restricted Stock shall execute and deliver to the Company an Award agreement with respect to the Restricted Stock setting forth the restrictions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held in escrow rather than delivered to the Holder pending the release of the applicable restrictions, the Holder additionally shall execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, and (B) the appropriate blank stock powers with respect to the Restricted Stock covered by such agreements. If a Holder shall fail to execute a Restricted Stock agreement and, if applicable, an escrow agreement and stock powers, the Award shall be null and void. Subject to the restrictions set forth in Section 10(b), the Holder shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Cash dividends and stock dividends with respect to the Restricted Stock shall be currently paid to the Holder.
(iii) Upon the Award of Restricted Stock, the Committee shall either (i) cause a stock certificate registered in the name of the Holder to be issued and, if it so determines, deposited together with the stock powers with an escrow agent designated by the Committee, or (ii) issue such Stock to be held in a restricted book entry account in the name of the Holder. If an escrow arrangement is used, the Committee shall cause the escrow agent to issue to the Holder a receipt evidencing any stock certificate held by it registered in the name of the Holder.
(iv) The terms and conditions of a grant of Restricted Stock Units shall be reflected in a written Award agreement. No shares of Stock shall be issued at the time a Restricted Stock Unit Award is made, and the Company will not be required to set aside a fund for the payment of any such Award.
(b) Restrictions.
(i) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award agreement: (A) if a stock certificate registered in the name of the Holder is issued and an escrow arrangement is used, the Holder shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award agreement; (C) the shares shall be subject to forfeiture to the extent provided in subparagraph (d) and the Award Agreement and, to the extent such shares are forfeited, the stock certificates, if any, shall be returned to the Company, and all rights of the Holder to such shares and as a stockholder shall terminate without further obligation on the part of the Company.
(ii) Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, to the extent provided in subparagraph (d) and the Award agreement, and to the extent such Awards are forfeited, all rights of the Holder to such Awards shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award agreement.
(c) Restricted Period.  The Restricted Period of Restricted Stock and Restricted Stock Units shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Stock and Restricted Stock Units indicated in a schedule established by the Committee and set forth in a written Award agreement. Notwithstanding the foregoing, the Committee shall have the authority to accelerate the end of the Restricted Period on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the Date of Grant such action is appropriate.
(d) Forfeiture Provisions.  Except to the extent determined by the Committee and reflected in the underlying Award agreement, in the event a Holder terminates their status as an Eligible Person during a Restricted Period for any reason, that portion of the Award with respect to which restrictions have not expired shall be completely forfeited to the Company.
(e) Delivery of Restricted Stock and Settlement of Restricted Stock Units.  Upon the expiration of the Restricted Period with respect to any shares of Stock covered by a Restricted Stock Award, the restrictions set forth in Section 10(b) and the Award agreement shall be of no further force or effect with respect to shares of Restricted Stock which have not then been forfeited. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Holder, or the Holder's beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Holder's account with respect to such Restricted Stock and the interest thereon, if any. If the shares of Stock are held in a restricted book entry account in the name of the Holder, upon such expiration, the Company shall remove the restrictions of such restricted book entry account for such shares of Restricted Stock which have not been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividend or stock dividends credited to the Holders' account with respect to such Restricted Stock and the interest thereon, if any.
As soon as administratively feasible, but in no event later than two and one half months after the end of the calendar year in which such occurs, upon the expiration of the Restricted Period with respect to any Restricted Stock Units the Company shall deliver to the Holder, or the Holder's beneficiary, without charge, one share of Stock for each Restricted Stock Unit which has not then been forfeited and with respect to which the Restricted Period has expired (“Vested Unit”); provided, however, that, if so noted in the applicable Award agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Stock in lieu of delivering only Stock for Vested Units. If cash payment is made in lieu of delivering Stock, the amount of such payment shall be equal to the Fair Market Value of the Stock as of the date on which the Restricted Period lapsed with respect to such Vested Unit.
(f) Stock Restrictions.  Each certificate representing Restricted Stock awarded under the Plan shall bear the following legend until the end of the Restricted Period with respect to such Stock:
“Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of a Restricted Stock Agreement, dated as of            between Wright Medical Group, Inc. and           . A copy of such Agreement is on file at the offices of the Company at 5677 Airline Road, Arlington, Tennessee 38002.”
Stop transfer orders shall be entered with the Company's transfer agent and registrar against the transfer of legended securities.
11.  Stock Bonus.  The Committee may issue unrestricted Stock to Eligible Persons, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. A Stock Bonus shall be granted as or in payment of a bonus, to provide incentives, or to recognize special achievements or contributions.
12.  General.
(a) Minimum Vesting Requirements. Except in the case of substitute Awards granted pursuant to Section 12(b), Awards granted under the Plan to an Eligible Person shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued services, or (ii) be granted solely in lieu of foregone cash compensation. Notwithstanding the foregoing, (i) the Committee may at its discretion permit and authorize acceleration of vesting of such Awards in the event of the Participant's death, Disability, or retirement, or the occurrence of a Change in Control, (ii) the Committee may grant Full Value Awards without the above-described minimum vesting requirements, or may permit and authorize acceleration of vesting of Full Value Awards otherwise subject to the above-described minimum vesting requirements, with respect to Awards covering 10% or fewer of the aggregate number of Shares of Common Stock authorized under the Plan, and (iii) this Section 12(a) shall not apply to Awards granted to Non-Employee Directors.
(b) Substitute Awards. The Committee is authorized to grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Related Entity as a result of a merger or consolidation of the former employing entity with the Company or a Related Entity or the acquisition by the Company or a Related Entity of property or stock of the former employing entity. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.
(c) Additional Provisions of an Award.  Awards may be subject to such other provisions (whether or not applicable to the benefit awarded to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Stock upon the exercise of Options, provisions for the forfeiture of or restrictions on resale or other disposition of shares of Stock acquired under any Award, provisions giving the Company the right to repurchase shares of Stock acquired under any Award in the event the Participant elects to dispose of such shares, and provisions to comply with Federal and state securities laws and Federal and state tax withholding requirements. Any such provisions shall be reflected in the applicable Award agreement.
(d) Privileges of Stock Ownership.  Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of stock ownership in respect of shares of Stock which are subject to Awards hereunder until such shares have been issued to that person. No cash dividends or stock dividends with respect to any Award subject to Performance Goals shall be granted or paid to the Holder until such shares have been issued to that person.
(e) Government and Other Regulations.  The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.
(f) Tax Withholding.  Notwithstanding any other provision of the Plan, the Company or any Related Entity, as appropriate, shall have the right to deduct from all Awards cash and/or Stock, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state or local taxes as required by law to be withheld with respect to such Awards and, in the case of Awards paid in Stock, the Holder or other person receiving such Stock may be required to pay prior to delivery of such Stock, the amount of any such taxes which are required to be withheld, if any, with respect to such Stock. Subject in particular cases to the disapproval of the Committee, shares of Stock of equivalent Fair Market Value in payment of such withholding tax obligations may be accepted if the Holder of the Award elects to make payment in such manner.
(g) Claim to Awards and Employment Rights.  No employee or other person shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Related Entity.
(h) Designation and Change of Beneficiary.  Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to an Award due under the Plan upon the Participant's death. A Participant may, from time to time, revoke or change the Participant's beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be the Participant's spouse, if the Participant is unmarried at the time of death, the Participant's estate.
(i) Payments to Persons other Than Participants.  If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person's affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person's estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to such person's spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(j) No Liability of Committee Members.  No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in such member's capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(k) Governing Law.  The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.
(l) Funding.  No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(m) Non-transferability.  A person's rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Holder's death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution; provided, however, the Committee may, in its sole discretion, allow for transfer of Awards other than Incentive Stock Options to other persons or entities. Notwithstanding the foregoing provision, in no event may an Award be transferred by a grantee for value.
(n) Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and any Related Entity and upon any other information furnished in connection with the Plan by any person or persons other than himself.
(o) Relationship to Other Benefits.  No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(p) Expenses.  The expenses of administering the Plan shall be borne by the Company.
(q) Pronouns.  Masculine pronouns and other words of masculine gender shall refer to both men and women.
(r) Titles and Headings.  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
13.  Changes in Capital Structure.  Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of shares of Stock subject to all Awards, and the maximum number of shares of Stock with respect to which any one person may be granted Options or SARs during any year, if applicable, shall be subject to equitable adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Awards (a) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (b) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustment or substitution, the aggregate number of shares of Stock available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. With respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without a loss of deductibility for such Awards under Section 162(m) of the Code. With respect to Awards of Stock rights intended to be excluded from the definition of “deferred compensation” under Code Section 409A, such adjustments or substitutions shall be made only to the extent that the adjustments or substitutions are made pursuant to Treas. Reg. § 1.409A-1(b)(5)(v)(D). The

Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
Notwithstanding the above, in the event of any of the following (the occurrence of any one of which is defined as a “Change in Control”) : (a) the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than stock or other equity interests of the surviving entity; (b) all or substantially all of the assets of the Company are acquired by another person; or (c) the reorganization or liquidation of the Company; then the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and pay to the Holders thereof, in cash, the value of such Awards based upon the price per share of Stock received or to be received by other shareholders of the Company in the event. The terms of this Section 13 may be varied by the Committee in any particular Award agreement.
14.  Non-exclusivity of the Plan.  Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
15.  Amendments and Termination.  The Board may at any time terminate the Plan. Subject to Sections 7(g), 8(f) and 13, with the express written consent of an individual Participant, the Board or the Committee may cancel or reduce or otherwise alter outstanding Awards if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board or the Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that any amendment of the Plan shall require the approval of the Company's stockholders to the extent that such approval is then required by the Plan, applicable law, the rules and regulations of the Securities and Exchange Commission, or the rules and regulations of any national securities exchange on which the Stock is then listed or any automated quotation system on which the Stock is then quoted.
16.  Effect of Section 162(m) of the Code.  The Plan, and all Options and Stock Appreciation Rights issued thereunder, are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The Committee may, without shareholder approval, amend the Plan retroactively and/or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company's Federal income tax deduction for compensation paid pursuant to the Plan. To the extent that the Committee determines as of the Date of Grant of an Award that the Award is intended to comply with Section 162(m) of the Code, such Award shall not be effective until any stockholder approval required under Section 162(m) of the Code to provide a full Federal income tax deduction has been obtained.
17.  Compliance with Section 409A.
(a) This Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Plan. Without limiting the foregoing, for purposes of Section 409A of the Code,
(i) each “payment” (as defined by Section 409A of the Code) made under this Plan or an Award shall be considered a “separate payment;”
(ii) payments shall be deemed exempt from the definition of deferred compensation under Section 409A of the Code to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the participant's “separation from service” (as defined for purposes of Section 409A of the Code) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference, and
(iii) if the Participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its Related Entities) as of the Participant's separation from service, to the extent any payment under the Plan or an Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code) and to the extent required by Section 409A of the Code, no payments due under the Plan or an Award may be made until the earlier of: (i) the first day of the seventh month following the Participant's separation from service, or (ii) the Participant's date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant's separation from service. To the extent that the payment terms for an Award are otherwise set forth in a written employment agreement or change in control agreement with a specified employee (or other Company plan applicable to the specified employee) and such payment terms otherwise meet the requirements of Section 409A of the Code and the application of such terms does not result in a violation of Section 409A of the Code, the foregoing payment terms shall be disregarded and the payment terms set forth in the applicable agreement or plan shall apply.

(b) If this Plan or any Award fails to meet the requirements of Section 409A of the Code, neither the Company nor any of its Related Entities shall have any liability for any tax, penalty or interest imposed on the Participant by Section 409A of the Code, and the Participant shall have no recourse against the Company or any of its Related Entities for payment of any such tax, penalty or interest imposed by Section 409A of the Code.
IN WITNESS WHEREOF, the undersigned has caused the Plan to be executed on behalf of the Company as of February 11, 2013.

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Robert J. Palmisano
Robert J. Palmisano
President and Chief Executive Officer

APPENDIX E

AMENDED AND RESTATED 2010 EXECUTIVE PERFORMANCE INCENTIVE PLAN

ARTICLE I.
GENERAL PROVISIONS
1.1.    Objectives of the Plan. The primary objectives of the Plan are to attract, retain, recognize, engage, motivate and reward Executives by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance.
1.2.    Definitions. The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)    “Award” shall mean a payment made under the Plan.
(b)    “Basis for Award Calculation” shall mean the base salary in effect at the end of the quarter or Performance Year, prorated to cover the period under consideration, plus any lump sum merit increases that may have been granted during the Performance Year, prorated to cover the period under consideration. All other compensatory incentives, premiums, bonuses or payments of any kind shall be excluded from the Basis for Award Calculation.
(c)    “Board” shall mean the Board of Directors of the Company.
(d)    “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.
(e)    “Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board which is composed solely of independent directors within the meaning of the listing standards set forth by the Nasdaq Capital Market and outside directors as defined under the Code and the regulations promulgated thereunder.
(f)    “Company” shall mean Wright Medical Group, Inc.
(g)    “Disability” shall mean the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced, as determined by the Committee based upon medical evidence acceptable to it.
(h)    “Executive” shall mean any person who is legally employed by the Company or its Related Entities and who has been designated an officer of the Company or its Related Entities by the board of directors of such entity.
(i)    “Fair Market Value” on a given date shall mean (i) if the Stock is listed on a national securities exchange, the closing price of a share of Stock reported as having occurred on the primary exchange with which the Stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted on an automated quotation system, the closing price of a share of Stock reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Stock is not listed on a national securities exchange nor quoted on an automated quotation system, the amount determined pursuant to one of the methods set forth in Treas. Reg. § 1.409A-1(b)(5)(iv)(B)(2), as elected by the Committee.
(j)    “Participant” shall mean a regular full-time or part-time Executive who is eligible to participate in the Plan as set forth in Article II.
(k)    “Performance Period” shall mean the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Performance Year.

(l)    “Performance Year” shall mean a calendar year, beginning on January 1 of each year.
(m)    “Plan” shall mean this 2010 Executive Performance Incentive Plan, as set forth herein and as may be amended and/or restated from time to time.

(n)    “Related Entity” shall mean, when referring to a subsidiary, any business entity (other than the Company) which is in an unbroken chain of entities ending with the Company, if stock or voting interests possessing 50% or more of the total combined voting power of all classes of stock or other ownership interests of each of the entities other than the Company is owned by one of the other entities in such chain and, when referring to a parent entity, the term “Related Entity” shall mean any entity in an unbroken chain of entities ending with the Company if each of the entities other than the Company owns stock or other ownership interests possessing 50% or more of the total combined voting power of all classes of stock (or other ownership interests) in one of the other entities in such chain.
(o)    “Stock” shall mean the common stock, par value $0.01 per share, of the Company.
ARTICLE II.
ADMINISTRATION, ELIGIBILITY AND PARTICIPATION
2.1.    General Administration. The Plan shall be administered and interpreted by the Committee. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Related Entity) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.
2.2.    Performance Objectives. The Committee shall establish the performance objectives for each Performance Year in accordance with Article III for such financial performance measures as the Committee determines and shall determine the Performance Periods (e.g., quarterly or full-year) for which performance goals shall be measured. The Committee, or its designee, shall communicate performance goals, financial performance measures, the relative weighting of each measure, and the performance minimum threshold, target bonus and maximum bonus to each Participant. Notwithstanding the foregoing, the weighting of measures of cash flow shall not be greater than the weighting of measures of net income.
2.3.    Eligibility. The Committee shall have the sole and absolute authority to designate actual Participants. At a minimum, a Participant shall be a regular full-time or part-time Executive who meets all of the following criteria:
(a)    Participant must be employed by the Company or a Related Entity for at least three (3) months during the Performance Year with a hire date on or prior to September 30 and must be an employee on December 31 of the Performance Year;
(b)    Participant must have met minimum job expectations and have performed satisfactorily, as determined by the Participant's manager/supervisor in conjunction with the Company's Human Resource Department; and
(c)    Participant must be employed in the United States, Canada or in a European country in the business unit designated by the Company as “EMEA.”
2.4.    Participation. Participation in one Performance Year does not constitute a right to continue or participate in succeeding Performance Years.
ARTICLE III.
SETTING, DETERMINATION AND CALCULATION OF AWARDS
3.1.    Setting of Performance Goals. Within ninety (90) days of the start of each Performance Year, but no case, later than the date which is 25% of the period being measured, the Committee shall establish performance goals for all applicable periods during the Performance Year. The performance goals shall be based upon performance measures such as sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, market share, earnings per share, cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure deemed appropriate by the Committee in its discretion.
3.2.    Determination of the Awards. The Committee may grant, terminate, decrease, reduce or eliminate Awards as it may determine during the Performance Year; provided, however, that the Committee shall not take action to terminate, decrease, reduce or eliminate Awards after the conclusion of the Performance Year to which the determination relates.

3.3.    Target Performance Bonus. The Committee shall determine a target performance bonus, stated as a percentage of base pay, for each Participant. The target performance bonus shall represent the Award that the Participant will receive if all performance goals for each performance measure are met or exceeded.
3.4.    Minimum Performance Thresholds. The Committee shall determine minimum performance thresholds for each of the performance measures. Partial payments of the target performance bonus shall only be paid if the minimum performance thresholds are achieved. A Participant shall not be paid for performance below the minimum performance threshold of any component of an Award. Further, if a Participant does not maintain an acceptable level of overall performance, the Participant may, at the sole discretion of the Committee, be suspended from the Plan.
3.5.    Maximum Performance Bonus. If the performance goals for a Performance Year are exceeded, the Committee may pay additional bonus in excess of the target performance bonus; provided however, that no Participant shall be paid an amount, in cash and/or Stock, that exceeds twice the target performance bonus unless otherwise determined by the Committee and in no event shall any payment, in cash and/or Stock, that to any individual under this Plan exceed $1,500,000 for any Performance Year.
3.6.    Basis for Award Calculation. Based on the terms of the Plan, the Committee shall determine in its sole discretion the Awards to be made. Awards shall be calculated based on the Participant's Basis for Award Calculation and shall be expressed as a percentage of the Participant's Basis for Award Calculation.
3.7.    Payout Matrices. Awards will be prorated for each component of the Plan between the minimum performance threshold and the target performance goal and between the target performance goal and the maximum performance bonus.
ARTICLE IV.
TIMING, CERTIFICATION, CALCULATION AND PAYMENT OF AWARDS
4.1.    Timing of Awards. Award payments under the Plan shall be paid as soon as practicable upon achievement of the performance goals and the Committee's certification to such achievement for any applicable Performance Period. In the event performance goals are not achieved for any quarterly Performance Period but due to full year financial results, which if allocated equally amongst the four quarters would result in the achievement of one or more quarterly performance goals, the payment of Awards for the entire Performance Year shall also include an additional payment equal to the amount of the quarterly Awards that are deemed achieved based on the equal allocation of the full year financial results. Payments based on quarterly financial results of the first, second or third quarterly Performance Periods each shall not exceed twenty percent (20%) of a Participant's target bonus for the entire Performance Year.
4.2.    Certification of Results. As soon as practicable, the Committee shall determine whether the performance goals of each Participant have been attained for any applicable Performance Period and shall certify to such attainment in writing. The Committee shall determine the amount, if any, to be awarded to each Participant for such Performance Period pursuant to the terms of this Plan.
4.3.    Grant of Awards. No Award shall be inconsistent with the terms of the Plan or fail to satisfy the requirements of applicable law. Each Award shall relate to a specific designated Performance Year.
4.4.    Payment. Except as otherwise provided for hereunder, payment of any Award determined under Article III shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance goals have been attained. Delivery of the approved Awards must occur on or prior to March 15 of the calendar year following the Performance Year for which Awards are to be made. All Awards hereunder shall generally be paid in cash; provided, however, that, a Participant may, in his or her sole discretion, elect, at such time as may be specified by the Committee for the making of such election, that such Participant's Award be paid in shares of Stock, in lieu of cash, or a combination of cash and shares of Stock. Any shares of Stock awarded to a Participant under this Plan will be granted from the Amended and Restated 2009 Equity Incentive Plan, as may be amended from time-to-time, or any subsequently adopted equity incentive plan of the Company. The number of shares shall be equal to (a) the amount of the Award, divided by (b) the Fair Market Value of a share of Stock as of the date of the Participant's election; provided that issuance of any shares of Stock in accordance with this Section 4.4 shall be contingent on the availability of shares of Stock under the Amended and Restated 2009 Equity Incentive Plan, as may be amended from time-to-time, or any subsequently adopted equity incentive plan of the Company.

ARTICLE V.
EMPLOYMENT STATUS CHANGES
5.1.    New Hires. All eligible Executives newly hired on or prior to September 30th of a Performance Year will have their Awards prorated for the period of participation in the Plan. Awards granted to such newly hired Executives shall not be based upon performance measures achieved under the Plan prior to the date of hire.
5.2.    Transfer. Executives who transfer within the Company or its Related Entities to or from another incentive plan or business unit performance measures during the Performance Year will be eligible for an Award under the Plan on a prorated basis, provided that all eligibility requirements are met. Awards granted to such transferred Executives shall not be based upon performance measures achieved under the Plan prior to the date of transfer.
5.3.    Prorated Award. Provided that the performance measures are achieved, an Award will be prorated, and paid, if a Participant meets all other eligibility requirements during the Performance Year but is not a regular, active Executive on December 31 of the Performance Year due to one of the following reasons:
(a)    Participant leaves his or her position due to a Disability; or
(b)    Participant dies during a Performance Year (the prorated Award, if any, will be paid to the Participant's estate); or
(c)    Participant takes a military leave during the Performance Year.
5.4.    Termination of Employment. Unless otherwise determined by the Committee, a Participant shall not be entitled to any payment hereunder with respect to a Performance Year in the event of the termination of the Participant's employment with the Company and its Related Entities for any reason prior to the last day of the applicable quarter or Performance Year.
ARTICLE VI.
MISCELLANEOUS MATTERS
6.1.    Term of the Plan. The Plan became effective on March 20, 2010, the date on which it was adopted by the Compensation Committee. The Plan was amended and restated effective as of January 1, 2013; provided, however, that no award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be payable upon the amended terms set forth herein prior to the approval of the Plan's material terms by the Company's stockholders. The Plan shall expire on May 14, 2018.
6.2.    Amendment. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect any then existing rights of any Participant in any respect of any Performance Year that has already begun.
6.3.    Claim to Awards and Employment Rights. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Related Entity. There is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).
6.4.    No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

6.5.    No Limitation on Corporate Actions. Nothing in this Plan shall be construed to prevent the Company or any of its Related Entities from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have any adverse effect on any Awards made under the Plan. No employee or other person shall have any claim against the Company or any Related Entity as a result of any such action.
6.6.    Non-transferability. A Participant's rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Participant's death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution.
6.7.    Tax Withholding. Notwithstanding any other provision of the Plan, the Company or any Related Entity, as appropriate, shall have the right to deduct from all Awards of cash and/or Stock, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state or local taxes as required by law to be withheld with respect to such Awards and, in the case of Awards paid in Stock, the Participant or other person receiving such Stock may be required to pay prior to delivery of such Stock, the amount of any such taxes which are required to be withheld, if any, with respect to such Stock. Subject to the disapproval of the Committee in particular cases, shares of Stock of equivalent Fair Market Value in payment of such withholding tax obligations may be accepted if the Participant of the Award elects to make payment in such manner.
6.8.    Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
6.9.    Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.
6.10.    Other Compensation Plans. The Plan shall not affect any other compensation plan in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of compensation for Executives of the Company.
6.11.    Effect of Section 162(m) of the Code. Upon approval of the Plan by the Stockholders of the Company, the Plan and all Awards issued hereunder, are intended to be performance-based compensation exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The Committee may, without stockholder approval, amend the Plan retroactively and/or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company's Federal income tax deduction for compensation paid pursuant to the Plan. To the extent that the Committee determines as of the payout date of an Award that the Award is intended to comply with Section 162(m) of the Code, such Award shall not be effective until any stockholder approval required under Section 162(m) of the Code to provide a full Federal income tax deduction has been obtained.
6.12.    Compliance with Section 409A. This Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Plan.
IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed on behalf of the Company as of January 1, 2013.

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Robert J. Palmisano
Robert J. Palmisano
President and Chief Executive Officer

Preliminary Draft

WRIGHT MEDICAL GROUP, INC.
5677 AIRLINE ROAD
ARLINGTON, TN 38002

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M55700-P34334

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WRIGHT MEDICAL GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
2. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gary D. Blackford
02) Martin J. Emerson
03) Lawrence W. Hamilton
04) Ronald K. Labrum
05) John L. Miclot
06) Robert J. Palmisano
07) Amy S. Paul
08) Robert J. Quillinan
09) David D. Stevens

The Board of Directors recommends you vote FOR the following proposals.

THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED'S INSTRUCTIONS SET FORTH HEREIN. IF NO INSTRUCTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7 AND 8.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Preliminary Draft

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M55701-P34334

WRIGHT MEDICAL GROUP, INC.
2013 Annual Meeting of Stockholders
May 14, 2013
This proxy is solicited on behalf of our Board of Directors

The 2013 Annual Meeting of Stockholders of Wright Medical Group, Inc. (the Company) will be held at The Westin Memphis Beale Street, 170 Lt. George W. Lee Avenue, Memphis, TN 38103, on May 14, 2013, beginning at 8:00 a.m. (Central Time). The undersigned hereby acknowledges receipt of the combined Notice of 2013 Annual Meeting of Stockholders and Proxy Statement dated April [•] 2013, accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting.

The undersigned hereby appoints Robert J. Palmisano, Lance A. Berry, James A. Lightman and Thomas L. McAllister and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned's proxy, all the shares of common stock of the Company owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any postponement or adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any postponement or adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof.

Continued and to be signed on reverse side